AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996
                                                    Registration Number 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                       INTEGRATED HEALTH SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                            8051                               23-2428312
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer Identification No.)
 incorporation or organization)       Classification Code Number)


                           10065 Red Run Boulevard
                         Owings Mills, Maryland 21117
                                (410) 998-8400
    (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                            Marshall A. Elkins, Esq.
                            Executive Vice President
                               and General Counsel
                        Integrated Health Services, Inc.
                             10065 Red Run Boulevard
                          Owings Mills, Maryland 21117
                                 (410) 998-8400
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

    Carl E. Kaplan, Esq.                        Leslie A. Glew, Esq.
 Fulbright & Jaworski L.L.P.                     Vice President and
     666 Fifth Avenue`                       Associate General Counsel
 New York, New York 10103                 Integrated Health Services, Inc.
      (212) 318-3000                        10065 Red Run Boulevard Owings
                                                 Mills, Maryland 21117
                                                     (410) 998-8400

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                       CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------


                                        Proposed maximum         Amount of
  Title of each class of                    aggregate           registration
securities to be registered               offering price             fee

10 1/4 % Senior Subordinated Notes
  due 2006, Series A ...................  $150,000,000             $51,724.14

- --------------------------------------------------------------------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                       INTEGRATED HEALTH SERVICES, INC.
                            CROSS-REFERENCE SHEET
         (PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K)

                      FORM S-4 ITEM AND CAPTION                       LOCATION OR PROSPECTUS CAPTION
         -------------------------------------------------- -------------------------------------------------
 1       Forepart of Registration  Statement and Out-
         side Front Cover Page of Prospectus                Outside Front Cover Page

 2       Inside Front and Outside Back Cover Pages of
         Prospectus                                         Inside Front Cover Page

 3       Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information                              Prospectus Summary; Risk Factors

 4       Terms of the Transaction                           Prospectus Summary; The Exchange Offer; Certain
                                                            Federal Income Tax Consequences; Description of
                                                            New Notes

 5       Pro Forma Financial Information                    Pro Forma Financial Information

 6       Material Contacts with the Company Being Acquired  Not Applicable

 7       Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters      Not Applicable

 8       Interests of Named Experts and Counsel             Legal Matters; Experts

 9       Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities     Not Applicable

10       Information with Respect to S-3 Registrants        Incorporation of Certain Information by
                                                            Reference

11       Incorporation of Certain Information by Reference  Incorporation of Certain Information by
                                                            Reference
12       Information with Respect to S-2 or S-3
         Registrants                                        Not Applicable

13       Incorporation of Certain Information by Reference  Not Applicable

14       Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants                        Not Applicable

15       Information with Respect to S-3 Companies          Not Applicable

16       Information with Respect to S-2 or S-3 Companies   Not Applicable

17       Information with Respect to Companies Other Than
         S-3 or S-2 Companies                               Not Applicable

18       Information if Proxies, Consents or
         Authorizations are to be Solicited                 Not Applicable

19       Information if Proxies, Consents or
         Authorizations are not to be Solicited or in
         an Exchange Offer                                  The Exchange Offer

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1996

PROSPECTUS

                        INTEGRATED HEALTH SERVICES, INC.
                                OFFER TO EXCHANGE
                                 ALL OUTSTANDING
                   10 1/4 % SENIOR SUBORDINATED NOTES DUE 2006
                   ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                       FOR
            10 1/4 % SENIOR SUBORDINATED NOTES DUE 2006, SERIES A
                         ($150,000,000 PRINCIPAL AMOUNT)
                          ----------------------------
   The Exchange Offer will expire at 5:00 p.m., New York City time, on ______, 1996, unless extended.
                          ----------------------------
   Integrated Health Services, Inc., a Delaware corporation ("IHS" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of its 10 1/4 % Senior Subordinated Notes due 2006, Series A (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its outstanding 10 1/4 % Senior Subordinated Notes due 2006 (the "Old Notes"), in integral multiples of $1,000. The New Notes will be substantially identical (including principal amount, interest rate and maturity) to the Old Notes for which they may be exchanged pursuant to this offer, except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under a Registration Rights Agreement dated as of May 23, 1996 (the "Registration Rights Agreement"), between the Company and Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Citicorp Securities, Inc. (the "Initial Purchasers"). The Old Notes have been, and the New Notes will be, issued under an Indenture dated as of May 15, 1996 (the "Indenture") between the Company and Signet Trust Company, as Trustee. The New Notes and the Old Notes are together referred to herein as the "10 1/4 Notes." See "The Exchange Offer" and "Description of New Notes." There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.

   The New Notes will be unsecured obligations of the Company, will be subordinated to all present and future Senior Indebtedness and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The New Notes will rank pari passu with the Old Notes and the Company's 9 5/8 % Senior Subordinated Notes due 2002, Series A and the Company's 10 3/4 % Senior Subordinated Notes due 2004, and will be senior to the Company's 6% Convertible Subordinated Debentures due 2003 and the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001. The Indenture under which the New Notes are to be issued will not restrict the incurrence of any other indebtedness by the Company or its subsidiaries under certain circumstances. At June 30, 1996, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries (excluding intercompany indebtedness) to which the 10 1/4 % Notes are effectively subordinated was approximately $435.0 million. At June 30, 1996, $215.0 million of indebtedness ranks pari passu with the New Notes. See "Description of the New Notes."

   The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on ________, 1996, unless extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Signet Trust Company is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. Since the Registration Statement of which this Prospectus is a part became effective prior to 60 days after the Filing Date (as defined herein), if the Exchange Offer is consummated holders of the Old Notes, whether or not tendered, will not be entitled to the contingent increases in the interest rates provided for in the Old Notes.

   See "Risk Factors", which begins on page 14 of this Prospectus, for a discussion of certain factors to be considered by holders who tender Old Notes in the Exchange Offer.
                         -------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                        (cover page text continued on next page)

                   The date of this Prospectus is ______, 1996

(cover page continued)

   The Old Notes were sold by the Company on May 29, 1996 to the Initial Purchasers in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and institutional accredited investors in reliance upon Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

   The New Notes will bear interest at a rate equal to 10 1/4 % per annum and on the same terms as the Old Notes from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from May 29, 1996, the date of issuance of the Old Notes that are tendered in exchange for the New Notes to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on October 30, 1996. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest on the New Notes will be payable semiannually on April 30 and October 30 of each year commencing on the first such date following the Expiration Date.

   Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder (other than broker-dealers, as set forth below) who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met.

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes constitute a new issue of securities with no established trading market. The Company intends to apply to list the New Notes on the New York Stock Exchange. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the New Notes. See "Risk Factors -- Absence of Public Market for the New Notes."

   Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of Old Notes."

   The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of Global Securities (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who will receive New Notes in certificated form. Beneficial interests in the Global Securities representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Securities, New Notes in certificated form will be issued in exchange for the Global Securities on the terms set forth in the Indenture. See "Description of New Notes--Book-Entry, Delivery and Form."

                           -------------------------
   No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the New Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                            -------------------------
                              TABLE OF CONTENTS

                                                   PAGE
                                                  ------
Available Information ..........................    4
Incorporation of Certain Documents by Reference     4
Prospectus Summary .............................    6
The Company ....................................   14
Risk Factors ...................................   14
Recent Developments.............................   20
The Exchange Offer .............................   25
Certain Federal Income Tax Consequences  .......   35
Use of Proceeds ................................   35
Capitalization .................................   36
Selected Historical Consolidated Financial Data    37
Pro Forma Financial Information.................   41
Business .......................................   46
Description of the New Notes ...................   60
Description of Certain Indebtedness ............   80
Plan of Distribution ...........................   82
Legal Matters ..................................   83
Experts ........................................   83
Index to Consolidated Financial Statements .....  F-1

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of the Company and other registrants that file electronically with the Commission.

   The Company is obligated under the Indenture to remain subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and to continue to file with the Commission such information, documents and other reports which are specified in such sections of the Exchange Act. The Company is obligated to file with the Trustee and cause to be provided to the holders of the 10 1/4 % Notes copies of such annual reports and of the information, documents and other reports which the Company is required to file with the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents are hereby incorporated by reference herein:

   (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed April 3, 1996;

   (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

   (iii) The Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 1996;

   (iv) The Company's Current Report on Form 8-K dated May 24, 1996 reporting the Company's agreement to sell to the Initial Purchasers $150,000,000 principal amount of the Old Notes; and

   (v) The Company's Current Report on Form 8-K dated July 30, 1996, reporting the sale of the Company's Pharmacy Division.

   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the 91st day following the Expiration Date shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Integrated Health Services, Inc., 10065 Red Run Boulevard, Owings Mills, Maryland 21117, Attention: Marc B. Levin, Executive Vice President-Investor Relations (telephone number: (410) 998-8400). In order to ensure timely delivery of the documents, any requests should be made by ________, 1996. The Company undertakes to provide without charge to each person to whom a copy of this
Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the address set forth above.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein.

                                 THE COMPANY

   Integrated Health Services, Inc. ("IHS" or the "Company") is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. Post-acute care services include subacute care, outpatient and home care, inpatient and outpatient rehabilitation and hospice services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. IHS' post-acute care network currently consists of over 600 service locations in 40 states.

   The Company's post-acute care strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care strategy, the Company has focused on (i) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; (ii) developing subacute care units; (iii) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; and (iv) forming strategic alliances with health maintenance organizations, hospital groups and physicians.

   In implementing its post-acute healthcare strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in February 1996 entered into an agreement to acquire First American Health Care of Georgia, Inc. ("First American"), a provider of home health services in 21 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. First American had over nine million visits to the home in 1995. See "Recent Developments."

   The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals.
Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

   The Company presently operates 195 geriatric care facilities (125 owned or leased and 70 managed) and 145 MSUs located within 79 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare and similar services to third-parties, constituted approximately 57%, 65%, 65% and 67% of net revenues during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, the Company derived approximately 44%, 45%, 42% and 43%, respectively, of its patient revenues from private pay sources.

                              THE NOTE OFFERING


The Old Notes               The Old Notes  were sold by the  Company  on May 29,
                            1996,  to Smith  Barney  Inc.,  Donaldson,  Lufkin &
                            Jenrette   Securities   Corporation   and   Citicorp
                            Securities, Inc. (the "Initial Purchasers") pursuant
                            to a  Purchase  Agreement  dated  May 23,  1996 (the
                            "Purchase   Agreement").   The  Initial   Purchasers
                            subsequently  resold  the  Old  Notes  to  qualified
                            institutional buyers pursuant to Rule 144A under the
                            Securities  Act  and  to  institutional   accredited
                            investors in reliance upon Section 4(2) of the Securities Act.

Registration Rights
  Agreement                 Pursuant to the Purchase Agreement,  the Company and
                            the Initial  Purchasers  entered into a Registration
                            Rights Agreement dated May 23, 1996, which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which will terminate upon the consummation of the Exchange Offer.

                              THE EXCHANGE OFFER

Securities Offered          $150,000,000  aggregate principal amount of 10 1/4 %
                            Senior Subordinated Notes due 2006, Series A.

The Exchange Offer          $1,000 principal amount of the New Notes in exchange
                            for each $1,000 principal amount of Old Notes. As of the date hereof, $150,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders (who have properly tendered and not withdrawn their Old Notes) as promptly as practicable after the Expiration
                            Date.

                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                            Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commis-
                            sion enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date             5:00 p.m., New York City time, on ___________, 1996,
                            unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the New
 Notes and Old Notes        The New Notes will bear  interest from their date of
                            issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from May 29, 1996, the date of issuance of the Old Notes to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New
                            Notes on October 30, 1996.  Accordingly,  holders of
                            Old Notes that are accepted for exchange will not receive interest on the Old Notes that is accrued but unpaid at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions to the
  Exchange Offer            The Exchange  Offer is subject to certain  customary
                            conditions,  which may be waived by the  Company  in
                            its   sole    discretion.    See    "The    Exchange
                            Offer--Conditions."   The  Exchange   Offer  is  not
                            conditioned upon any minimum principal amount of Old
                            Notes being tendered.

Procedures for Tendering
  Old Notes                 Each  holder of Old  Notes  wishing  to  accept  the
                            Exchange  Offer  must  complete,  sign  and date the
                            accompanying  Letter of Transmittal,  or a facsimile
                            thereof,   in  accordance   with  the   instructions
                            contained herein and therein,  and mail or otherwise
                            deliver   such  Letter  of   Transmittal,   or  such
                            facsimile, together with the Old Notes and any other
                            required documentation, to the Exchange Agent at the
                            address  set forth  herein  prior to 5:00 p.m.,  New
                            York City time, on the Expiration Date. By executing
                            the  Letter  of   Transmittal,   each   holder  will
                            represent to the Company that, among other things, the holder or the person receiving such New Notes, whether or not such person is the holder, is acquiring the New Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405. In lieu of physical delivery of the certificates representing
                            Old Notes, tendering holders may transfer Old Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--Procedures for Tendering Old Notes" and "--Guaranteed Delivery
                            Procedures."

Special Procedures for
   Beneficial Owners        Any beneficial  owner whose Old Notes are registered
                            in the name of a broker,  dealer,  commercial  bank,
                            trust  company  or other  nominee  and who wishes to
                            tender  should   contact  such   registered   holder
                            promptly  and  instruct  such  registered  holder to
                            tender on such beneficial  owner's  behalf.  If such
                            beneficial  owner  wishes to tender on such  owner's
                            own behalf, such owner must, prior to
                            completing  and executing the Letter of  Transmittal
                            and   delivering   its  Old   Notes,   either   make
                            appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The
                            Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
 Procedures                 Holders  of Old Notes  who wish to tender  their Old
                            Notes  and  whose  Old  Notes  are  not  immediately
                            available or who cannot deliver their Old Notes, the
                            Letter  of  Transmittal   or  any  other   documents
                            required  by  the  Letter  of   Transmittal  to  the
                            Exchange  Agent (or comply with the  procedures  for
                            book-entry  transfer)  prior to the Expiration  Date
                            must  tender  their  Old  Notes   according  to  the
                            guaranteed  delivery  procedures  set  forth in "The
                            Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights           Tenders may be  withdrawn  at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The
                            Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes
 and Delivery of New Notes  Subject to the terms and  conditions of the Exchange
                            Offer, including the reservation of certain rights by the Company, the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to such terms and conditions, the New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.
                            See "The Exchange Offer--Terms of the Exchange Offer" and "--Conditions."

Federal Income Tax
  Consequences              The exchange  pursuant to the Exchange  Offer should
                            not  be a  taxable  event  for  Federal  income  tax
                            purposes.    See   "Certain   Federal   Income   Tax
                            Consequences."

Effect on Holders of
  Old Notes                 As a result of the  making of this  Exchange  Offer,
                            the  Company   will  have   fulfilled   one  of  its
                            obligations under the Registration  Rights Agreement
                            and holders of Old Notes who do not tender their Old
                            Notes will not have any further  registration rights
                            under   the   Registration   Rights   Agreement   or
                            otherwise.  Such holders  will  continue to hold the
                            untendered Old Notes and will be entitled to all the
                            rights and subject to all the limitations applicable
                            thereto  under the  Indenture,  except to the extent
                            such  rights  or   limitations,   by  their   terms,
                            terminate or cease to have further  effectiveness as
                            a result of the Exchange  Offer.  All untendered Old
                            Notes  will   continue  to  be  subject  to  certain
                            restrictions  on transfer.  Accordingly,  if any Old
                            Notes are  tendered  and  accepted  in the  Exchange
                            Offer,  the trading  market for the  untendered  Old
                            Notes could be adversely affected.

Exchange Agent              Signet  Trust   Company,   the  trustee   under  the
                            Indenture,   is  serving  as  Exchange   Agent  (the
                            "Exchange  Agent") in  connection  with the Exchange
                            Offer.

                        SUMMARY OF TERMS OF THE NEW NOTES

   The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the New Notes."

Securities Offered          $150,000,000  principal  amount  of 10 1/4 %  Senior
                            Subordinated Notes due 2006, Series A.

Maturity Date               April 30, 2006.

Interest Payment Dates      April 30 and  October  30,  commencing  October  30,
                            1996.

Subordination               The New Notes are senior subordinated obligations of
                            the Company,  and, as such, are  subordinated to all
                            existing  and  future  Senior  Indebtedness  of  the
                            Company, which will include indebtedness pursuant to
                            the Company's bank credit facility,  rank pari passu
                            with the Old  Notes,  the  Company's  9 5/8 % Senior
                            Subordinated  Notes  due  2002,  Series  A  and  the
                            Company's  10 3/4 % Senior  Subordinated  Notes  due
                            2004, and are senior to the Company's 6% Convertible
                            Subordinated Debentures due 2003 and the Company's 5
                            3/4 % Convertible Senior Subordinated Debentures due
                            2001.   The  New  Notes  will  also  be  effectively
                            subordinated to all existing and future  liabilities
                            of the Company's subsidiaries.  As of June 30, 1996,
                            the  aggregate  amount  of Senior  Indebtedness  and
                            Indebtedness    of   the   Company's    subsidiaries
                            (excluding intercompany indebtedness) that would have effectively ranked senior to the New Notes was approximately $435.0 million.

Optional Redemption         The New  Notes are  redeemable  for cash at any time
                            after April 30, 2001, at the Company's option, in whole or in part, initially at a redemption price equal to 105.125% of principal amount, declining to 100% of principal amount on April 30, 2004, plus accrued interest thereon to the date fixed for redemption.

 Change in Control          In the event of a Change in Control,  each holder of
                            New Notes may require the Company to repurchase such
                            holder's New Notes,  in whole or in part, at 101% of
                            the principal amount thereof,  plus accrued interest
                            to the repurchase  date.  There is no assurance that
                            the Company will be able to repurchase the New Notes
                            upon the  occurrence  of a Change  in  Control.  The
                            Company's   ability  to  repurchase  the  New  Notes
                            following a Change in Control will be dependent upon
                            the  Company  having  sufficient  cash,  and  may be
                            limited  by  the  terms  of  the  Company's   Senior
                            Indebtedness or the subordination  provisions of the
                            Indenture.  The term Change in Control is limited to
                            certain specified  transactions and,  depending upon
                            the  circumstances,  may not include  other  events,
                            such    as    highly     leveraged     transactions,
                            reorganizations,  restructurings, mergers or similar
                            transactions,   that  might  adversely   affect  the
                            financial condition of the Company or result in a downgrade in the credit rating of the New Notes.

Restrictive Covenants       The  Indenture  under  which the Old Notes have been
                            issued  and the New Notes  will be  issued  contains
                            certain  covenants,  including,  but not limited to,
                            covenants with respect to the following matters: (i)
                            limitations   on  additional   indebtedness   unless
                            certain coverage ratios are met; (ii) limitations on
                            other subordinated debt; (iii) limitations on liens;
                            (iv)  limitations on the issuance of preferred stock
                            by the Company's  subsidiaries;  (v)  limitations on
                            transactions  with  affiliates;  (vi) limitations on
                            restricted   payments;   (vii)  application  of  the
                            proceeds of certain asset sales;  (viii) limitations
                            on  restrictions  on  subsidiary   dividends;   (ix)
                            restrictions  on  mergers,  consolidations  and  the
                            transfer of all or  substantially  all of the assets
                            of  the   Company   to  another   person;   and  (x)
                            limitations on investments and loans.

Use of Proceeds             There will be no cash  proceeds to the Company  from
                            the Exchange Offer. See "Use of Proceeds."

Listing The Company intends to apply for listing of the New Notes on the New York Stock Exchange.

                     SUMMARY CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)


                                                                   YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------------------------------------
                                                                                                             PRO FORMA
                                                                                                PRO FORMA   AS ADJUSTED
                                       1991        1992       1993       1994        1995        1995 (1)     1995 (2)
                                       ----        ----       ----       ----        ----        --------     --------
Statement of Operations Data(3)(4):
 Net revenues......................  $143,715   $202,096   $296,304   $712,102   $1,178,888   $1,089,053   $1,089,053
 Operating income before fixed
  charges(5).......................    31,996     44,546     66,536    146,930      234,321      219,853      219,853
 Depreciation and amortization(6)..     3,307      4,334      8,126     26,367       39,961       36,866       37,329
 Interest, net(7)(8)...............     4,126      1,493      5,705     20,602       38,977       29,558       43,757
 Loss from impairment of long-lived
  assets(9)........................           --         --         --         --   109,106      103,980      103,980
 Other non-recurring charges(10)...           --         --         --         --    23,854       23,854       23,854
 Earnings (loss)(11):
  Before income taxes and
   extraordinary items.............     7,985     19,174     30,790     58,979      (42,259)     (35,430)     (50,092)
  Before extraordinary items ......  $  5,925   $ 11,888   $ 18,782   $ 36,862   $  (25,989)  $  (21,789)  $  (30,806)
                                     ========== ========== ========== ========== ============ ============ ============
Other Financial Data:
 EBITDA(12)........................  $ 15,418   $ 25,001   $ 44,621   $105,948   $  169,639   $  158,828   $  158,828
 Ratio of EBITDA to interest,
  net(12)..........................      3.7x      16.7x       7.8x       5.1x         4.4x         5.4x         3.6x
 Ratio of earnings to fixed charges
  (13) ............................      1.6x       2.8x       2.6x       2.4x         0.3x         0.3x         0.2x
 Capital expenditures:
  Acquisitions(14).................  $    589   $ 13,898   $209,214   $152,791   $   96,671
  Other(15) .......................     7,668     27,124     59,959     91,354      131,080
Other Operating Data:
 MSU Beds(16)......................       313        624      1,206      2,304        3,172
 MSU Occupancy.....................      52.4%      60.1%      69.4%      71.4%        72.0%
 Speciality Medical Services
  Revenues(17).....................      34.7%      43.6%      54.7%      56.8%        65.4%



                     SUMMARY CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)


                                                   SIX MONTHS ENDED JUNE 30,
                                        ------------------------------------------------
                                                                             PRO FORMA
                                                                PRO FORMA   AS ADJUSTED
                                            1995       1996      1996 (1)     1996 (2)
                                            ----       ----      --------     --------
Statement of Operations Data(3)(4):
 Net revenues..........................  $561,016   $663,053   $607,256    $607,256
 Operating income before fixed
  charges(5)...........................   112,732    130,762    119,644     119,644
 Depreciation and amortization(6)......    18,642     18,604     16,569      16,762
 Interest, net(7)(8)...................    15,915     30,102     25,701      27,879
 Earnings(11):
  Before income taxes and extraordinary
   items...............................    46,285     47,281     44,610      42,239
  Before extraordinary items ..........  $ 28,465   $ 29,078   $ 27,435    $ 25,977
                                         ========== ========== =========== =============
Other Financial Data:
 EBITDA(12)............................  $ 80,842   $ 95,987   $ 86,880    $ 86,880
 Ratio of EBITDA to interest, net(12)..      5.1x       3.2x       3.4x        3.1x
 Ratio of earnings to fixed charges
  (13) ................................      2.5x       2.0x       2.1x        1.9x
 Capital expenditures:
  Acquisitions(14).....................  $ 39,455   $ 18,159
  Other(15) ...........................    47,943     66,643
Other Operating Data:
 MSU Beds(16)..........................     2,917      3,374
 MSU Occupancy.........................      71.8%      76.8%
 Speciality Medical Services
  Revenues(17).........................      65.0%      67.3%


                                                  JUNE 30, 1996
                                             -------------------------
                                               ACTUAL   PRO FORMA(18)
                                            ----------- -------------
Balance Sheet Data:
 Cash and temporary investments...........  $   46,689  $   45,811
 Working capital..........................     187,619     168,958
 Total assets.............................   1,620,381   1,509,114
 Long-term debt, including current
  portions ...............................     908,746     782,658
 Stockholders' equity.....................     491,424     513,697

- --------------
(1) The pro forma statement of operations data is presented as if the Company's sale of its Pharmacy Division and an interest in its assisted living operations had occurred on the first day of the period. On July 30, 1996 the Company sold its Pharmacy Division to Capstone Pharmacy Services, Inc. ("Capstone") for $125 million in cash and shares of Capstone common stock having a value of $25 million pursuant to a definitive agreement dated June 20, 1996 (the "Pharmacy Sale"). On June 13, 1996, Integrated Living Communities, Inc. ("ILC"), a wholly-owned subsidiary of IHS which provides assisted living and related services to the private pay elderly market, filed a registration statement relating to a proposed intial public offering of ILC common stock. It is currently anticipated that IHS will sell 2,694,900 shares of ILC common stock in the offering, for which it will receive aggregate net proceeds of approximately $35.1 million (assuming an initial public offering price of $14.00 per share (the midpoint of the estimated offering price range) and after deducting estimated underwriting discounts) (the "Proposed ILC Offering"). Following the offering, it is anticipated that IHS will continue to own 1,203,000 shares of ILC common stock representing 19.0% of the outstanding ILC common stock (16.9% if the underwriters' over-allotment option, which is being provided by ILC, is exercised in full). There can be no assurance that the Proposed ILC Offering will be consummated on these terms, on different terms or at all. See "Recent Developments."

(2)   Adjusted to reflect  (i) the  transactions  reflected  in note 1 above and
      (ii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" as if the sale of Old Notes and application of net proceeds therefrom had occurred on January 1, 1995. Does not reflect the pro forma effect of the proposed acquisition of First American. See "Recent Developments."

(3) The Company has grown substantially through acquisitions and the opening of MSUs, which acquisitions and MSU openings materially affect the comparability of the financial data reflected herein.

(4) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(n) of Notes to Consoldiated Financial Statements.

(5)   Represents  income  from  operations  (excluding  equity  in  earnings  of
      affiliates)   before  deducting   depreciation  and  amortization,   rent,
      interest, non-recurring charges and income taxes.

(6) Includes amortization of deferred financing costs of $546,000, $178,000, $306,000, $621,000, $645,000, $645,000, $1,108,000, $210,000, $640,000,
      $640,000,  and $833,000 for the years ended December 31, 1991, 1992, 1993,
      1994 and 1995, pro forma for the year ended December 31, 1995, pro forma as adjusted for the year ended December 31, 1995, for the six months ended June 30, 1995 and 1996, pro forma for the six months ended June 30, 1996 and pro forma as adjusted for the six months ended June 30, 1996, respectively.

(7)   Net of interest income of $1,438,000,  $1,300,000, $2,669,000, $1,121,000,
      $1,876,000,  $1,876,000, $1,876,000, $835,000, $1,045,000, $1,045,000, and
      $1,045,000 for the years ended  December 31, 1991,  1992,  1993,  1994 and
      1995, pro forma for the year ended December 31, 1995, pro forma as adjusted for the year ended December 31, 1995, for the six months ended June 30, 1995 and 1996, pro forma for the six months ended June 30, 1996 and pro forma as adjusted for the six months ended June 30, 1996, respectively. The Company's average outstanding balance under its bank credit facility during 1995 was $141,833,000; as a result, interest, net as adjusted for the year ended December 31, 1995 does not reflect interest income on the $129,630,000 of net proceeds from the sale of the Old Notes, the Pharmacy Sale and the Proposed ILC Offering remaining after payment of the amounts outstanding under the bank credit facility. See "Use of Proceeds."

(8) Interest, net does not include capitalized interest of $535,000, $860,000, $1,402,000, $3,030,000, $5,155,000, $5,155,000, $5,155,000, $2,193,000,
      $1,902,000,  $1,902,000,  and  $1,902,000 for the years ended December 31,
      1991, 1992, 1993, 1994 and 1995, pro forma for the year ended December 31, 1995, pro forma as adjusted for the year ended December 31, 1995, for the six months ended June 30, 1995 and 1996, pro forma for the six months ended June 30, 1996 and pro forma as adjusted for the six months ended June 30, 1996, respectively.

(9) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $109,106,000. See "Selected Historical Consolidated Financial Data" and Notes 1(j) and 17 of Notes to Consolidated Financial Statements.

(10) In the fourth quarter of 1995, the Company terminated a contract to manage 23 facilities and, as a result, incurred a loss of $21,915,000 on the termination of this contract. Such loss consists of the write-off of its investment in the management contract and management fees receivable. In connection with the merger with IntegraCare, the Company incurred $1,939,000 of accounting, legal and other costs. See "Selected Historical Consolidated Financial Data" and Note 17 of Notes to Consolidated Financial Statements.

(11) In 1992, the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $1,548,000, is presented in the statement of operations for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In 1993, the Company recorded an extraordinary loss of $3,730,000 on extinguishment of debt relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $1,455,000 is presented in the statement of operations for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $2,565,000, is presented in the statement of operations for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented in the statement of operations for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. During the six months ended June 30, 1995 and 1996, the Company recorded a loss on extinguishment of debt of $826,000 and $2,327,000, respectively, relating primarily to the write-off of deferred financing costs. Such losses, reduced by the related income tax effect of $318,000 and $896,000, respectively, are presented in the statement of operations for the six months ended June 30, 1995 and 1996 as an extraordinary loss of $508,000 and $1,431,000, respectively. See "Selected Historical Consolidated Financial Data."

(12) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(13) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss from impairment of long-lived assets and other non-recurring charges, fixed charges exceeded earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss from impairment of long-lived assets and other non-recurring charges would have been 2.2x, 2.5x and 2.0x for the year ended December 31, 1995, pro forma for the year ended December 31, 1995 and pro forma as adjusted for the year ended December 31, 1995, respectively.

(14) Does not include assumed indebtedness and other liabilities of acquired companies.

(15)  Includes renovation costs and equipment purchases, primarily for MSUs.

(16)  At the end of the period.

(17)  As a percentage of net revenues.

(18) The pro forma balance sheet data as of June 30, 1996 was prepared as if the Pharmacy Sale and Proposed ILC Offering had been consummated as of June 30, 1996.

                            ------------------------

                                   THE COMPANY


   Integrated Health Services, Inc. was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. The Company's principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, Integrated Health Services, Inc. and its subsidiaries are referred to herein collectively as "IHS" or the "Company."

                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before deciding whether to accept the Exchange Offer. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

   Substantial Indebtedness. The Company's indebtedness is substantial in relation to its stockholders' equity. At June 30, 1996, Company's total long-term debt, net of current portion, accounted for 64.8% of its total capitalization. See "Capitalization." The Company also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $245.5 million at June 30, 1996. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company's rent expense was $66.1 million and $35.5 million, respectively. The Company's strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowing in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to holders of the 10 1/4 % Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to the Company for its operations, (iii) approximately 99% of the Company's indebtedness at June 30, 1996, including the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001, the Company's 9 5/8 % Senior Subordinated Notes due 2002, Series A, the Company's 6% Convertible Subordinated Debentures due 2003, the Company's 10 3/4 % Senior Subordinated Notes due 2004 and the amount outstanding under the Company's existing bank credit agreement, is scheduled to become due prior to the time any principal payments are required to be made on the 10 1/4 % Notes, (iv) certain of the Company's borrowings bear, and will continue to bear, variable rates of interest, which expose the Company to increases in interest rates, and (v) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. There can be no assurance that the Company's operating results will be sufficient for the payment of the Company's indebtedness.

   Subordination of the 10 1/4 % Notes; Holding Company Structure. The Old Notes are, and the New Notes will be, subordinated to all Senior Indebtedness of the Company now or at any time later outstanding. In addition, the operations of the Company are conducted through its subsidiaries and, therefore, the Old Notes are and the New Notes will also be, effectively subordinated to all Indebtedness and other liabilities and commitments of the Company's subsidiaries. As a result, the Company's rights, and the rights of its creditors, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Company. All of the Company's subsidiaries have guaranteed the obligations of the Company under its bank credit facility. The Old Notes are, and the New Notes will be, obligations exclusively of the Company, and are not guaranteed by any of the Company's subsidiaries. Since the operations of the Company are currently conducted primarily through subsidiaries, the Company's cash flow and its ability to service its debt, including the 10 1/4 % Notes, is dependent upon the earnings of its subsidiaries and distributions to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make any funds available therefor. Moreover, the payment of dividends and the making of loans or advances to the Company by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and, for certain subsidiaries, restrictive loan covenants contained in the instruments governing the indebtedness of such subsidiaries, including covenants which restrict in certain circumstances the payment of dividends and distributions and the transfer of assets to the Company. See "Description of Other Indebtedness." At June 30, 1996, the aggregate amount of Senior Indebtedness and Indebtedness of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the 10 1/4 % Notes was approximately $435.0 million. In addition, the Old Notes are, and the New Notes will be, effectively subordinated to the lease obligations of the Company's Subsidiaries, which aggregated $245.5 million at June 30, 1996, and other liabilities, including trade payables, the amount of which could be material. The Indenture does not limit the amount of Indebtedness the Company and its Subsidiaries may incur provided the Company meets certain financial tests at the time such indebtedness is incurred. See "Description of the New Notes."

   Risk of Adverse Effect of Healthcare Reform. In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. Congress has proposed converting the current cost reimbursement system for home health services covered under Medicare to a prospective payment system beginning in October 1996. The prospective payment system contained in the bill provides for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total per visit expenses during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on the Company and its growth strategy. See "-- Reliance on Reimbursement by Third Party Payors." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 10 1/4 % Notes in the future. See "-- Uncertainty of Government Regulation" and "Business -- Government Regulation."

   Risks Related to Growth Strategy. The Company's planned expansion and growth require that additional MSUs be established in the Company's existing facilities, that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established, that the Company expand its home healthcare services through the acquisition of additional home healthcare providers, and that the Company acquire, or establish relationships with, third parties which provide post-acute care services not currently provided by the Company. Such expansion and growth will depend on the Company's ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and the Company's ability to finance such acquisitions and growth. The successful implementation of the Company's post-acute healthcare system, including the capitation of rates, will depend on the Company's ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into the Company's operations or that MSUs can be successfully established in ac-
quired facilities or that the Company's post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and the Company faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. The successful integration of acquired businesses is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect the Company's profitability. The Company expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. Depending on the number, size and timing of such transactions, the Company may in the future require additional financing in order to continue to make acquisitions. There is no assurance that such additional financing, if any, will be available to the Company on acceptable terms or at all. The Company's bank credit facility limits the Company's ability to make acquisitions. See "-- Risks Related to Proposed Acquisition of First American," "Recent Developments -- New Revolving Credit Facility" and "Business -- Company Strategy."

   Reliance on Reimbursement by Third Party Payors. The Company receives payment for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which certain of its facilities are located under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "-- Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, the Company derived approximately 56%, 55%, 58% and 57%, respectively, of its patient revenues from Medicare and Medicaid. The increase in Medicare and Medicaid patient revenues was primarily the result of the higher level of Medicare and Medicaid patients serviced by the rehabilitation, home healthcare, pharmacy, mobile x-ray and other related service companies acquired in 1993, 1994 and 1995 and certain acquisitions of facilities which had large concentrations of Medicaid patients during 1993 and 1994. Substantially all of First American's revenues are derived from Medicare. As a result, the consummation of the First American acquisition would substantially increase the percentage of the Company's revenues derived from Medicare. The sources and amounts of the Company's patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can
significantly  affect  the  profitability  of  the  Company's  operations.   The
Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that the Company will be able to obtain the waivers necessary to enable the Company to recover its excess costs. See "Business -- Sources of Revenue."

   Uncertainty of Government Regulation. The Company and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new services, certain capital expenditures and reimbursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory author-
ities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities.

   Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to the Health Care Financing Administration ("HCFA") to enforce compliance with the detailed regulations mandating minimum healthcare standards and may significantly affect the consequences to the Company if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's strategy of acquiring poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

   The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislations" which prohibit, with limited exceptions, physician ownership of ancillary service providers and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of the Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws and, from time to time, the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company. See "Business -- Government Regulation."

   Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of Company operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

   The Company is unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the financial results of the Company's operations.

    Risks Related to Proposed Acquisition of First American. The Company has entered into an agreement to acquire First American Health Care of Georgia, Inc. ("First American"), a provider of home health services in 21 states. The proposed purchase price is $150 million plus an earn-out of up to $162.5 million based on the home healthcare operations of the Company in the years 1999 through 2003. First American has filed for protection under the federal bankruptcy laws. Consummation of the acquisition is subject to a number of conditions, some of which are beyond the Company's control, including approval of the acquisition by the bankruptcy court, resolution of claims by HCFA seeking repayment of certain disallowed reimbursements under Medicare (the "HCFA Claims"), which claims IHS believes relate to personal or corporate expenses, rather than care-related expenses, regulatory approvals and approval from the Company's lenders and other third parties. There can be no assurance that these conditions will be satisfied. There can be no assurance that the First American acquisition will be consummated on the proposed terms, on different terms or at all. Failure to complete this transaction may have an adverse impact on the near-term expansion of the Company's post-acute healthcare system. There can be no assurance that the Company will ultimately realize any benefit from the acquisition of First American. IHS, First American and HCFA have reached a tentative settlement of the HCFA Claims, which requires the payment of up to $255 million to HCFA and the Department of Justice, which amounts will be paid from the proceeds of the purchase price for First American. The tentative settlement of the HCFA Claims is subject to completion of definitive documentation and approval of the bankruptcy court and First American's stockholders. There can be no assurance a settlement of the HCFA Claims will be reached on these terms, on different terms or at all. The resolution of the HCFA Claims will require a restatement of First American's financial statements. The restatement of First American's financial statements to give effect to the settlement of the HCFA Claims is likely to have a material adverse effect on First American's historical financial statements, including negative earnings before interest, taxes, depreciation and amortization ("EBITDA"). As a result, the Company's pro forma results of operations reflecting the First American acquisition, including pro forma EBITDA, will be adversely affected, and such adverse effect could be material. See "Recent Developments -- Proposed Acquisition of First American." The preparation and audit of such restated financial statements (the "Restated Financial Statements") will be required before the Company will be able to file any registration statements under the Securities Act if, at the time of filing, the acquisition of First American is deemed to be "probable" within the meaning of the accounting regulations under the Securities Act. At the time the First American acquisition is deemed "probable," the Company will not be able to raise additional funds through the public issuance of debt or equity securities until the Restated Financial Statements are completed, the First American acquisition agreement is terminated or the acquisition is no longer "probable." The Company's inability to raise additional funds in the public markets could have a material adverse effect on the Company's business.

   Competition. The healthcare industry is highly competitive. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Business -- Competition."

   Absence of Public Market for the New Notes. The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. Although the New Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or the Old Notes or as to the liquidity of or the trading market for the New Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

   If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount.

   Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

   Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

   Exchange Offer Procedures. Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

   Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes. The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Notes. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes.

                             RECENT DEVELOPMENTS

NEW REVOLVING CREDIT FACILITY

   On May 15, 1996, the Company entered into a $700 million revolving credit facility, including a $100 million letter of credit subfacility, with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility"). The New Credit Facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. The $100 million subcommitment for letters of credit will remain at $100 million until final maturity. The New Credit Facility is guaranteed by the Company's subsidiaries and secured by a pledge of all of the stock of substantially all of the Company's subsidiaries. At the option of the Company, loans under the New Credit Facility bear interest at a rate equal to either (i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on certain financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of the borrowing selected by the Company.

   The New Credit Facility limits the Company's ability to incur indebtedness or contingent obligations, to make additional acquisitions, to create or incur liens on assets, to pay dividends and to purchase or redeem the Company's stock. In addition, the New Credit Facility requires that the Company meet certain financial tests, and provides the banks with the right to require the payment of all of the amounts outstanding under the New Credit Facility if there is a change in control of the Company or if any person other than Dr. Robert N.
Elkins or a group managed by Dr. Elkins owns more than 40% of the Company's capital stock. Amounts repaid under the New Credit Facility may be reborrowed until June 30, 2002. The new $700 million credit facility replaced the Company's $500 million revolving credit facility (the "Prior Credit Facility"). As a result, the Company recorded a loss on extinguishment of debt, net of related tax benefits, of approximately $1.4 million in the second quarter of 1996. On May 15, 1996, the Company borrowed $328.2 million under the New Credit Facility to repay amounts outstanding under the Prior Credit Facility.

   The Company used the proceeds of the sale of the Old Notes to repay $145.0 million outstanding under the New Credit Facility. At September 20, 1996, $142.2 million was outstanding under the New Credit Facility, bearing interest at 7.2%. See "Use of Proceeds." Amounts repaid under the New Credit Facility from the proceeds of the sale of the Old Notes may be reborrowed by the Company for acquisitions and for other general corporate purposes, including working capital and to finance its stock repurchase program.

PROPOSED ACQUISITION OF FIRST AMERICAN

   In February 1996, the Company entered into an agreement to acquire First American Health Care of Georgia, Inc., a provider of home health services in 23 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. The Company believes First American is the fourth largest (and largest privately-held) provider of home healthcare services in the United States.

    The proposed purchase price for First American is $150 million plus an earn-out of up to $162.5 million based on the home healthcare operations of the Company in the years 1999 through 2003. The Company intends to finance the acquisition through borrowings under the New Credit Facility. During the first quarter of 1996, the Company loaned $18.1 million to First American to fund certain of First American's pension and tax liabilities. The loan, which bears interest at a rate per annum equal to the prime rate plus 4% and is due December 31, 1996, is secured by a pledge of certain shares of First American stock owned by First American's principal stockholder. Subsequent to the execution of the acquisition agreement, First American filed for protection under the federal bankruptcy laws. Consummation of the acquisition is subject to a number of conditions, some of which are beyond the Company's control, including approval of the acquisition by the bankruptcy court, resolution of the HCFA Claims seeking repayment from First American of certain disallowed reimbursements under Medicare, which claims IHS believes relate to personal or corporate, rather than care-related, expenses, regulatory approvals and approval from the Company's lenders and other third parties. There can be no assurance that these conditions will be satisfied. Under the acquisition agreement, the HCFA Claims will be satisfied with proceeds of the sale, and will result in a restatement of the financial statements of First American. There can be no assurance that the First American acquisition will be consummated on the proposed terms, on different terms or at all. See "Risk Factors -- Risks Related to Proposed Acquisition of First American."

   In August 1995, a federal grand jury handed down an 82 count indictment against First American and four of its senior executive officers, two of whom are its principal stockholders, alleging that First American improperly claimed Medicare reimbursement for costs related to personal flights, political contributions, "ghost employees" and lobbying. In February 1996, First American, First American's chief executive officer and principal stockholder, and the chief executive officer's wife, the other principal stockholder, were convicted.

   In addition, HCFA has claimed significant disallowances of costs for cost report filings made by First American for 1989 through 1995. These claims are similar to those in the criminal proceeding discussed above and are not considered by the Company to be operational or clinical in nature. In February 1996 the substantial nature and amount of these claims and HCFA's inability to resolve these claims with First American led HCFA to stop its bi-weekly periodic interim payments ("PIP") to First American. Because First American relies almost entirely on Medicare reimbursement, First American was forced to declare bankruptcy in February 1996. In March 1996, the bankruptcy court ordered HCFA to resume PIP payments to First American. In April 1996, First American submitted a plan of reorganization based on its being acquired by the Company. The plan is currently being reviewed and considered by the bankruptcy court and First American's creditors (primarily HCFA). The Company and First American's court approved interim chief executive officer are currently negotiating the resolution of the HCFA Claims with HCFA.

   IHS, First American and HCFA have reached a tentative settlement of the HCFA Claims, which requires the payment of up to $255 million to HCFA and the Department of Justice, of which $115 million would be paid at the time of closing from the proceeds of the sale and the remainder from the earn-out payments to the extent such payments become due. The tentative settlement of the HCFA Claims is subject to completion of definitive documentation and approval of the bankruptcy court and First American's stockholders. There can be no assurance a settlement of the HCFA Claims will be reached on these terms, on different terms or at all. The resolution of the HCFA Claims will require a restatement of First American's financial statements. The restatement of First American's financial statements to give effect to the settlement of the HCFA Claims is likely to have a material adverse effect on First American's historical financial statements, including negative EBITDA. As a result, the Company's pro forma results of operations reflecting the First American acquisition, including pro forma EBITDA, will be adversely affected, and such adverse effect could be material. See "Risk Factors -- Risks Related to Proposed Acquisition of First American."

   Substantially all of First American's revenues are derived from Medicare. The following table sets forth certain operating data regarding First American:


                                                                        SIX MONTHS
                                                                          ENDED
                                   YEAR ENDED DECEMBER 31,               JUNE 30,
                              ---------------------------------   --------------------
                                1993         1994        1995        1995        1996
                                ----         ----        ----        ----        ----
Visits to patient homes ...  5,036,000   7,433,203   9,024,271   4,655,870   3,881,744
Number of States...........         17          22          23          21          21
Number of service
locations..................        288         379         456         404         422
Number of employees
(est.).....................      9,000      12,000      16,000      16,000      14,000



   The Company believes that the acquisition of First American will be an important component in the implementation of its post-acute healthcare system. First American, when combined with the Company's existing home healthcare operations, will give the Company a significant home healthcare presence in 24 states, many of which are the states the Company has targeted for its post-acute healthcare system. The Company believes that its expanded home healthcare network will assist it in meeting the desire of payors for one stop shopping, as well as offering capitated rates to managed care providers. Additionally, the Company expects that Medicare will implement a prospective payment system forhome healthcare services in the next several years. Currently, Medicare provides reimbursement for home healthcare on a cost basis which includes a rate of return, subject to a cap. There is no reward for efficiency, provided that costs are below the cap. Under prospective pay as currently proposed, a healthcare provider would receive a predetermined rate for a given service. Providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under prospective pay, the efficient operator will be rewarded. Since the largest component of home healthcare costs is labor, which is basically fixed, the Company believes the differentiating factor in profitability will be administrative costs. A large provider, which the Company would be upon the completion of the First American acquisition, should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home healthcare services in the next several years or at all. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

DIVESTITURES

   In developing its post-acute healthcare system, the Company continuously evaluates whether owning and operating businesses which provide certain ancillary services, or contracting with third parties for such services, is more cost-effective. As a result, the Company is continuously evaluating its existing operations to determine whether to retain or divest operations. To date, the Company has divested its pharmacy division and determined to divest its assisted living division, and may divest additional divisions or assets in the future.

   Sale of Pharmacy Division. In July 1996 the Company sold its pharmacy division to Capstone Pharmacy Services, Inc. ("Capstone") for a purchase price of $150 million, consisting of cash of $125 million and shares of Capstone common stock having a value of $25 million. The Company's pharmacy division operated institutional pharmacies in eight states providing service to over 40,000 beds within 379 facilities. Approximately 17% of the beds are currently owned, leased or managed by IHS. The pharmacy division generated revenue and EBITDA of approximately $91.0 million (of which $17.5 million was revenue from services to IHS facilities) and $9.3 million, respectively, for the year ended December 31, 1995 and approximately $54.2 million (of which $9.7 million was revenue from services to IHS facilities) and $6.9 million, respectively, for the six months ended June 30, 1996. The Company has determined that its ownership of pharmacy operations is not critical to the development and implementation of its post-acute strategy. See "Pro Forma Financial Information."

   Proposed Sale of Assisted Living Services Division. On June 13, 1996, Integrated Living Communities, Inc. ("ILC"), a wholly-owned subsidiary of the Company which provides assisted living and related services to the private pay elderly market, filed a registration statement relating to a proposed public offering of ILC common stock. It is currently anticipated that the Company will sell 2,694,900 shares of ILC common stock in the offering, for which it will receive aggregate net proceeds of approximately $35.1 million (assuming an initial public offering price of $14.00 per share (the midpoint of the estimated offering price range) and after deducting estimated underwriting discounts). Following the offering, it is anticipated that IHS will continue to own 1,203,000 shares of ILC common stock, representing 19.0% of the outstanding ILC common stock (16.9% if the underwriters' over-allotment option, which is being provided by ILC, is exercised in full). There can be no assurance that the offering will be consummated on these terms, on different terms or at all. ILC currently operates 19 residential-style assisted-living communities, which comprise a combination of housing, personalized support services and healthcare in a non-institutional setting designed to respond to the individual needs of the elderly who need assistance with certain activities of daily living but who do not require the level of healthcare provided in a skilled nursing facility. ILC's facilities (seven owned, four leased and eight managed) have approximately 1,812 units in seven states. ILC had revenue and EBITDA of approximately $16.3 million and $1.6 million, respectively, for the year ended December 31, 1995, and approximately $11.3 million and $2.2 million, respectively, for the six months ended June 30, 1996. The Company has determined that the operation of assisted-living communities does not fit directly within its post-acute healthcare network strategy. See "Pro Forma Financial Information."

ACQUISITIONS

   The Company continues to acquire and lease additional geriatric care facilities, enter into new management agreements, acquire rehabilitation, home healthcare and related service companies and implement its strategy of expanding the range of related services it offers directly to its patients in order to serve the full spectrum of patients' post-acute care needs.

   During 1995, the Company purchased five geriatric care facilities (two of which were previously leased), and leased three facilities, all of which were previously managed. The total cost of these acquisitions was approximately $42.9 million, which includes legal fees and other costs incurred to secure the facilities or leasehold interests in the facilities. In addition, the Company in January 1996 purchased one geriatric care facility for approximately $7.0 million. The Company also leased two facilities in April 1996 and one facility in July 1996. During 1995, the Company also continued to expand its MSU focus by opening 31 MSU programs totalling 691 beds (including two MSU programs totalling 63 beds at its managed facilities) and expanding existing programs by 177 beds (including 17 beds at managed facilities). During the six months ended June 30, 1996, the Company opened two MSU programs totaling 20 beds and expanded existing programs by 182 beds.

   In 1995, the Company acquired 25 ancillary services businesses which provide home health services, physical, occupational and speech therapy services, rehabilitation services, hospice services and mobile x-ray and electrocardiogram services. The total purchase price for these businesses was $30.7 million, including $9.8 million representing the issuance of 385,216 shares of the
Company's common stock. Total goodwill at the dates of acquisition aggregated $32.6 million. In February 1995, the Company entered into a management agreement to manage Total Home Health Care, Inc. and Total Health Service, Inc. (collectively "Total Home Health"), which are private-duty and Medicare certified home health agencies in the Dallas/Ft. Worth, Texas market, pursuant to which a subsidiary of the Company receives a management fee of $10 per home visit by Total Home Health personnel. The Company was also granted a five-year option to purchase Total Home Health for a purchase price of $5.0 million.

   In March 1996, the Company acquired Rehab Management Systems, Inc., an outpatient rehabilitation company in central Florida, for approximately $10 million (including $8.0 million in shares of the Company's common stock). In the three months ended March 31, 1996, the Company acquired two mobile x-ray companies for approximately $1.3 million. In May 1996, the Company acquired a hospice company in Chicago, Illinois for approximately $8.2 million (which was paid through the issuance of shares of the Company's common stock). In August 1996, the Company acquired an inpatient and outpatient rehabilitation clinic in Mooresville, North Carolina for approximately $2.1 million, a mobile x-ray company in Denver, Colorado for approximately $422,000, a home infusion company in Miami, Florida for approximately $8.0 million, a home health company in Memphis, Tennessee for approximately $2.0 million and a home health company in Murfreesboro, Tennessee for approximately $2.3 million. In addition, the Company has reached agreements in principle to lease a 150-bed skilled nursing facility in Kansas City, Missouri and to purchase a 191-bed skilled nursing facility in West Palm Beach, Florida for approximately $6.4 million, a home health company for approximately $16.5 million, a contract therapy and respiratory rehabilitation company for approximately $8.0 million, and four mobile x-ray companies for approximately $17.6 million. There can be no assurance that any of these pending acquisitions will be consummated on the proposed terms, on different terms or at all.

INDENTURE AMENDMENTS

   In June 1996, the Company obtained consent from the holders of its 9 5/8 % Senior Subordinated Notes due 2002, Series A (the "9 5/8 % Notes) and its 10 3/4 % Senior Subordinated Notes due 2004 (the "10 3/4 % Notes") to the amendment of the calculation of the consolidated coverage ratio to permit the Company to exclude from the calculation the results of operations of First American for the period prior to the acquisition. The Company paid a consent fee of $2.50 per $1,000 aggregate principal amount upon approval of the amendment, and will pay an additional $2.50 per $1,000 aggregate principal amount if the acquisition of First American is consummated and an additional $2.50 per $1,000 aggregate principal amount if the Company elects to exclude from the calculation of the consolidated coverage ratio under the indentures under which the 9 5/8 % Notes and 10 3/4 % Notes were issued the results of operations of First American for the period prior to the acquisition. See "Risk Factors -- Risks Related to Growth Strategy," "-- Risks Related to Proposed Acquisition of First American" and "-- Proposed Acquisition of First American."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

   The Old Notes were sold by the Company on May 29, 1996, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to institutional "accredited investors" in reliance upon Section 4(2) of the Securities Act. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the sale of the Old Notes to the Initial Purchasers, the Company would (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), subject, in the case of certain broker-dealers, to any requirement that they comply with the prospectus delivery requirements referred to below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company who desires to deliver such Old Notes by book-entry transfer at The Depository Trust Company.

   The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

   By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affili-
ate" of the Company within the meaning of Rule 405 under the Securities Act. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

   Following the consummation of the Exchange Offer, Holders of the Old Notes who did not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors -- Exchange Offer Procedures" and "-- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

TERMS OF THE EXCHANGE OFFER

   Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

   The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series A designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

   As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes was outstanding. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on _______________ ___, 1996, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of the Old Notes may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled to participate in the Exchange Offer.

   Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

   The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

   If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

   Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

   The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ____________, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

   To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

   Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

   The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from May 29, 1996, the date of issuance of the Old Notes, to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on October 30, 1996.
Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

   Interest on the New Notes will be payable semi-annually on each April 30 and October 30, commencing October 30, 1996.

PROCEDURES FOR TENDERING OLD NOTES

   Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

   By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of New Notes".

   The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

   NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

   Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

   Signatures on the Letter of  Transmittal  or a notice of  withdrawal,  as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

   If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

   If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

   The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

   Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

   (a)  the tender is made through an Eligible Institution;

   (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

   (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

   Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

   Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Withdrawal of tendered Old Notes will be deemed a rejection of the Exchange Offer.

   To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

   Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

   (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

   (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

   (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

   (d) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

   (e)  any  governmental  approval has not been  obtained,  which  approval the
        Company  shall,  in  its  sole   discretion,   deem  necessary  for  the
        consummation of the Exchange Offer as contemplated hereby.

   If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If any waiver by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

   The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion, although the Company has no current intention of doing so. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

   Signet Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:

   Signet Trust Company
   7 St. Paul Street
   6th Floor, Corporate Trust Department
   Baltimore, MD 21202
   Attention: Dianne TenHoopen

   By Overnight Mail or Hand:

   Signet Trust Company
   7 St. Paul Street
   6th Floor, Corporate Trust Department
   Baltimore, MD 21202
   Attention: Dianne TenHoopen

   By Facsimile:

   Signet Trust Company
   (410) 752-8642
   Confirm: (410) 332-5857
   Attention: Dianne TenHoopen

FEES AND EXPENSES

   The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

   The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

   The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered

Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the approximately $4.6 million of unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

RESALE OF NEW NOTES

   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than broker-dealers, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities,
(ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) and (iii) will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

   By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

   As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

   As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement and Holders of Old Notes who do not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Old Notes that does not exchange that Holder's Old Notes for New Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

   The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to Signet Trust Company, as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes evidenced thereby (the form of which letter can be obtained from such trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

   Accordingly, if any Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes" and "-- Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS

   Holders of the Senior Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that will terminate are the right (i) to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Old Notes by the holders thereof and (ii) to receive additional interest if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

OTHER

   Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of

Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Old Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF AN OLD NOTE SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

   The issuance of the New Notes to Holders of the Old Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Old Notes upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes.

                               USE OF PROCEEDS

   This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive the Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.

   In accordance with the terms of its New Credit Facility, the Company used all of the net proceeds from the sale of the Old Notes to repay $145.0 million of the $337.7 million outstanding under this facility on May 29, 1996. The indebtedness repaid was incurred to pay amounts outstanding under the Company's prior credit facility, for acquisitions and for general corporate purposes, including working capital. Loans under the New Credit Facility bear interest at a rate equal to, at the option of the Company, either (i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three-quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and the period of borrowing selected by the Company. The New Credit Facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. See "Recent Developments -- New Revolving Credit Facility," "Capitalization" and "Description of Certain Indebtedness."

                                CAPITALIZATION

   The following table sets forth (i) the capitalization of the Company at June 30, 1996 and (ii) on a pro forma basis as of such date to give effect to the Pharmacy Sale and the Proposed ILC Offering, as if such transactions had occurred on June 30, 1996. The issuance of the New Notes in exchange for the Old Notes pursuant to the exchange offer will have no effect on the capitalization of the Company. See "Recent Developments -- Proposed Divesitures and "Pro Forma Financial Information."

                                                                     JUNE 30, 1996
                                                                -----------------------
                                                                 (DOLLARS IN THOUSANDS)
                                                                  ACTUAL    PRO FORMA
                                                                  ------    ---------
Cash and temporary investments...............................  $   46,689   $   45,811
                                                               ============ ============
Short-term debt:
 Current portion of long-term debt...........................  $    4,907   $    4,907
                                                               ============ ============
Long-term debt, less current portion:
 Credit facility(1)..........................................  $  210,650       84,562
 Other debt..................................................      69,439       69,439
 10 1/4 % Senior Subordinated Notes due 2006 ................     150,000      150,000
 9 5/8 % Senior Subordinated Notes due 2002, Series A........     115,000      115,000
 10 3/4 % Senior Subordinated Notes due 2004.................     100,000      100,000
 5 3/4 % Convertible Senior Subordinated Debentures due 2001.     143,750      143,750
 6% Convertible Subordinated Debentures due 2003.............     115,000      115,000
                                                               ------------ ------------
  Total long-term debt.......................................     903,839      777,751
                                                               ------------ ------------
Stockholders' equity:
 Preferred Stock, $.01 par value, 15,000,000 shares
  authorized.................................................         --            --
 Common Stock, $.001 par value, 150,000,000 shares
  authorized; 23,164,993 shares issued(2)....................          23           23
 Additional paid-in capital..................................     429,803      429,803
 Retained earnings ..........................................      61,598       72,935
 Unrealized gain on available for sale securities............          --       10,936
                                                               ------------ ------------
  Total stockholders' equity ................................     491,424      513,697
                                                               ------------ ------------
   Total capitalization .....................................  $1,395,263   $1,291,448
                                                               ============ ============

- ----------
(1) Subsequent to June 30, 1996 and as of September 20, 1996, the Company had net pay downs under its revolving credit facility of $68.5 million.

(2) The Company's Board of Directors in 1995 authorized the repurchase, in the open market, of up to $50 million of the Company's common stock. The repurchases will be made at such times and in such amounts as the Company's management deems appropriate. The purpose of the repurchase program is to have available in treasury shares of common stock to satisfy contingent earn-out payments under prior business combinations accounted for by the purchase method. The repurchases will be funded from cash from operations and drawings under the Company's revolving credit facility.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


   The following tables summarize certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference herein. The selected consolidated financial data set forth below for each of the years in the five-year period ended December 31, 1995 and as of the end of each of such periods have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and the report thereon, are included elsewhere herein. The selected consolidated financial data presented below as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements included herein and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be achieved for the full fiscal year.



                                                      YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                     -------------------------------------------------------- -------------------------
                                        1991        1992       1993        1994        1995       1995       1996
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
Statement of Operations
Data(1)(2):
Net revenues:
 Basic medical services ...........  $ 82,411   $100,799    $113,508   $269,817    $  368,569  $176,701   $195,279
 Specialty medical services .......    49,901     88,065     162,017    404,401       770,554   364,489    446,393
 Management services and other ....    11,403     13,232      20,779     37,884        39,765    19,826     21,381
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
   Total ..........................   143,715    202,096     296,304    712,102     1,178,888   561,016    663,053
Cost and expenses:
 Operating expenses ...............   103,754    145,623     212,936    528,131       888,551   421,708    502,344
 Corporate administrative and
  general .........................     7,965     11,927      16,832     37,041        56,016    26,576     29,947
 Depreciation and amortization(3)..     3,307      4,334       8,126     26,367        39,961    18,642     18,604
 Rent .............................    16,515     19,509      23,156     42,158        66,125    32,520     35,535
 Interest, net(4)(5)...............     4,126      1,493       5,705     20,602        38,977    15,915     30,102
 Loss from impairment of long-lived
  assets(6)........................       --          --          --          --      109,106        --         --
 Other non-recurring charges(7)....       --          --          --          --       23,854        --         --
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
  Earnings (loss) before equity in
   earnings (loss) of affiliates,
   income taxes and extraordinary
   items ..........................     8,048     19,210      29,549     57,803       (43,702)   45,655     46,521
Equity in earnings (loss) of
 affiliates .......................       (63)       (36)      1,241      1,176         1,443       630        760
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
  Earnings (loss) before income
   taxes and extraordinary items ..     7,985     19,174      30,790     58,979       (42,259)   46,285     47,281
Income tax provision (benefit) ....     2,060      7,286      12,008     22,117       (16,270)   17,820     18,203
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
  Earnings (loss) before
   extraordinary items ............     5,925     11,888      18,782     36,862       (25,989)   28,465     29,078
Extraordinary items(8) ............        --      2,524      2,275      4,274         1,013       508      1,431
                                     ---------- ----------- ---------- ----------- ----------- ---------- ----------
   Net earnings (loss) ............  $  5,925   $  9,364    $ 16,507   $ 32,588    $  (27,002) $ 27,957   $ 27,647
                                     ========== =========== ========== =========== =========== ========== ==========
Other Financial Data:
EBITDA(9)..........................  $ 15,418   $ 25,001    $ 44,621   $105,948    $  169,639  $ 80,842   $ 95,987
Ratio of EBITDA to interest,
 net(9) ...........................       3.7x      16.7x        7.8x       5.1x          4.4x      5.1x       3.2x
Ratio of earnings to fixed
 charges(10).......................       1.6x       2.8x        2.6x       2.4x          0.3x      2.5x       2.0x
Capital expenditures:
 Acquisitions(11)..................  $    589   $ 13,898    $209,214   $152,791    $   96,671  $ 39,455   $ 18,159
 Other(12).........................     7,668     27,124      59,959     91,354       131,080    47,943     66,643


                                                          DECEMBER 31,
                                    --------------------------------------------------------    JUNE 30,
                                       1991        1992       1993       1994        1995        1996
                                    ---------- ----------- --------- ----------- ----------- ------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
Cash and temporary investments  ..  $ 16,083   $103,858    $ 65,295  $   63,347  $   41,304  $   46,689
Working capital ..................    41,004    144,074      69,495      76,383     136,315     187,619
Total assets .....................   156,191    313,671     776,324   1,255,989   1,433,730   1,620,381
Long-term debt, including current
portion ..........................    49,877    142,620     402,536     551,452     770,661     908,746
Stockholders' equity .............    87,354    146,013     216,506     453,811     431,528     491,424

- --------------
(1) The Company has grown substantially through acquisitions and the opening of MSUs, which acquisitions and MSU openings materially affect the comparability of the financial data reflected herein. In addition, the Company sold its pharmacy division in July 1995 and is pursuing the sale of its assisted living division. See "Pro Forma Financial Information."

(2) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(n) of Notes to Consolidated Financial Statements.

(3) Includes amortization of deferred financing costs of $546,000, $178,000, $306,000, $621,000, $645,000, $210,000 and $640,000 for the years ended
    December 31, 1991, 1992, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively.

(4) Net of interest income of $1,438,000,  $1,300,000,  $2,669,000,  $1,121,000,
    $1,876,000,  $835,000 and  $1,045,000 for the years ended December 31, 1991,
    1992, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively.

(5) Interest, net does not include capitalized interest of $535,000, $860,000, $1,402,000, $3,030,000, $5,155,000, $2,193,000 and $1,902,000 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively.

(6) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $109,106,000. See Notes 1(j) and 17 of Notes to Consolidated Financial Statements.

(7) In the fourth quarter of 1995, the Company terminated a contract to manage 23 facilities and, as a result, incurred a loss of $21,915,000 on the termination of this contract. Such loss consists of the write-off of its investment in the management contract and management fees receivable. In connection with the merger with IntegraCare, the Company incurred $1,939,000 of accounting, legal and other costs. See Note 17 of Notes to Consolidated Financial Statements.

(8) In 1992 the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $1,548,000, is presented for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In 1993 the Company recorded a loss on extinguishment of debt of $3,730,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $1,455,000, is presented for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994 the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effects of $2,565,000, is presented for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. During the six months ended June 30, 1995 and 1996, the Company recorded a loss on extinguishment of debt of $826,000 and $2,327,000, respectively, relating primarily to the write-off of deferred financing costs. Such losses, reduced by the related income tax effects of $318,000 and $896,000, respectively, are presented in the statement of operations for the six months ended June 30, 1995 and 1996 as an extraordinary item loss of $508,000 and $1,431,000, respectively.

(9) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(10)The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss from impariment of long-lived assets and other non-recurring charges, fixed charges exceeded earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss from impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(11)Does not include assumed indebtedness and other liabilities of acquired companies.

(12)Includes renovation costs and equipment purchases, primarily for MSUs.

   In December 1995, the Company adopted the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company's decision to adopt SFAS No. 121 prior to its required date of effectiveness was influenced by its conclusion that the healthcare regulatory and reimbursement environments in many of its markets eroded its ability to fully recover certain of its investments in those markets. Through evaluations of the recent financial performance and projected cash flows of its facilities and using standard industry appraisal techniques, the Company estimated the fair value of each of its facilities and determined that the value of certain deferred pre-opening costs, leasehold improvements and buildings and equipment exceeded their carrying value. See Note 1(j) of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

   The following table sets forth for the fiscal periods indicated the percentage of net revenues represented by certain items reflected in the Company's statement of operations.

                                                         PERCENTAGE OF NET REVENUES(1)
                                          ----------------------------------------------------------
                                                                                    SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,              JUNE 30,
                                          ---------------------------------------- -----------------
                                            1991    1992    1993    1994    1995     1995     1996
                                          ------- ------- ------- ------- -------- -------- --------
Net revenues:
 Basic medical services.................     57.4%   49.9%   38.3%   37.9% 31.3%    31.5%    29.5%
 Specialty medical service..............     34.7    43.6    54.7    56.8  65.4       65.0     67.3
 Management services and other..........      7.9     6.5     7.0     5.3   3.3        3.5      3.2
                                          ------- ------- ------- ------- -------- -------- --------
   Total................................    100.0   100.0   100.0   100.0 100.0      100.0    100.0
Facility operating expenses.............     72.2    72.1    71.9    74.2  75.4       75.2     75.8
Corporate administrative and general ...      5.5     5.9     5.7     5.2   4.8        4.7      4.5
                                          ------- ------- ------- ------- -------- -------- --------
Operating income before certain fixed
 expenses...............................     22.3    22.0    22.4    20.6  19.8       20.1     19.7
                                          ------- ------- ------- ------- -------- -------- --------
Depreciation and amortization...........      2.3     2.1     2.7     3.7   3.4        3.3      2.8
Rent....................................     11.5     9.7     7.8     5.9   5.6        5.8      5.4
Interest, net...........................      2.9     0.7     1.9     2.9   3.3        2.8      4.5
Loss from impairment of long-lived
 assets ................................      --      --      --      --    9.2        --       --
Other non-recurring charges.............      --      --      --      --    2.0        --       --
                                          ------- ------- ------- ------- -------- -------- --------
Earnings (loss) before equity in
 earnings (loss) of affiliates, income
 taxes and extraordinary items..........      5.6     9.5    10.0     8.1  (3.7)       8.2      7.0
Equity in earnings (loss) of
 affiliates.............................     (0.1)    --      0.4     0.2   0.1        0.1      0.1
                                          ------- ------- ------- ------- -------- -------- --------
Earnings (loss) before income taxes and
 extraordinary items....................      5.5     9.5    10.4     8.3  (3.6)       8.3      7.1
Income tax provision (benefit)..........      1.4     3.6     4.1     3.1  (1.4)       3.2      2.7
                                          ------- ------- ------- ------- -------- -------- --------
Earnings (loss) before extraordinary
 items..................................      4.1     5.9     6.3     5.2  (2.2)       5.1      4.4
Extraordinary items.....................      --     (1.3)   (0.8)   (0.6) (0.1)      (0.1)    (0.2)
                                          ------- ------- ------- ------- -------- -------- --------
Net earnings (loss).....................      4.1     4.6     5.5     4.6  (2.3)       5.0      4.2
                                          ======= ======= ======= ======= ======== ======== ========

- ------------
(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(n) of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS (UNAUDITED)

   Set forth below is certain summary information with respect to the Company's operations for the last ten fiscal quarters.


                                                              THREE MONTHS ENDED(1)
                                                              ---------------------
                                           1994                                      1995                           1996
                           --------------------------------------   ----------------------------------------   ------------------
                           MARCH 31    JUNE 30  SEPT. 30  DEC. 31   MARCH 31   JUNE 30   SEPT. 30    DEC. 31   MARCH 31   JUNE 30
                           --------    -------  --------  -------   --------   -------   --------    -------   --------   -------
                                                                            (IN THOUSANDS)
Net revenues:
 Basic medical services   $ 54,371   $ 54,735 $ 69,042  $ 91,669  $ 89,336   $ 87,365   $ 95,482   $  96,386   $ 97,216   $ 98,063
 Specialty medical
  services .............    73,634     81,524  106,806   142,437   176,158    188,331    193,604     212,461    219,525    226,868
 Management services and
  other ................     9,833      9,332    9,001     9,718     9,141     10,583     10,039      10,002     10,532     10,849
                          ---------- -------- --------- --------- ---------- ---------- ---------- ----------- ---------- ----------
   Total ...............   137,838    145,591  184,849   243,824   274,635    286,279    299,125     318,849    327,273    335,780
Cost and Expenses:
 Operating expenses ....   102,049    107,275  136,469   182,338   207,304    214,404    224,457     242,386    248,973    253,371
 Corporate
  administrative and
  general ..............     7,686      8,566    9,675    11,114    12,402     14,174     14,262      15,178     15,093     14,854
 Depreciation and
  amortization .........     5,117      5,357    6,832     9,061     8,960      9,682      9,867      11,452      9,196      9,408
 Rent ..................     8,022      8,210   10,859    15,067    16,066     16,454     16,726      16,879     17,656     17,879
 Interest, net .........     4,405      5,127    4,796     6,274     7,330      8,585     10,955      12,107     14,214     15,888
 Loss from impairment of
  long-lived assets.....       --         --       --        --        --         --         --      109,106        --         --
 Other non-recurring
  charges...............       --         --       --        --        --         --       1,939      21,915        --         --
                          ---------- -------- --------- --------- ---------- ---------- ---------- ----------- ---------- ----------
 Earnings (loss) before
  equity in earnings of
  affiliates, income
  taxes and
  extraordinary items...    10,559     11,056   16,218    19,970    22,573     22,980     20,919    (110,174)    22,141     24,380
Equity in earnings of
 affiliates.............       283        271      281       341       315        417        401         310        300        460
                          ---------- -------- --------- --------- ---------- ---------- ---------- ----------- ---------- ----------
 Earnings (loss) before
  income taxes and
  extraordinary items ..    10,842     11,327   16,499    20,311    22,888     23,397     21,320    (109,864)    22,441     24,840
Income tax provision
 (benefit)..............     4,066      4,248    6,187     7,616     8,812      9,008      8,208     (42,298)     8,640      9,563
                          ---------- -------- --------- --------- ---------- ---------- ---------- ----------- ---------- ----------
 Earnings (loss) before
  extraordinary
  items(2)..............     6,776      7,079   10,312    12,695    14,076     14,389     13,112     (67,566)    13,801     15,277
Extraordinary items ....           -         -   4,274           -        --      508            -       505        --       1,431
                          ---------- -------- --------- --------- ---------- ---------- ---------- ----------- ---------- ----------
 Net earnings (loss)....  $  6,776   $  7,079 $  6,038  $ 12,695  $ 14,076   $ 13,881   $ 13,112   $ (68,071)  $ 13,801   $ 13,846
                          ========== ======== ========= ========= ========== ========== ========== =========== ========== ==========


- ---------

(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare. See Note 1(n) of Notes to Consolidated Financial Statements.

(2) Extraordinary items relate to extinguishments of debt. See note 14 to Consolidated Financial Statements.

   From January 1, 1994 through June 30, 1996, the Company acquired ten geriatric care facilities (including three facilities which it had previously leased and five of which had been managed by IHS), leased 57 geriatric care facilities (three of which had previously been owned and three of which had previously been managed) and entered into management agreements to manage 57 geriatric care facilities (23 of which were subsequently terminated) and four assisted living facilities. During this period, the Company sold its interest in five geriatric care facilities and seven retirement facilities (ten owned and two leased) and agreements to manage 25 facilities were terminated. In addition, during this period the Company opened 82 MSUs totalling 1,836 beds and expanded existing MSUs (including MSUs opened during this period) by 332 beds.

                       PRO FORMA FINANCIAL INFORMATION

   The accompanying unaudited pro forma financial information are based upon the consolidated historical statements of the Company adjusted to give effect to:(i) the Pharmacy Sale and (ii) the Proposed ILC Offering. In the Pharmacy Sale, the Company received $125 million in cash and Capstone Common Stock having a value of $25 million. In the Proposed ILC Offering, the Company is expected to receive net proceeds of approximately $35.1 million (assuming the sale of 2,694,900 shares of ILC common stock at an initial public offering price of $14.00 per share (the midpoint of the estimated offering price range) and after deducting estimated underwriting discounts). There can be no assurance the Proposed ILC Offering will be consummated on the proposed terms, on different terms or at all. See "Recent Developments -- Divestitures."

   The pro forma balance sheet at June 30, 1996 was prepared as if the Pharmacy Sale and Proposed ILC Offering were consummated as of June 30, 1996. The pro forma statement of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 were prepared as if the Pharmacy Sale and Proposed ILC Offering were consummated on January 1, 1995.

   The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information set forth below is not necessarily indicative of the Company's financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained in the Company's future. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                       INTEGRATED HEALTH SERVICES, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                                JUNE 30, 1996
                            (DOLLARS IN THOUSANDS)


                                                                                    PROPOSED
                                                                   PHARMACY SALE   ILC OFFERING
                                                                    ADJUSTMENTS     ADJUSTMENTS
                                                       IHS           INCREASE        INCREASE     PRO FORMA
                                                     ACTUAL         (DECREASE)      (DECREASE)   CONSOLIDATED
                                                     -----------------------------------------------------------
                     Assets
Current Assets:
 Cash and cash equivalents .....................  $   44,399   $       (878)(a)    $     --      $ 43,521
 Temporary investments .........................       2,290             --              --         2,290
 Patient accounts and third-party payor
  settlements receivable, net ..................     263,203        (17,867)(a)         (70)(a)    245,266
 Supplies, inventories, prepaid expenses and
  other current assets .........................      26,665         (6,457)(a)        (841)(a)     19,367
 Income tax receivable..........................      14,717             --              --         14,717
                                                  ----------    --------------- --------------   ---------------
   Total current assets ........................     351,274        (25,202)           (911)       325,161
Property, plant and equipment, net .............     816,530         (9,529)(a)     (60,588)(a)    746,413
Intangible assets ..............................     338,051        (54,965)(a)          --        283,086
Investments in and advances to affiliates  .....      30,193         25,000 (b)      15,664 (g)     70,857
Other assets ...................................      84,333                --         (736)(a)     83,597
                                                  ----------    --------------- --------------   ---------------
   Total assets ................................  $1,620,381   $    (64,696)    $   (46,571)    $1,509,114
                                                  ==========   =============== ============== ===============
       Liabilities and Stockholders' Equity
Current Liabilities:
 Current maturities of long-term debt ..........  $    4,907   $         --    $         --      $   4,907
 Accounts payable and accrued expenses .........     158,748          4,031 (a)(c) (11,483)(a)     151,296
                                                   ----------  --------------- -------------- ---------------
   Total current liabilities ...................     163,655          4,031        (11,483)        156,203
Long-term debt:
 Convertible subordinated debentures ...........     258,750             --           --           258,750
 Other long-term debt less current maturities ..     645,089        (91,000)(d)     (35,088)(h)    519,001
                                                  ----------   --------------- -------------- ---------------
   Total long-term debt ........................     903,839        (91,000)        (35,088)       777,751
Deferred income taxes ..........................      54,730             --              --         54,730
Deferred gain on sale-leaseback transactions  ..       6,733             --              --          6,733
Commitments and contingencies
Stockholders' equity:
 Common stock ..................................          23             --              --             23
 Additional paid-in capital ....................     429,803             --              --        429,803
 Retained earnings .............................      61,598         11,337 (e)          --         72,935
 Unrealized gain on available for sale
  securities....................................          --         10,936 (f)          --         10,936
                                                  ----------   --------------- -------------- ---------------
   Total stockholders' equity  .................     491,424         22,273              --        513,697
                                                  ----------   --------------- -------------- ---------------
   Total liabilities and stockholders' equity ..  $1,620,381   $    (64,696)    $    (46,571)   $1,509,114
                                                  ==========   =============== ============== ===============

                       INTEGRATED HEALTH SERVICES, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)


                                                                           PROPOSED
                                                                             ILC
                                                          PHARMACY SALE    OFFERING
                                                           ADJUSTMENTS    ADJUSTMENTS
                                                 IHS        INCREASE       INCREASE      PRO FORMA
                                                ACTUAL     (DECREASE)     (DECREASE)    CONSOLIDATED
                                                ------     -----------    -----------   ------------

Net revenues:
 Basic medical services ...................  $  368,569  $         --      $    --       $  368,569
 Specialty medical services ...............     770,554      (73,566)(i)    (15,123)(i)     681,865
 Management services and other ............      39,765            --        (1,146)(i)      38,619
                                             ----------   -------------- ------------- ---------------
   Total ..................................   1,178,888      (73,566)       (16,269)      1,089,053
Cost and expenses:
 Operating expenses .......................     888,551      (63,082)(i)    (12,285)(i)     813,184
 Corporate administrative and
  general .................................      56,016            --             --         56,016
 Depreciation and amortization.............      39,961       (2,681)(i)       (414)(i)      36,866
 Rent .....................................      66,125       (1,227)(i)     (2,430)(i)      62,468
 Interest, net.............................      38,977       (6,798)(j)     (2,621)(j)      29,558
 Loss from impairment of long-lived
  assets(1)................................     109,106            --        (5,126)(i)     103,980
 Other non-recurring charges(2)............      23,854            --            --          23,854
                                             ----------    -------------- ------------- ---------------
   Total costs and expenses................   1,222,590      (73,788)       (22,876)      1,125,926
  Earnings (loss) before equity in earnings
   of affiliates, income taxes and
   extraordinary items ....................     (43,702)         222          6,607         (36,873)
Equity in earnings of affiliates ..........       1,443           --             --           1,443
                                             ----------    --------------- ------------- ---------------
  Earnings (loss) before income taxes and
   extraordinary items ....................     (42,259) $       222        $ 6,570         (35,430)
                                                           =============== =============
Income tax benefit.........................     (16,270)                                    (13,641)
                                             ----------                                  ---------------

Loss before extraordinary items ...........     (25,989)                                    (21,789)
Extraordinary items(3) ....................       1,013                                       1,013
                                             ----------                                ---------------
   Net loss ...............................  $  (27,002)                                 $  (22,802)
                                             ==========                                ===============


                       INTEGRATED HEALTH SERVICES, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1996
                            (DOLLARS IN THOUSANDS)

                                                                         PROPOSED
                                                       PHARMACY SALE  ILC OFFERING
                                                        ADJUSTMENTS    ADJUSTMENTS
                                               IHS        INCREASE       INCREASE      PRO FORMA
                                             ACTUAL      (DECREASE)     (DECREASE)    CONSOLIDATED
Net revenues:                                ------     -----------    -----------    ------------
 Basic medical services ..................  $195,279   $     --       $     --       $195,279
 Specialty medical services ..............   446,393    (44,502)(i)    (10,568)(i)    391,323
 Management services and other ...........    21,381         --           (727)        20,654
                                              ------   --------            ----        ------

   Total .................................   663,053    (44,502)       (11,295)       607,256
Cost and expenses:
 Operating expenses ......................   502,344    (36,863)(i)     (7,816)(i)    457,665
 Corporate administrative and
  general ................................    29,947         --              --        29,947
 Depreciation and amortization............    18,604     (1,555)(i)       (480)(i)     16,569
 Rent ....................................    35,535       (702)(i)     (1,309)(i)     33,524
 Interest, net............................    30,102     (3,176)(j)     (1,225)(j)     25,701
                                              ------     ------         ------         ------
   Total costs and expenses...............   616,532    (42,296)       (10,830)       563,406
  Earnings (loss) before equity in
   earnings of affiliates, income
   taxes and extraordinary items .........    46,521     (2,206)          (465)        43,850
Equity in earnings of affiliates .........       760         --             --            760
                                                 ---     -------        ------            ---

  Earnings (loss) before income taxes and
   extraordinary items ...................    47,281   $ (2,206)      $   (465)        44,610
                                                        ========       ========
Income tax provision .....................    18,203                                   17,175
                                             --------                                  ------

Earnings  before extraordinary
   items .................................    29,078                                   27,435
  Extraordinary items(6)..................     1,431                                    1,431
                                            ---------                               ---------
   Net earnings ...... ...................  $ 27,647                                 $ 26,004
                                            ==========                              =========

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $109,106,000. See Notes 1(j) and 17 of Notes to Consolidated Financial Statements.

(2) In the fourth quarter of 1995, the Company terminated a contract to manage 23 facilities and, as a result, incurred a loss of $21,915,000 on the termination of this contract. Such loss consists of the write-off of its investment in the management contract and management fees receivable. In connection with the merger with IntegraCare, the Company incurred $1,939,000 of accounting, legal and other costs. See Note 17 of Notes to Consolidated Financial Statements.

(3) In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented for the year ended December 31, 1995 as an extraordinary item of $1,013,000.

(4) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(5) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss from impariment of long-lived assets and other non-recurring charges, fixed charges exceeded earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss from impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(6) During the six months ended June 30, 1996, the Company recorded a loss on extinguishment of debt of $2,327,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented for the six months ended June 30, 1996 as an extraordinary item of $1,431,000.


                        NOTES TO PRO FORMA ADJUSTMENTS

   For purposes of determining the effect of the sale of the Pharmacy Sale and the Proposed ILC Offering, the following estimates and adjustments have been made:

(a) Represents the carrying values of assets and liabilities sold.

(b) Represents the value of the Capstone Pharmacy Services, Inc. common stock received as partial consideration for the pharmacy division.

(c) Represents liabilities not assumed by the purchaser associated with the disposition of the pharmacy division.

(d) Represents net proceeds from the Pharmacy Sale applied to reduce long-term debt.

(e) Represents the net gain on the Pharmacy Sale.

(f) Represents unrealized gain on the shares of common stock of Capstone received as partial consideration of the pharmacy division.

(g) Represents carryover basis in shares of ILC retained by the Company.

(h) Represents net proceeds from the Proposed ILC Offering applied to reduce long-term debt.

(i) Represents actual revenues and expenses of division sold.

(j) Represents reduction of interest resulting from pay-down of debt based on the average interest rate of outstanding balances.

                                   BUSINESS

GENERAL OVERVIEW

   Integrated Health Services, Inc. is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. Post-acute care services include subacute care, outpatient and home care, inpatient and outpatient rehabilitation and hospice services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. IHS' post-acute care network currently consists of over 600 service locations in 40 states.

   The Company's post-acute care strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care strategy, the Company has focused on (i) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the preference of payors, physicians and patients for dealing with only one service provider; (ii) developing subacute care units; (iii) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; and (iv) forming strategic alliances with health maintenance organizations, hospital groups and physicians.

   In implementing its post-acute healthcare strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in February 1996 entered into an agreement to acquire First American Health Care of Georgia, Inc., a provider of home health services in 21 states, principally Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. First American had over nine million visits to the home in 1995. See "Recent Developments" and "-- Company Strategy."

   The Company provides subacute care through medical specialty units, which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals.
Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services. Total revenues generated from MSUs have increased from $104.3 million for the year ended December 31, 1993 to $178.0 million for the year ended December 31, 1994 and to $290.2 million for the year ended December 31, 1995, and from $130.0 million in the six months ended June 30, 1995 to $157.1 million in the six months ended June 30, 1996. MSU revenues as a percentage of total revenues were 35% in 1993, 25% in each of 1994 and 1995 and 23% and 24% in the six months ended June 30, 1995 and 1996, respectively. The percentage decrease in 1994 was primarily the result of the acquisition of facilities which did not have MSUs at the time of acquisition as well as the acquisition of rehabilitation, pharmacy, diagnostic, respiratory therapy, home healthcare and related service companies in connection with the Company's vertical integration strategy and the implementation of the Company's post-acute care network. MSU revenue as a percentage of total revenues is expected to continue to decrease as the Company implements its vertical integration strategy and continues to expand its post-acute care network through the acquisition of rehabilitation and home healthcare and similar service companies.

   The Company presently operates 195 geriatric care facilities (125 owned or leased and 70 managed) and 145 MSUs located within 79 of these facilities. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, the Company derived approximately 44%, 45%, 42% and 43%, respectively, of its patient revenues from private pay sources. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare and similiar services to third-parties, constituted approximately 57%, 65%, 65% and 67% of net revenues during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. In addition, the Company offers a wide range of hospice services.

INDUSTRY BACKGROUND

   In 1983, the Federal government acted to curtail increases in healthcare costs under Medicare, a Federal insurance program under the Social Security Act primarily for individuals age 65 or over. Instead of continuing to reimburse hospitals on a cost plus basis (i.e., the hospital's actual cost of care plus a specified return on investment), the Federal government established a new type of payment system based on prospectively determined prices rather than retrospectively determined costs, with payment for inpatient hospital services based on regional and national rates established under a system of diagnosis-related groups ("DRGs"). As a result, hospitals bear the cost risk of providing care inasmuch as they receive specified reimbursement for each treatment regardless of actual cost.

   Concurrent with the change in government reimbursement of healthcare costs, a "managed care" segment of the healthcare industry emerged based on the theme of cost containment. The health maintenance organizations and preferred provider organizations, which constitute the managed care segment, are able to limit hospitalization costs by giving physicians incentives to reduce hospital utilization and by negotiating discounted fixed rates for hospital services. In addition, traditional third party indemnity insurers began to limit reimbursement to pre-determined amounts of "reasonable charges," regardless of actual cost, and to increase the amount of co-payment required to be paid by patients, thereby requiring patients to assume more of the cost of hospital care. These changes have resulted in the earlier discharge of patients from acute care hospitals.

   At the same time, the number of people over the age of 65 began to grow significantly faster than the overall population. Further, advances in medical technology have increased the life expectancies of an increasingly large number of medically complex patients, many of whom require a high degree of monitoring and specialized care and rehabilitative therapy that is generally not available outside the acute care hospital. However, the changes in government and third-party reimbursement and growth of the managed care segment of the healthcare industry, when combined with the fact that the cost of providing care to these patients in an acute care hospital is higher than in a non-acute care hospital setting, provide economic incentives for acute care hospitals and patients or their insurers to minimize the length of stay in acute care hospitals. The early discharge from hospitals of patients who are not fully recovered and still require medical care and rehabilitative therapy has significantly contributed to the rapid growth of the home healthcare industry, as have recent advances in medical technology, which have facilitated the delivery of services in alternate sites, demographic trends, such as an aging population, and a preference for home healthcare among patients. However, for some of these patients home healthcare is not a viable alternative because of their continued need for a high degree of monitoring, more intensive and specialized medical care, 24-hour per day nursing care and a comprehensive array of rehabilitative therapy. As a result, the Company believes there is an increasing need for non-acute care hospital facilities which can provide the monitoring, specialized care and comprehensive rehabilitative therapy required by the growing population of subacute and medically complex patients.

   The traditional nursing home, despite its skilled care license and eligibility for Medicare certification, has focused on providing custodial care to Medicaid eligible persons until they die. The state Medicaid reimbursement program reinforces this focus by typically setting "cost ceilings" on reimbursement for each patient based on overall average state costs for all patients. Since the "average" patient is a long-stay, non-medically complex patient, nursing homes face an economic disincentive to treat medically complex patients because Medicaid reimburses the nursing home as if it had provided only custodial care to a non-medically complex patient regardless of the type of care actually provided. In addition, state laws impose substantial restrictions on or prohibitions against the ability of a facility to reduce the number of Medicaid certified beds in a facility, thus making the process of converting to the treatment of more medically complex non-Medicaid eligible persons a long and financially risky process. As a result, most traditional nursing homes, with high Medicaid census and earnings and cash flow under pressure, are reluctant to spend the capital required to upgrade staff, implement medical procedures (such as infection control) and equip a nursing home to treat subacute and medically complex patients and provide the comprehensive rehabilitative therapy required by many of these patients.

   Moreover, recent healthcare reform proposals have focused on regional health alliances, which would negotiate rates with providers on behalf of consumers, and a reliance on managed care as a way to contain healthcare costs. These proposals, together with the increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated reimbursement systems, have resulted in a trend of consolidation of smaller, local operators who lack the sophisticated management information systems, operating efficiencies and financial resources to compete effectively into larger, more established regional or national operators.

   There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Ongoing consolidation in the healthcare industry could also impact the Company's business and results of operations. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform" and "-- Uncertainty of Government Regulation."

COMPANY STRATEGY

   The Company's post-acute care strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. The central elements of IHS' business strategy are:

   Vertical Integration of Post-acute Care Services. The Company is expanding the range of home healthcare and related services it offers to its patients directly in order to serve the full spectrum of patient needs following acute hospitalization. The Company is now able to offer directly to its patients, rather than through third-party providers, home healthcare, rehabilitation (physical, occupational and speech) and mobile x-ray and electrocardiogram services. As a full service provider, IHS believes that it is better able to respond to the needs of its patients and referral sources. In addition, the Company believes that by offering managed care organizations and insurance companies a single source from which to obtain a full continuum of care to patients following discharge from the acute care hospital, it will attract healthcare payors seeking to improve the management of healthcare quality as well as to reduce servicing and administrative expenses. The Company also believes that offering a broad range of services will allow it to better control certain costs, which will provide it with a competitive advantage in contracting with managed care companies and permit the development of capitated rates.

   Subacute Care Through Medical Specialty Units. The Company's strategy is designed to take advantage of the need for early discharge of many patients from acute care hospitals by using MSUs as subacute specialty units within its geriatric care facilities. MSUs provide the monitoring and specialized care still required by these persons after discharge from acute care hospitals at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of care in acute care hospitals. IHS also intends to continue to use its geriatric care facilities to meet the increasing need for cost-efficient, comprehensive rehabilitation treatment of these patients. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs and wound management programs; other programs offered include subacute rehabilitation, cardiology, oncology and HIV. IHS opened its first MSU program in April 1988 and currently operates 145 MSU programs in 79 facilities. IHS also emphasizes the care of medically complex patients through the provision of a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy. The Company intends that its MSUs be a lower cost alternative to acute care or rehabilitation hospitalization of subacute or medically complex patients. IHS intends to expand its specialty medical services at its existing and newly acquired facilities.

   Expansion of Home-Based Services. The Company's strategy is to expand its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible and patients' desires to be treated at home. The Company believes that the nation's aging population, when combined with advanced technology which allows more healthcare procedures to be performed at home, has resulted in an increasingly large number of patients with long-term chronic conditions that can be treated effectively in the home. A significant number of patients discharged from the Company's MSUs require home healthcare. The Company also believes that it can expand its home healthcare services to cover preacute, as well as postacute, patients by having home healthcare nurses provide preventive care services to home bound senior citizens. In addition, the Company believes that home healthcare will help the Company contain costs, thereby providing it with a competitive advantage in contracting with managed care companies and assisting in the development of capitated rates. The Company currently provides home healthcare services, which range from light housekeeping to skilled professional care by trained nurses and therapists, in 14 states. In addition, the Company has entered into an agreement to acquire First American Health Care of Georgia, Inc., which provides home health services in 21 states (including 18 states in which IHS is already operating), although there can be no assurance the acquisition will be consummated. See "Risk Factors -- Risks Related to Proposed Acquisition of First American" and "Recent Developments -- Proposed Acquisition of First American."

   Concentration on Targeted Markets. The Company has implemented a strategy focused on the development of market concentration for its post-acute services in targeted states due to increasing payor consolidation. The Company also believes that by offering its services on a concentrated basis in targeted markets, together with the vertical integration of its services, it will be better positioned to meet the needs of managed care payors. The Company now operates 195 geriatric care facilities (70 of which the Company manages), with 31 geriatric care facilities (28 of which the Company manages) in California, 35 geriatric care facilities in Florida (five of which the Company manages), 14 geriatric care facilities in Pennsylvania (two of which the Company manages) and 23 geriatric care facilities in Texas (six of which the Company manages).

   Expansion Through Acquisition. The Company has grown substantially through acquisitions and the opening of MSUs, and expects to continue to expand its business by establishing additional MSUs and rehabilitation programs in its existing geriatric care facilities, by acquiring additional geriatric care facilities in which to establish MSUs and rehabilitation programs, by expanding the number of MSU programs offered and by expanding the amount of home healthcare and related services it offers directly to its patients rather than through third-party providers. From January 1, 1991 to date, the Company has increased the number of geriatric care facilities it owns or leases from 25 to 125, has increased the number of facilities it manages from 18 to 70 and has increased the number of MSU programs it operates from 13 to 145. In addition, the Company now offers certain related services, such as home healthcare, rehabilitation, x-ray and electrocardiogram and pharmacy, directly to its patients rather than relying on third-party providers. The Company's planned expansion and growth require that additional MSUs be established in the Company's existing facilities, that the Company acquire, lease or acquire the right to manage for others additional facilities in which

MSUs can be established, that the Company expand its home healthcare services through the acquisition of additional home healthcare providers, and that the Company acquire, or establish relationships with, third-parties which provide other post-acute care services not currently provided by the Company. See "Risk Factors -- Risks Related to Growth Strategy."

PATIENT SERVICES

  BASIC MEDICAL SERVICES

   The Company provides a wide range of basic medical services at its geriatric care facilities which are licensed as skilled care nursing homes. Services provided to all patients include required nursing care, room and board, special diets, and other services which may be specified by a patient's physician who directs the admission, treatment and discharge of the patient.

   The Company also operates assisted living facilities for elderly persons who do not require the medical care provided in a geriatric care facility but need assistance with the "activities of daily living," such as cooking, bathing, driving, or administering their own medication. The Company is currently pursuing the sale of a majority of the Company's assisted living services division. See "Recent Developments -- Divestitures -- Proposed Sale of Assisted Living Division."

SPECIALTY MEDICAL SERVICES

  MEDICAL SPECIALTY UNITS

   The Company's MSUs are typically 20 to 75 bed subacute specialty care units located within discrete areas of IHS' facilities, with physical identities, specialized medical technology and medical staffs separate from the geriatric care facilities in which they are located. An intensive care unit nurse, or a nurse with specialty qualifications, serves as clinical coordinator of each unit, which generally is staffed with nurses having experience in the acute care setting. The operations of each MSU are generally overseen by a Board certified specialist in that unit's area of treatment. The patients in each MSU are provided with a high degree of monitoring and specialized care similar to that provided by acute care hospitals. The physiological monitoring equipment required by the MSU is equivalent to that found in the acute care hospital. The Company opened its first MSU program during April 1988 and currently operates 145 MSUs at 79 facilities. Approximately one-third of all of the Company's MSU patients are under the age of 70.

   Although each MSU has most of the treatment capabilities of an acute care hospital in the MSU's area of specialization, the Company believes the per diem treatment costs are generally 30% to 60% less than in acute care hospitals. Additionally, the MSU is less "institutional" in nature than the acute care hospital, families may visit MSU patients whenever they wish and family counseling is provided. In marketing its MSU programs to insurers and healthcare providers, IHS emphasizes the cost advantage of its treatment as compared to acute care hospitals. The Company also emphasizes the improved "quality of life" compared to acute care and long-term care hospitals in marketing its MSU programs to hospital patients and their families. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, cardiology, oncology and HIV.

   Complex Care Program. This program is designed to treat persons who are generally subacute or chronically ill and sick enough to be treated in an acute care hospital. Persons requiring this care include post-surgical patients, cancer patients and patients with other diseases requiring long recovery periods. This program is designed to provide the monitoring and specialized care these patients require but in a less institutional and more cost efficient setting than provided by hospitals. Some of the monitoring and specialized care provided to these patients are apnea monitoring, continuous peripheral intravenous therapy with or without medication, continuous subcutaneous infusion, chest percussion and postural drainage, gastrostomy or naso-gastric tube feeding, ileostomy or fistula care (including patient teaching), post-operative care, tracheostomy care, and oral, pharyngeal or tracheal suctioning. Patients in this program also typically undergo intensive rehabilitative services to allow them to return home.

   Ventilator Program. This program is designed for persons who require ventilator assistance for breathing because of respiratory disease or impairment. Persons requiring ventilation include sufferers of chronic obstructive pulmonary disease, muscular atrophy and respiratory failure, pneumonia, cancer, spinal cord or traumatic brain injury and other diseases or injuries which impair respiration. Ventilators assist or effect respiration in patients unable to breathe adequately for themselves by injecting heated, humidified, oxygen-enriched air into the lungs at a pre-determined volume per breath and number of breaths per minute and by controlling the relationship of inhalation time to exhalation time. Patients in this program undergo respiratory rehabilitation to wean them from ventilators by teaching them to breathe on their own once they are medically stable. Patients are also trained to use the ventilators on their own.

   Wound Management Programs. These programs are designed to treat persons suffering from post operative complications and persons infected by certain forms of penicillin and other antibiotic resistant bacteria, such as methicillin resistant staphylococcus aureus ("MRSA"). Patients infected with these types of bacteria must be isolated under strict infection control procedures to prevent the spread of the resistant bacteria, which makes MSUs an ideal treatment site for these patients. Because of the need for strict infection control, including isolation, treatment of this condition in the home is not practical.

   Cardiac Care Program. This program is designed to treat persons suffering from congestive heart failure, severe cardiac arrhythmia, pre/post transplants and other cardiac diagnoses. The monitoring and specialized care provided to these patients includes electrocardiographic monitoring/telemetry, continuous hemodynamic monitoring, infusion therapy, cardiac rehabilitation, stress management and dietary counseling, planning and education.

   The Company believes that MSU programs can be developed to address a wide variety of medical conditions which require specialized care. In addition, the Company has developed MSU programs for subacute rehabilitation, oncology and HIV. The Company intends to establish additional MSUs in its existing facilities and in facilities which it acquires or manages for others to address the various market needs for MSU programs in the markets in which it operates.

  REHABILITATION

   The Company provides a comprehensive array of rehabilitative services for patients at all of its geriatric care facilities, including those in its MSU programs, in order to enable those persons to return home. These services include respiratory therapy with licensed respiratory therapists, physical therapy with a particular emphasis on programs for the elderly, speech therapy, particularly for the elderly recovering from cerebral vascular disorders, occupational therapy, and physiatric care. A portion of the rehabilitative service hours are provided by independent contractors. In order to reduce the number of rehabilitative services hours provided by independent contractors, the Company began in late 1993 to acquire companies which provide physical, occupational and speech therapy to healthcare facilities.

   The Company has also begun to offer a rehabilitation program to stroke victims and persons who have undergone hip replacement.

  HOME HEALTHCARE SERVICES

   The Company provides home healthcare assistance to the elderly in Arizona, Colorado, Florida, Illinois, Indiana, Kansas, Kentucky, Missouri, New Mexico, North Carolina, Ohio, Pennsylvania, Tennessee and Texas. Services offered range from light housekeeping to skilled professional care by trained nurses and therapists. The Company intends to expand substantially its home healthcare services. See "Recent Developments -- Proposed Acquisition of First American" and "-- Company Strategy-Expansion of Home-Based Services."

  ALZHEIMER'S PROGRAM

   IHS also offers a specialized treatment program for persons with Alzheimer's disease. This program, called "The Renaissance Program," is located in a specially designed wing separated from the remainder of the facility. The physical environment is designed to address the problems of disorientation

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
and perceptual confusion experienced by Alzheimer's sufferers. The Renaissance Program is designed to help reduce the stress and agitation of Alzheimer's disease by addressing the problems of short attention spans and hyperactivity. The staff for this program is specially recruited and staff training is highly specialized. This program is designed not only to provide care to persons suffering from Alzheimer's disease, but also to work with the patient's family. The Company currently offers The Renaissance Program at 12 of its geriatric care facilities with a total of 394 beds. Patients pay a small premium to the Company's per diem rate for basic medical care to participate in this program.

  HOSPICE SERVICES

   The Company also provides hospice care to the terminally ill at its facility in Miami, Florida. In addition, the Company provides hospice services, including medical care, counseling and social services, to the terminally ill in the greater Chicago metropolitan area and the State of Michigan.

MANAGEMENT AND OTHER SERVICES

   The Company manages geriatric care facilities under contract for others to capitalize on its specialized care programs without making the capital outlay generally required to acquire and renovate a facility. The Company currently manages 70 geriatric care facilities with 7,954 licensed beds, including eight assisted living facilities with 621 living units. The Company is responsible for providing all personnel, marketing, nursing, resident care, dietary and social services, accounting and data processing reports and services for these facilities, although such services are provided at the facility owner's expense. The facility owner is also obligated to pay for all required capital expenditures. The Company manages these facilities in the same manner as the facilities it owns or leases, and provides the same geriatric care services as are provided in its owned or leased facilities. Contract acquisition costs for legal and other direct costs incurred to acquire long-term management contracts are capitalized and amortized over the term of the related contract.

   The Company receives a management fee for its services which generally is equal to 4% to 8% of gross revenues of the geriatric care facility. Certain management agreements also provide the Company with an incentive fee based on the amount of the facility's operating income which exceeds stipulated amounts. Management fee revenues are recognized when earned and billed generally on a monthly basis. Incentive fees are recognized when operating results of managed facilities exceed amounts required for incentive fees in accordance with the terms of the management agreements. The management agreements generally have an initial term of ten years, with the Company having a right to renew in most cases. The management agreements expire at various times between October 1996 and November 2005 although all can be terminated earlier under certain circumstances. The Company generally has a right of first refusal in respect of the sale of each managed facility. The Company believes that by implementing its specialized care programs and services in these facilities, it will be able to increase significantly the operating income of these facilities and thereby increase the management fees the Company will receive for managing these facilities.

   The Company also manages private duty and Medicare certified home health agencies in the Dallas/Fort Worth, Texas market.

   In addition to the foregoing management services, the Company provided consulting services for the development of subacute programs at the 25 Canadian facilities operated by Central Park Lodges Ltd., a wholly-owned Canadian subsidiary of Trizec Corporation, Ltd. ("Trizec"), a publicly held Canadian real estate company which owned Central Park Lodges, Inc. ("CPL"), for a period of two years through December 1995. The Company received a fee of $4 million for these services in 1994 and a fee of $3 million for these services in 1995. In December 1993, the Company acquired substantially all the United States operations of CPL, consisting of 30 geriatric care facilities located in Florida, Pennsylvania and Texas, nine retirement facilities located in Florida, an institutional pharmacy division servicing geriatric care facilities in Florida, Pennsylvania and Texas and a division which provides healthcare personnel and support services to home healthcare and institutional markets in Florida and Pennsylvania. The Company subsequently disposed of seven retirement facilities, five geriatric care facilities and, pursuant to the Pharmacy Sale, an institutional pharmacy division acquired from CPL which the Company did not consider to fit within its post-acute care strategy.

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
QUALITY ASSURANCE

   IHS has developed a comprehensive Quality Assurance Program to verify that high standards of care are maintained at each facility operated or managed by the Company. The Company requires that its facilities meet standards of care more rigorous than those required by Federal and state law. Under the Company's Quality Assurance Program standards for delivery of care are set and the care and services provided by each facility are evaluated to insure they meet the Company's standards. A quality assurance team evaluates each facility bi-annually, reporting directly to the Company's Chief Executive Officer and to the Chief Operating Officer, as well as to the administrator of each facility. The Company has also developed a specialized Quality Assurance Program for its MSU programs. The Company has begun a program to obtain accreditation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for each of its facilities. At July 31, 1996, 36 of the Company's facilities had been fully accredited by the JCAHO.

   In connection with its Quality Assurance Program, the Company conducts quarterly evaluations of its services through written questionnaires of its patients and their families. Facility administrator bonuses are dependent in part upon their facility's ranking in such surveys. The Company also maintains an 800 number, called the "In-Touch Line," which is prominently displayed above telephones in each facility and placed in patients' bills. Patients and staff are encouraged to call this number if they have any problem with nursing or administrative personnel which cannot be resolved quickly at the facility level. This program provides the Company with an early-warning of problems which may be developing at the facility.

OPERATIONS

   The day-to-day operations of each facility are managed by an on-site state licensed administrator, and an on-site business office manager monitors the financial operations of each facility. The administrator of each facility is supported by other professional personnel, including the facility's medical director, social workers, dietician and recreation staff. Nursing departments in each facility are under the supervision of a director of nursing who is state-registered. The nursing staffs are composed of registered nurses and licensed practical nurses as well as nursing assistants.

   The Company's corporate staff provides services such as marketing assistance, training, quality assurance oversight, human resource management, reimbursement expertise, accounting, cash management and treasury functions, internal auditing and management support. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each facility. The Company has standardized operating procedures and monitors its facilities to assure consistency of operations. IHS emphasizes frequent communications, the setting of operational goals and the monitoring of actual results. The Company uses a financial reporting system which enables it to monitor, on a daily basis, certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenue and staffing.

   Each facility has all necessary state and local licenses. Most facilities are certified as providers under the Medicare and Medicaid programs of the state in which they are located.

JOINT VENTURES

   In January 1993, a wholly-owned subsidiary of IHS, Integrated Health Services of Missouri, Inc. ("IHSM"), invested $4,650,000 for a 49% interest in a partnership newly formed to manage and operate approximately 8,000 geriatric care and assisted retirement beds. In connection with this transaction, the Company guaranteed a $4.2 million first mortgage loan on one of these geriatric care facilities. Cenill, Inc., a wholly owned subsidiary of Tutera Group, Inc., the former manager of the facilities, is the sole general partner of the partnership and owns a 51% interest therein. Subject to certain material transactions requiring the approval of IHSM, the business of the partnership is conducted by its general partner. Under certain circumstances, IHSM has the right to become a 51% owner and sole general partner of the partnership, or to purchase the general partner's entire interest in the partnership, in each case for a price based upon a multiple of the partnership's earnings.

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
   In April 1993, a wholly-owned subsidiary of IHS, Southwood Holdings, Inc. ("Southwood"), acquired a 21.28% interest in the common stock and a 47.64% interest in the 6% cumulative convertible preferred stock of Speciality Care PLC, an owner and operator of geriatric care facilities in the United Kingdom. The total cost of the investment was $748,000 for the common stock and $2,245,000 for the preferred stock. The preferred stock contains certain preferences as to liquidation. In 1994, Southwood loaned $1,000,000 to Speciality Care bearing interest at 9%. In January 1995 Southwood applied $627,000 of the loan to pay for additional shares of common and preferred stock of Speciality Care PLC subscribed for in November 1994. In June 1995, Southwood loaned an additional $8,575,000 to Speciality Care bearing interest at 12%; this loan was subsequently repaid in August 1995. In addition, Southwood invested an additional $4,384,000 in Speciality Care. Southwood currently owns 21.3% of Speciality Care's common stock and 63.65% of Speciality Care's 6% cumulative convertible preferred stock.

   In 1994, the Company sold its 49% interest in two joint ventures formed to develop and operate assisted living facilities and acquired the 51% interest in a joint venture which owned a facility which IHS managed.

   In 1995, Southwood invested $8.2 million for a 40% interest in HPC America, Inc. ("HPC"), a Delaware corporation that operates home infusion and home healthcare companies, in addition to owning physician practices. Subject to certain material transactions requiring the approval of Southwood, the business is conducted under the direction of the Chief Executive Officer and President of HPC. Under certain circumstances, IHS has the right to purchase the remaining 60% interest in HPC, based upon a multiple of HPC's earnings.

SOURCES OF REVENUE

   The Company receives payments for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which certain of its facilities are located under Medicaid. The sources and amounts of the Company's patient revenues derived from the operations of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. Generally, private pay patients are the most profitable and Medicaid patients are the least profitable.

   During the years ended December 31, 1993, 1994 and 1995, the Company derived approximately $151.6 million, $297.8 million and $509.3 million, respectively, or 55.0%, 44.2% and 44.7%, respectively, of its patient revenues from private pay sources and approximately $123.9 million, $376.4 million and $629.8 million, respectively, or 45.0%, 55.8% and 55.3%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $79.4 million, $225.6 million and $387.2 million, or 64.1%, 59.9% and 61.5%, respectively, from Medicare and approximately $44.5 million, $150.8 million and $242.6 million, respectively, or 35.9%, 40.1% and 38.5%, respectively, from Medicaid. During the six months ended June 30, 1995 and 1996, the Company derived approximately $226.8 million and $277.6 million, respectively, or 41.9% and 43.2%, respectively, of its patient revenues from private pay sources and approximately $314.6 million and $364.9 million, respectively, or 58.1% and 56.8%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $192.5 million and $226.2 million, or 61.2% and 62.0%, respectively, from Medicare and approximately $122.1 million and $138.7 million, respectively, or 38.8% and 38.0%, respectively, from Medicaid. The increase in the percentage of revenue from government reimbursement programs is due to the higher level of Medicare and Medicaid patients serviced by the related service companies and the larger concentration of Medicaid patients in the 30 Central Park Lodges facilities acquired on December 1, 1993 and the 41 facilities leased on August 31, 1994, as well as the increase in MSU beds.

   The Company's experience has been that Medicare patients constitute a higher percentage of an MSU program's initial occupancy than they do once the program matures. However, as the Company's marketing program to private pay patients is implemented in the new MSUs, the number of private pay

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
patients in those programs has traditionally increased. In addition, the Company received payments from third parties for its management services, which constituted approximately 7.0%, 5.3% and 3.3%, of total net revenues for the years ended December 31, 1993, 1994 and 1995, respectively, and 3.5% and 3.2% of total net revenue for the six months ended June 30, 1995 and 1996, respectively.

   Gross third party payor settlements receivable, primarily from federal and state governments (i.e., Medicare and Medicaid cost reports), were $44.3 million at June 30, 1996, as compared to $33.0 million at December 31, 1995 and $22.6 million at December 31, 1994. Approximately $16.0 million, or 36%, of the third party payor settlements receivable, primarily from Federal and state governments, at June 30, 1996 represent the costs for its MSU patients which exceed regional reimbursement limits established under Medicare, as compared to approximately $7.6 million, or 23%, at December 31, 1995 and approximately $6.2 million, or 27%, at December 31, 1994.

   The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy depends in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. The Company has submitted waiver requests for 205 cost reports, covering all cost report periods through December 31, 1995. To date, final action has been taken by the Health Care Financing Administration ("HCFA") on all 205 waiver requests covering cost report periods through December 31, 1995. The Company's final rates as approved by HCFA represent approximately 95% of the requested rates as submitted in the waiver requests. There can be no assurance, however, that the Company will be able to recover its excess costs under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy.

   Both private third party and governmental payors have undertaken cost containment measures designed to limit payments made to healthcare providers such as the Company. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to facilities managed and operated by the Company. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in such programs. In addition, there can be no assurance that facilities owned, leased or managed by the Company now or in the future will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. In an attempt to limit the federal and state budget deficits, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Company cannot at this time predict whether this legislation or any other legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

GOVERNMENT REGULATION

   The healthcare industry is subject to extensive federal, state and local statutes and regulations. The regulations include licensure requirements, reimbursement rules and standards and levels of services of care. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Company facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business, or the levels of reimbursement from governmental, private and other sources. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. It is not possible to predict the content or impact of future legislation and regulations affecting the healthcare industry. See "Risk Factors -- Uncertainty of Government Regulations."

   Most  states  in  which  the  Company  operates  or  is  studying   expansion
possibilities have statutes which require that prior to the addition or construction of new beds, the addition of new services or certain capital expenditures in excess of defined levels, the Company must obtain a certificate of need ("CON") which certifies that the state has made a determination that a need exists for such new or additional beds, new

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services  or capital  expenditures.  These state  determinations  of need or CON programs are designed to comply with certain minimum federal standards and to enable states to participate in certain federal and state health related programs. Certain states have recently permitted their certificate of need programs to lapse or have relaxed their CON requirements. Elimination or relaxation of CON requirements may result in increased competition in such states and may also result in increased expansion possibilities in such states. Of the states in which the Company operates, the following require CONs for the facilities that are owned, operated or managed by the Company: Alabama,
Colorado,  Florida,  Georgia,  Illinois,  Indiana,  Iowa,  Kentucky,   Maryland,
Michigan, Mississippi, Missouri, Nevada, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, Washington and Wisconsin. The conversion of geriatric care beds to MSU beds does not require a CON.

   The Company's facilities are also subject to licensure regulations. Each of the Company's geriatric care facilities is licensed as a skilled care facility and is certified as a provider under the Medicare program and most are also certified by the state in which they are located as a provider under the Medicaid program of that state. The Company believes it is in substantial compliance with all material statutes and regulations applicable to its business. In addition, all healthcare facilities are subject to various local building codes and other ordinances.

   State and local agencies survey all geriatric care centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government medical assistance programs. Such surveys include reviews of patient utilization of healthcare facilities and standards for patient care. The Company endeavors to maintain and operate its facilities in compliance with all such standards and conditions. However, in the ordinary course of its business the Company's facilities receive notices of deficiencies for failure to comply with various regulatory requirements. Generally, the facility and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid programs, and, in extreme circumstances, revocation of a facility's license. These adverse actions may adversely affect the ability of the facility to operate or to provide certain services and its eligibility to participate in the Medicare or Medicaid programs. In addition, such adverse actions may adversely affect other facilities operated by the Company. See "-- Federal and State Assistance Programs."

   Effective July 1, 1995, HCFA implemented stricter guidelines for annual state surveys of long-term care facilities. These guidelines eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's strategy of acquiring poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

   Various Federal and state laws regulate the relationship between providers of healthcare services and physicians or others able to refer medical services, including employment or service contracts, leases and investment relationships. These laws include the fraud and abuse provisions of the Medicare and Medicaid and similar state statutes (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs and from state programs containing similar provisions relating to referrals of privately insured patients. The Department of Health and Human Services ("HHS") and other federal agencies have interpreted these provisions broadly to include the payment of anything of value to influence the referral of Medicare or Medicaid business. HHS has

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
issued regulations which set forth certain "safe harbors," representing business relationships and payments that can safely be undertaken without violation of the Fraud and Abuse Laws. In addition, certain Federal and state requirements generally prohibit certain providers from referring patients to certain types of entities in which such provider has an ownership or investment interest or with which such provider has a compensation arrangement, unless an exception is available. The Company considers all applicable laws in planning marketing activities and exercises care in an effort to structure its arrangements with healthcare providers to comply with these laws. However, because there is no procedure for obtaining advisory opinions from government officials, IHS is unable to provide assurance that all of its existing or future arrangements will withstand scrutiny under the anti-fraud and abuse statutes, safe harbor regulations or other state or federal legislation or regulations, nor can it predict the effect of such rules and regulations on these arrangements in particular or on IHS' operations in general.

   The Company's healthcare operations generate medical waste that must be disposed of in compliance with Federal, state and local environmental laws, rules and regulations. The Company's operations are also subject to compliance with various other environmental laws, rules and regulations. Such compliance has not materially affected, and the Company anticipates that such compliance will not materially affect, the Company's capital expenditures, earnings or competitive position, although there can be no assurance to that effect.

   In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 10 1/4 % Notes and the Company's Common Stock in the future. The Company cannot predict the ultimate timing or effect of such legislative efforts and no assurance can be given that any such efforts will not have a material adverse effect on the Company's business and results of operations.

FEDERAL AND STATE ASSISTANCE PROGRAMS

   Substantially all of the Company's geriatric care facilities are currently certified to receive benefits as a skilled nursing facility provided under the Health Insurance for the Aged and Disabled Act (commonly referred to as "Medicare"), and substantially all are also certified under programs administered by the various states using federal and state funds to provide medical assistance to qualifying needy individuals ("Medicaid"). Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

   Services under Medicare consist of nursing care, room and board, social services, physical and occupational therapies, drugs, biologicals, supplies, surgical, ancillary diagnostic and other necessary services of the type provided by extended care or acute care facilities. Under the Medicare program, the federal government pays the reasonable direct and indirect allowable costs (including depreciation and interest) of the services furnished and, through September 30, 1993, provided a rate of return on equity capital (as defined under Medicare). However, the Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The Company has submitted waiver requests to recover these excess costs. See "-- Sources of Revenue." There can be no assurance, however, that the Company will be able to recover its excess costs under the pending waiver request or under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely

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
affect its MSU strategy. Even though the Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare for nursing homes, the Company's cost of care is still lower than the cost of such care in an acute care hospital.

   Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to qualifying needy individuals. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, typically they provide for the payment of certain expenses, up to established limits. The majority of the MSU programs are not required to participate in the various state Medicaid programs. However, should the Company's MSU programs be required to admit Medicaid patients as a condition to continued participation in such programs by the facility in which the MSU program is located, the Company's results of operations could be adversely affected since the Company's cost of care in its MSU programs is substantially in excess of state Medicaid reimbursement rates.

   Funds received by IHS under Medicare and Medicaid are subject to audit with respect to the proper preparation of annual cost reports upon which reimbursement is based. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from IHS or amounts due IHS from the government agency.

   Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy determinations by insurance companies acting as Medicare fiscal intermediaries and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare facilities. Since 1985, Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs. The Company can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the Company's results of operations. It is uncertain at this time whether legislation on healthcare reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare
programs  will  occur.   There  can  be  no  assurance  that  future  healthcare
legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the results of operations of the Company. The Company cannot at this time predict whether any healthcare reform legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

COMPETITION

   The healthcare industry is highly competitive. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Risk Factors -- Competition."

   The geriatric care facilities operated and managed by the Company primarily compete on a local and regional basis with other skilled care providers. The Company's MSUs primarily compete on a local basis with acute care and long-term care hospitals. In addition, some skilled nursing facilities have developed units which provide a greater level of care than the care traditionally provided by nursing homes. The degree of success with which the Company's facilities compete varies from location to location and depends on a number of factors. The Company believes that the specialized services and care provided, the quality of care provided, the reputation and physical appearance of facilities and, in the case of private pay patients, charges

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
for services, are significant competitive factors. In light of these factors, the Company seeks to meet competition in each locality by improving the appearances of, and the quality and types of services provided at, its facilities, establishing a reputation within the local medical communities for providing competent care services, and by responding appropriately to regional variations in demographics and tastes. There is limited, if any, competition in price with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and based on fixed rates and cost reimbursement principles. Because the Company's facilities compete primarily on a local and regional basis rather than a national basis, the competitive position of the Company varies from facility to facility depending upon the types of services and quality of care provided by facilities with which each of the Company's facilities compete, the reputation of the facilities with which each of the Company's facilities compete, and, with respect to private pay patients, the cost of care at facilities with which each of the Company's facilities compete.

   The home healthcare market is highly competitive and is divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. The Company believes that the primary competitive factors are availability of personnel, the price of the services and quality considerations such as responsiveness, the technical ability of the professional staff and the ability to provide comprehensive services.

   The Company also competes with other healthcare companies for acquisitions and management contracts. There can be no assurance that additional acquisitions can be made and additional management contracts can be obtained on favorable terms.

EMPLOYEES

   As of June 30, 1996, the Company had approximately 34,000 full-time and regular part-time employees. Full-time and regular part-time service and maintenance employees at 15 facilities, totaling approximately 1,400 employees, are covered by collective bargaining agreements. The Company's corporate staff consisted of approximately 1,000 people at such date. The Company believes its relations with its employees are good.

   The Company seeks the highest quality of professional staff within each market. Competition in the recruitment of personnel in the health care industry is intense, particularly with respect to nurses. Many areas are already facing nursing shortages, and it is expected that the shortages will increase in the future. Although the Company has, to date, been successful in hiring and retaining nurses and rehabilitation professionals, the Company in the future may experience difficulty in hiring and retaining nurses and rehabilitation professionals. The Company believes that its future success and the success of its MSU programs will depend in large part upon its continued ability to hire and retain qualified personnel.

INSURANCE

   Healthcare companies are subject to medical malpractice, personal injury and other liability claims which are generally covered by insurance. The Company maintains liability insurance coverage in amounts deemed appropriate by management based upon historical claims and the nature and risks of its business. There can be no assurance that a future claim will not exceed insurance coverage or that such coverage will continue to be available. In addition, any substantial increase in the cost of such insurance could have an adverse effect on the Company's business.

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
                         DESCRIPTION OF THE NEW NOTES

   The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of May 15, 1996 (the "Indenture") between the Company and Signet Trust Company, as trustee (the "Trustee"). The terms of the New Notes and the Old Notes will be substantially identical to each other, except for transferability. Under the terms of the Indenture, the covenants and events of default will apply equally to the New Notes and the Old Notes and the New Notes and the Old Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the New Notes include those set forth in the Indenture and those made a part of the Indenture by reference to the Trust Identure Act of 1939, as amended and as in effect on the date of the Indenture (the "Trust Indenture Act." ) The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Capitalized terms that are used but not otherwise defined below under the caption "Certain Definitions" have the meaning assigned to them in the Indenture and such definitions are incorporated herein by reference. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Old Notes and the New Notes are sometimes referred to herein, collectively, as the "10 1/4 Notes."

GENERAL

   The 10 1/4 % Notes are unsecured obligations of the Company, are limited to $150,000,000 in aggregate principal amount and will mature on April 30, 2006.

   The 10 1/4 % Notes bear interest at the rate of 10 1/4 % per annum from May 29, 1996 or from the most recent payment date to which interest has been paid or provided for, payable on April 30 and October 30, of each year, commencing on October 30, 1996, to holders of record (the "Holders") at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date.

   Principal, premium, if any, and interest on the 10 1/4 % Notes will be payable (i) in respect of 10 1/4 % Notes in book-entry form held of record by the Depository Trust Company ("DTC") or its nominee, in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of 10 1/4 % Notes issued in certificated form, at the office of the Trustee, and the 10 1/4 % Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments in respect of the 10 1/4 % Notes issued in certificated form may be made by check mailed to the registered addresses of the Holders. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company or any of its Subsidiaries may subsequently act as the Paying Agent and the Registrar, and the Company may change any Paying Agent and any Registrar without prior notice to the Holders.

   The 10 1/4 % Notes will be issued only in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the 10 1/4 % Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith.

   All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any 10 1/4 % Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, each Holder may, as an unsecured general creditor, look only to the Company for payment thereof.

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
OPTIONAL REDEMPTION OF THE 10 1/4 % NOTES

   The 10 1/4 % Notes may not be redeemed by the Company prior to April 30, 2001. Thereafter, the 10 1/4 % Notes may be redeemed at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the date of redemption:

   IF REDEEMED DURING THE          REDEMPTION
 12-MONTH PERIOD COMMENCING           PRICE
- -----------------------------     ------------
April 30, 2001..................    105.125%
April 30, 2002..................    103.417%
April 30, 2003..................    101.708%
April 30, 2004 and thereafter...        100%

   If less than all of the 10 1/4 % Notes are to be redeemed at any time, selection of the 10 1/4 % Notes to be redeemed will be made by the Trustee from among the outstanding 10 1/4 % Notes by lot. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose 10 1/4 % Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest shall cease to accrue on the 10 1/4 % Notes or the portions thereof called for redemption.

PURCHASE OF 10 1/4 % NOTES UPON CHANGE IN CONTROL

   The Indenture provides that if a Change in Control occurs, each Holder will have the right to require that the Company repurchase such Holder's 10 1/4 % Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture. See "Certain Covenants -- Change in Control."

SUBORDINATION

   The payment of the principal of and premium, if any, and interest on the 10 1/4 % Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceeding of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in cash before the Holders will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the 10 1/4 % Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture). In the event of the acceleration of the maturity of the 10 1/4 % Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon before the Holders of the 10 1/4 % Notes will be entitled to receive any payment for the principal of or premium, if any, or interest on the 10 1/4 % Notes or on account of the purchase or other acquisition of the 10 1/4 % Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture).

   The New Notes will rank pari passu with the Old Notes, the Company's 9 5/8 % Senior Subordinated Notes due 2002, Series A and the Company's 10 3/4 % Senior Subordinated Notes due 2004 and will rank senior to the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003 and all other Indebtedness of the Company which expressly provides that such Indebtedness shall not be senior in right of payment to the 10 1/4 % Notes.

   No payment or distribution of any assets of the Company of any kind or character will be made on account of principal of or premium, if any, or interest on the 10 1/4 % Notes (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture) or on account of the purchase or acquisition of the 10 1/4 % Notes upon the occurrence of any default in the payment of

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
any Bank Debt or any Senior Indebtedness (other than Bank Debt) in excess of $20 million beyond any applicable grace period, unless and until such default is cured or waived or ceases to exist or such Senior Indebtedness is discharged.

   No payment or distribution of any assets of the Company of any kind or character (other than payment of amounts already deposited in accordance with the defeasance provisions of the Indenture) may be made by the Company on account of principal of or premium, if any, or interest on the 10 1/4 % Notes or on account of the purchase or acquisition of the 10 1/4 % Notes for the period specified below (the "Payment Blockage Period") if there has occurred a default, or if such payment would result in a default, with respect to the financial covenants under the Credit Agreement. These financial covenants may be changed from time to time by the banks and the Company without the consent of the Holders of the 10 1/4 % Notes, and such changes may be adverse to the Holders of the 10 1/4 % Notes and may result in the Company being prohibited from making payments on account of principal of or premium, if any, or interest on the 10 1/4 % Notes or upon a Change in Control Repurchase or an Asset Sale Offer. The Payment Blockage Period shall commence upon the receipt of notice by the Company or the Trustee from the Bank Agent and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such default with respect to the financial covenants under the Credit Agreement is cured, waived or ceased to exist, or on which the Bank Debt is discharged, (iii) the date on which the maturity of any Indebtedness (other than Senior Indebtedness) shall have been accelerated by virtue of such event, or (iv) the date on which such Payment Blockage Period shall have been terminated by notice to the Company or the Trustee from the Bank Agent, after which the Company shall resume making any and all required payments in respect of the 10 1/4 % Notes, including any missed payments. Only one Payment Blockage Period may be commenced during any period of 365 consecutive days. No default with respect to the financial covenants under the Credit Agreement that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days.

   The 10 1/4 % Notes are obligations exclusively of the Company, which is a holding company. Since the operations of the Company are currently conducted principally through Subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including the 10 1/4 % Notes, are dependent upon the earnings of such Subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by such Subsidiaries to the Company. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the 10 1/4 % Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such Subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such Subsidiaries and are subject to various business considerations. See "Risk Factors -- Subordination of the 10 1/4 % Notes; Holding Company Structure."

   The 10 1/4 % Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the Holders of the 10 1/4 % Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

   The Indenture does not limit or prohibit the incurrence of Senior Indebtedness if certain coverage tests are met and, in any case, whether or not such coverage tests are met, will not restrict the incurrence of certain Senior Indebtedness, and the Company expects to incur Senior Indebtedness from time to time in the future. At June 30, 1996, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of Indebtedness of the Company and its Subsidiaries (excluding intercompany indebtedness) to which the 10 1/4 % Notes are effectively subordinated was approximately $435.0 million. In addition, the 10 1/4 % Notes

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
are  effectively   subordinated  to  the  lease  obligations  of  the  Company's
Subsidiaries, which aggregated $245.5 million at June 30, 1996, and other liabilities, including trade payables, the amount of which could be material. At June 30, 1996, $215.0 million of indebtedness ranks pari passu with the 10 1/4 % Notes.

CERTAIN COVENANTS

   The Indenture contains, among others, the following covenants:

   Limitations on Additional Indebtedness. The Indenture provides that, after the date of the Indenture, (i) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation, Acquired Indebtedness) and (ii) the Company will not permit any of its Subsidiaries to issue (except to the Company or any of its Wholly Owned Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends, unless after giving effect thereto, the Company's Consolidated Coverage Ratio on the date thereof would be at least:

     (i) 2.00 to 1, if such date is on or prior to March 31, 1997,

    (ii) 2.25 to 1, if such date is after March 31, 1997 and on or prior to March 31, 1998, and

   (iii) 2.50 to 1, if such date is after March 31, 1998,

in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness or the issuance of such Capital Stock, as the case may be, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Coverage Ratio.

   Notwithstanding the foregoing: (a) the Company and its Subsidiaries may (i) incur Indebtedness under the Credit Agreement in an aggregate principal amount at any time not to exceed $700.0 million; (ii) incur Refinancing Indebtedness;
(iii) incur any Indebtedness of the Company to any Wholly Owned Subsidiary or of any Subsidiary to the Company or to any Wholly Owned Subsidiary; (iv) incur any Indebtedness evidenced by letters of credit which are used in the ordinary course of business of the Company and its Subsidiaries to secure workers' compensation and other insurance coverages; and (v) incur Capitalized Lease Obligations of the Company and its Subsidiaries such that the aggregate principal amount of Capitalized Lease Obligations of the Company then outstanding, when added to the Capitalized Lease Obligations to be incurred, does not exceed 5% of Consolidated Tangible Assets; and (b) the Company and its Subsidiaries may incur additional Indebtedness (including additional Indebtedness under the Credit Agreement that is designated in the Credit Agreement as incurred under this clause (b)), provided that the aggregate principal amount of any such additional Indebtedness outstanding under this clause (b) at any time, together with the liquidation value of any outstanding Subsidiary Preferred Stock, does not exceed $75.0 million.

   No Subsidiary of the Company shall Guarantee any Indebtedness of the Company that is subordinate in right of payment to any Senior Indebtedness unless such Subsidiary also Guarantees the 10 1/4 % Notes and waives, and will not claim or take advantage of, any rights of reimbursement, indemnity or subrogation against the Company as a result of any payment by such Subsidiary under its Guarantee of the 10 1/4 % Notes. If such other Indebtedness of the Company is (1) pari passu with the 10 1/4 % Notes, such Guarantee of such pari passu Indebtedness shall be pari passu with or expressly subordinated to such Guarantee of the 10 1/4 % Notes, or (2) subordinated in right of payment to the 10 1/4 % Notes, such Guarantee of such subordinated Indebtedness shall be expressly subordinated to such Guarantee of the 10 1/4 % Notes, at least to the extent that such subordinated Indebtedness is subordinated or junior to the 10 1/4 % Notes. Notwithstanding the foregoing, any Guarantee of the 10 1/4 % Notes by a
Subsidiary of the Company may provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee which resulted in the creation of such Guarantee of the 10 1/4 % Notes, except a discharge or release by or as a result of payment under such Guarantee of such other Indebtedness or if any other Guarantee of other Indebtedness is outstanding.

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
   Limitations on Subsidiary Preferred Stock. The Indenture provides that, after the date of the Indenture, the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned
Subsidiary) to own or hold any interest in any Preferred Stock of any such Subsidiary, unless the Subsidiary would be permitted to incur Indebtedness pursuant to the provisions of the "Limitations on Additional Indebtedness" covenant in the aggregate principal amount equal to the aggregate liquidation value of such Preferred Stock.

   Limitations on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time of such Restricted Payment:

        (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

        (ii) after giving effect to the proposed Restricted Payment, the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the date of the Indenture plus Investments made after such date pursuant to clause (v)(b) of the "Limitations on Investments and Loans" covenant, exceeds the sum of: (1) 50% of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing with the date of the Indenture to and including the fiscal quarter ended immediately prior to the date of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); (2) the net cash proceeds from the issuance and sale of the Company's Capital Stock that is not Disqualified Stock (other than to a Subsidiary of the Company) during such period; and
      (3) $20 million; or

        (iii) the Company would not be able to incur an additional $1.00 of Indebtedness under the Consolidated Coverage Ratio in the "Limitations on Additional Indebtedness" covenant.

Notwithstanding the foregoing, the provisions of the Indenture do not prevent:

        (x) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this covenant on the date of declaration;

        (y) the retirement of shares of the Company's Capital Stock or the Company's or a Subsidiary of the Company's Indebtedness out of the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of the Company's Capital Stock (other than Disqualified Stock); and

        (z) the purchase of stock held by officers, directors or employees of the Company whose employment or term with the Company has been terminated or who have died or become disabled in an aggregate amount not to exceed $5 million in any fiscal year.

   Limitations on Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, make any Investments in any other Person, except (i) capital contributions, advances or loans to the Company by any Subsidiary, by the Company to a Wholly Owned Subsidiary or by a Subsidiary to a Wholly Owned Subsidiary; (ii) the Company and each of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) the Company and its Subsidiaries may acquire and hold cash and Eligible Investments; (iv) the Company and its Subsidiaries may make Investments in Persons at least a majority of whose revenues result from healthcare related businesses or facilities; and (v) Investments not otherwise permitted by clauses (i) through (iv) above in an aggregate amount not exceeding at any time the sum of (a) $10 million and (b) that amount equal to the amount of Restricted Payments that could be made by the Company and its Subsidiaries without violating the Indenture.

   Limitations on Restrictions on Distributions from Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions in leases or other agree-

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
ments that restrict the assignability thereof) on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries, (ii) make loans or advances to the Company or any of its other Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its other Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) Existing Indebtedness, (c) any restrictions under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such restrictions and encumbrances only apply to assets that were subject to such restrictions or encumbrances prior to the acquisition of such assets by the Company or its Subsidiaries, (d) restrictions or encumbrances replacing those permitted by clause (b) or (c) which, taken as a whole, are not more restrictive, (e) the Indenture, (f) any restrictions and encumbrances arising in connection with Refinancing Indebtedness, provided that any restrictions and encumbrances of the type described in this paragraph that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced, (g) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (h) any agreement restricting the sale or other disposition of property securing Indebtedness if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, (i) customary restrictions in purchase money debt or leases relating to the property covered thereby and (j) the Credit Agreement.

   Limitations on Certain Other Subordinated Indebtedness. The Indenture provides that the Company shall not create, incur, assume or suffer to exist any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness by its terms or the terms of the instrument creating or evidencing such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the 10 1/4 % Notes.

   Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries or any Person (or any Affiliate of such Person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), unless (i) such Affiliate Transactions are between or among the Company and its Subsidiaries, (ii) such Affiliate Transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such Affiliate Transactions are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which is not permitted under clauses (i) or (ii) above and involves in excess of $5,000,000, the terms of such transaction shall be in writing and a majority of the disinterested members of the Board of Directors shall by resolution determine that such business or transaction meets the criterion set forth in clause (iii) above.

   Limitations on Liens. The Indenture provides that the Company will not create or suffer to exist any Lien, other than Permitted Liens, on any of its assets unless all payments due under the Indenture and the 10 1/4 % Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

   Limitations on Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless
(i) the Company or its Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock included in such Asset Sale (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) and (ii) not less than 50% of

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
such consideration is in the form of cash. The Indenture will further provide that the Net Proceeds of Asset Sales shall, within 360 days, (i) be reinvested in the lines of business of the Company or any of its Subsidiaries immediately prior to such investment; (ii) be applied to the payment of the principal of, and interest on, Senior Indebtedness; (iii) be utilized to make any Investment in any other Person permitted under the Indenture; or (iv) be applied to an offer (an "Asset Sale Offer") to purchase outstanding 10 1/4 % Notes. In any such Asset Sale Offer, the Company shall offer to purchase 10 1/4 % Notes as selected by lot at a purchase price equal to 100% of the aggregate principal amount of the 10 1/4 % Notes, plus accrued and unpaid interest to the date of purchase, in the manner set forth in the Indenture. Any Asset Sale Offer will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder. Any Net Proceeds remaining immediately after the completion of any Asset Sale Offer may be used by the Company or its Subsidiaries for any purpose not inconsistent with the other provisions of the Indenture. The Company's ability to make an Asset Sale Offer may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

   Notwithstanding the provisions of the immediately preceding paragraph, the Company and its Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view to the Company or such Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets that, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in a healthcare related business, or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or cash equivalents; provided that (i) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (ii) a majority of the disinterested members of the Board of Directors of the Company shall have approved a resolution of the Board of Directors that such exchange is fair to the Company or such Subsidiary, as the case may be, and (iii) any cash or cash equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Proceeds of Asset Sales as set forth pursuant to the provisions of the immediately preceding paragraph; and provided, further, that any Capital Stock of a Person received in such an exchange pursuant to this paragraph shall be owned directly by the Company or a Subsidiary of the Company and, when combined with the Capital Stock of such Person already owned by the Company and its Subsidiaries, shall result in such Person becoming a Wholly Owned Subsidiary of the Company.

   Change in Control. If a Change in Control occurs, each Holder will have the right to require that the Company repurchase (a "Change in Control Repurchase") such Holder's 10 1/4 % Notes at a purchase price payable in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture.

   Within 30 days after any Change in Control, the Company shall mail a notice to each Holder stating (i) that a Change in Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's 10 1/4 % Notes in cash, (ii) the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), (iii) the purchase price for the repurchase, and (iv) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its 10 1/4 % Notes repurchased. Any Change in Control Repurchase will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

   The Indenture provides that, without the consent of each Holder affected, the Indenture may not be amended to adversely affect the right of Holders to require the Company to repurchase 10 1/4 % Notes upon a Change in Control. A Default resulting from a failure to comply with the Change in Control provisions may be waived only with the consent of each Holder affected thereby. The Change in Control Repurchase may not be modified or conditioned in any manner.

   A Change in Control or a Change in Control Repurchase may cause the acceleration of other indebtedness of the Company. In the event of a Change in Control Repurchase and a simultaneous acceleration of other indebtedness, the Company may not be able to meet all of its debt payment

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
obligations. Failure by the Company to repurchase the 10 1/4 % Notes when required will result in an Event of Default with respect to the 10 1/4 % Notes whether or not such repurchase is permitted by the subordination provisions and may constitute an event of default under the Company's other debt instruments. The Company's ability to make a Change in Control Repurchase may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

   The Change in Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. In determining whether a sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety involves a Change in Control of the Company within the meaning of the Indenture, several considerations may be relevant, including the percentage of the Company's assets being disposed of, the percentage of the Company's revenues and income generated by such assets and the effect of such disposition on the Company's remaining operations. Accordingly, in certain circumstances it may be unclear as to whether a Change in Control has occurred and whether the Holders are therefore entitled to require a Change in Control Repurchase. Further, the term Change in Control is limited to certain specified transactions and, depending on the circumstances, may not include other events, such as highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions, that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating of the 10 1/4 % Notes. Additionally, a change in control of the Board of Directors through a proxy contest would not, in and of itself, constitute a Change in Control. The Company does not have any current intention to enter into a transaction which would constitute a Change in Control.

   Limitations on Mergers and Consolidations. The Indenture provides that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the 10 1/4 % Notes or the Indenture, to any Person unless:
(i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the 10 1/4 % Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Consolidated Coverage Ratio of the Company or the Successor, as the case may be, immediately after giving effect to such transaction, would, on a pro forma basis, be such that the Company or the Successor, as the case may be, would be entitled to incur at least $1 of additional Indebtedness under the Consolidated Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant.

   Reports. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any 10 1/4 % Notes are outstanding, the Company will furnish to the Holders of 10 1/4 % Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified public accountants.

EVENTS OF DEFAULT

   The following are Events of Default under the Indenture with respect to the 10 1/4 % Notes: (a) default in the payment of principal of or any premium on any 10 1/4 % Notes when due (even if such payment is prohibited by the subordination provisions of the Indenture), whether at Stated Maturity, upon redemption, upon acceleration or otherwise; (b) default in the payment of any interest on any 10 1/4 % Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) default in the performance of any other covenant of the

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Company  in the  Indenture  continued  for 45 days after  written  notice to the
Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount of the 10 1/4 % Notes then outstanding; (d) any acceleration of the maturity of Indebtedness of the Company or its Subsidiaries having an outstanding principal amount of at least $10 million or a failure to pay such Indebtedness at its Stated Maturity, provided that such acceleration or failure to pay is not cured within 10 days after such acceleration or failure to pay; and (e) certain events in bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

   If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving the Company) with respect to the 10 1/4 % Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the 10 1/4 % Notes then outstanding may declare the principal of all such 10 1/4 % Notes to be due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding 10 1/4 % Notes shall become due and payable without any further action or notice. Under certain circumstances, any declaration of acceleration with respect to the 10 1/4 % Notes may be rescinded and past defaults may be waived by the Holders of a majority of the aggregate principal amount of the 10 1/4 % Notes then outstanding. The Indenture provides that the Trustee may withhold notice to the holders of any continuing default (except a default in the payment of the principal of or premium, if any, or interest on any 10 1/4 % Notes or in respect of the Company's obligation to make a Change in Control Repurchase) if the Trustee considers it in the interest of Holders to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

   Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants contained in the Indenture and in the 10 1/4 % Notes; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the 10 1/4 % Notes or provide for any Guarantee by a Subsidiary in accordance with the covenant described under the caption "-- Certain Covenants -- Limitations on Additional Indebtedness"; (e) provide for the issuance of the New Notes identical in all material respects to the Old Notes pursuant to the Exchange Offer as contemplated by the Registration Rights Agreement; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the 10 1/4 % Notes; and (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modification or amendment may adversely affect the interests of the Holders.

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the 10 1/4 % Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each such 10 1/4 % Note, (a) change the Stated Maturity of the principal of, or any installment of interest on, such 10 1/4 % Note, (b) reduce the principal amount of, or premium, if any, or interest on, such 10 1/4 % Note, (c) modify the subordination provisions in the Indenture in a manner adverse to the Holder, (d) change the place or currency of payment of principal of, or premium, if any, or interest on, such 10 1/4 % Note, (e) adversely affect the right to require the Company to repurchase 10 1/4 % Notes under certain circumstances, (f) impair the right to institute suit for the enforcement of any such payment on or with respect to such 10 1/4 % Note, or (g) reduce the percentage in principal amount of 10 1/4 % Notes then outstanding, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

   The Holders of a majority in aggregate principal amount of the 10 1/4 % Notes then outstanding may, on behalf of all Holders, waive compliance by the Company with certain restrictive provisions of the

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Indenture. The Holders of a majority in aggregate principal amount of the 10 1/4
% Notes then outstanding may, on behalf of all Holders, waive any Default or Event of Default under the Indenture with respect to the 10 1/4 % Notes, except a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the 10 1/4 % Notes or in respect of a provision which under the Indenture cannot be modified or amended without consent of the Holder of each Note then outstanding.

SATISFACTION AND DISCHARGE

   The Indenture permits the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the 10 1/4 % Notes and certain other obligations ("covenant defeasance"), at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 10 1/4 % Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to covenant defeasance have been complied with, and, if any other Indebtedness of the Company shall then be outstanding or committed, that such covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right, and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise or that the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the foregoing effect.

   In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including its obligations to pay interest on and the principal of the 10 1/4 % Notes and certain other obligations) ("legal defeasance"), at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 10 1/4 % Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to legal defeasance have been complied with and, if any other Indebtedness of the Company shall then be outstanding or committed, that such legal defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise, which opinion of counsel is based upon either a ruling by the Internal Revenue Service, controlling precedent or a change in the applicable federal tax law since the date of the Indenture.

GOVERNING LAW

   The Indenture and the 10 1/4 % Notes are governed by, and will be construed in accordance with, the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

   The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. The Trustee serves as trustee with respect to the Company's 9 5/8 % Senior Subordinated Notes due 2002, Series A, the Company's 10 3/4 % Senior Subordinated Notes due 2004 and the Company's 6% Convertible Subordinated Debentures due 2003.

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CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms used in the Indenture.

   "Accounts Receivable" means all of the accounts receivable of the Company and each of its Subsidiaries which, in accordance with GAAP, would be set opposite the caption "accounts receivable" or any like caption on a balance sheet of the Company.

   "Acquired Indebtedness" means (a) with respect to any Person that becomes a Subsidiary of the Company after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such person becomes a Subsidiary of the Company that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company and (b) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other person in connection with, or in contemplation of, such acquisition.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries sell, lease, convey or otherwise dispose of (i) all or substantially all of the Capital Stock of any of such Person's Subsidiaries,
(ii) assets which constitute substantially all of an operating unit or business of such Person or any of its Subsidiaries, or (iii) any healthcare facility; provided, however, that the following shall not constitute Asset Sales: (i) a transaction or series of related transactions that results in a Change in Control, (ii) transactions between the Company and any of its Wholly Owned Subsidiaries or among such Wholly Owned Subsidiaries, or (iii) transactions in which either (x) the fair market value of the asset disposed of does not exceed 2.5% of the Consolidated Tangible Assets of the Company or (y) the Consolidated EBITDA of the Company associated with the asset disposed of does not exceed 2.5% of the Consolidated EBITDA of the Company.

   "Attributable Indebtedness" when used with respect to any Sale and Leaseback Transaction or an operating lease with respect to a healthcare facility means, as at the time of determination, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or such operating lease or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty); provided that the Attributable Indebtedness with respect to a Sale and Leaseback Transaction shall be no less than the fair market value of the property subject to such Sale and Leaseback Transaction.

   "Bank Debt" means all obligations of the Company and its Subsidiaries, now or hereafter existing under the Credit Agreement, whether for principal, interest, reimbursement of amounts drawn under letters of credit issued pursuant thereto, guarantees in respect thereof, fees, expenses, premiums, indemnities or otherwise, including such obligations incurred by the Company or its Subsidiaries in connection with any extension, refunding or refinancing of the Credit Agreement.

   "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interests in (however

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designated) the equity (including,  without limitation,  common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

   "Capitalized Lease Obligation" of any Person means the obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

   "Change in Control" means any of the following: (1) all or substantially all of the Company's assets are sold, leased, conveyed or disposed of, as an entirety or substantially as an entirety, to any Person or related group of Persons (other than a Permitted Holder); (ii) stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;
(iii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a Wholly Owned Subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iv) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than a Permitted Holder), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company.

   "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Amortization Expense" of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

   "Consolidated  Coverage  Ratio" with respect to any period means the ratio of
(i) Consolidated EBITDA of the Company to (ii) the aggregate amount of Consolidated Interest Expense of the Company for such period; provided, however, that if any calculation of the Company's Consolidated Coverage Ratio requires the use of any quarter prior to the date of the Indenture, such calculation shall be made on a pro forma basis, giving effect to the issuance of the 10 1/4 % Notes and the use of the net proceeds therefrom as if the same had occurred at the beginning of the four-quarter period used to make such calculation; and provided further that if any such calculation requires the use of any quarter prior to the date that any Asset Sale was consummated, or that any Indebtedness was incurred, or that any acquisition of a hospital or other healthcare facility or any assets purchased outside the ordinary course of business was effected, by the Company or any of its Subsidiaries, such calculation shall be made on a pro forma basis, giving effect to each such Asset Sale, incurrence of Indebtedness or acquisition (including the Consolidated EBITDA relating to the hospital, healthcare facility or other assets acquired), as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation; provided, however, that if the Company consummates an acquisition of First American Health Care of Georgia, Inc. ("First American"), the results of operations for First American shall be reflected in the computation of the Consolidated Coverage Ratio from the date of consummation of the acquisition of First American (on an annualized basis for the four quarter period following the acquisition) and pro forma effect shall not be given to such results of operations (but shall be given effect to any financing, including the incurrence of Indebtedness, in connection with such transaction) as if it had occurred at the beginning of the four-quarter period used to make such calculation.

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
   "Consolidated Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

   "Consolidated EBITDA" of any Person means, with respect to any determination date, Consolidated Net Income, plus (i) Consolidated Income Tax Expense, plus
(ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Interest Expense, plus (v) all other non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

   "Consolidated Income Tax Expense" means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period.

   "Consolidated Interest Expense" of any Person for any period means the Interest Expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus any dividends accrued for such period on any Preferred Stock of any Subsidiary not held by the Company or any Wholly Owned Subsidiary.

   "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, without giving effect to dividends on any series of preferred stock of any Subsidiary of such Person, whether or not in cash, to the extent such consolidated net income was reduced thereby; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Wholly Owned Subsidiaries in the form of dividends or similar distributions during such period; (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause
(i), the net income (or loss) of any Person that accrued  prior to the date that
(a) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Subsidiaries; (iii) the net income of any Subsidiary of the referent Person (other than a Wholly Owned Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period; (iv) any gain (but not loss), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries or (b) any Asset Sale by the referent Person or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by the referent Person or any of its Subsidiaries during such period;
(vi) any unusual or nonrecurring non-cash charge which is not, under generally accepted accounting principles, an extraordinary item; and (vii) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

   "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries (excluding any equity adjustment for foreign currency translation for any period subsequent to the date of the Indenture) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset owned by such Person or any of its Subsidiaries.

   "Consolidated Tangible Assets" of any Person as of any date means the total assets of such Person and its Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP)

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
on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by such Person or any of its Subsidiaries.

   "Credit Agreement" means the Revolving Credit Agreement, dated May 15, 1996, among the Company, the Bank Agent, and the other financial institutions signatory thereto, together with the related documents thereto, including, without limitation, any security documents and all exhibits and schedules thereto and any agreement or agreements relating to any extension, refunding, refinancing, successor or replacement facility, whether or not with the same lenders, and whether or not the principal amount or amount of letters of credit outstanding thereunder of the interest rate payable in respect thereof shall be thereby increased, in each case as amended and in effect from time to time.

   "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 10 1/4 % Notes.

   "Eligible Investments" of any Person means Investments of such Person in (i) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States maturing not more than one year from the date of acquisition; (ii) certificates of deposit, time deposits, Eurodollar time deposits, bankers' acceptances or deposit accounts having in each case a remaining term to maturity of not more than one year, which are either (A) fully insured by the Federal Deposit Insurance Corporation or (B) issued by any lender or by any commercial bank under the laws of any State or any national banking association that has combined capital and surplus of not less than $500,000,000 and whose short-term securities are rated at least A-1 by S&P or P-1 by Moody's; (iii) commercial paper that is rated at least A-1 by S&P or P-1 by Moody's, issued by a company that is incorporated under the laws of the United States or of any State and directly issues its own commercial paper, and has a remaining term to maturity of not more than one year; (iv) a repurchase agreement with (A) any commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000, which agreement is secured by any one or more of the securities and obligations described in clauses (i), (ii) or (iii) of this definition of Eligible Investments, which shall have a market value (exclusive of accrued interest and valued at least monthly) at least equal to the principal amount of such investment; (v) any money market or other investment fund the investments of which are limited to investments described in clauses (i), (ii), (iii) and (iv) of this definition of Eligible Investments and which is managed by (A) a commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000; (vi) obligations, debentures, notes, bonds or other evidences of indebtedness rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (vi) shall not exceed 25% of the total amount invested by such Person in Eligible Investments; (vii) investments in investment grade auction rate and adjustable rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; (viii) investments in investment grade fixed rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (viii) shall not exceed 10% of the total amount invested by such Person in Eligible Investments;
(ix) adjustable rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; and (x) fixed rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; provided that the aggregate amount of investments by any Person permitted under this clause (x) shall not exceed 25% of the total amount invested by such Person in Eligible Investments.

   "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

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   "GAAP"  means  generally  accepted  accounting  principles  set  forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

   "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other purchase or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

   "Indebtedness" of any Person at any date means, without duplication: (i) all Bank Debt; (ii) all other indebtedness of such Person for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iv) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (v) all obligations of such Person with respect to Hedging Obligations (other than those that fix the interest rate on variable rate indebtedness otherwise permitted by the Indenture or that protect the Company and/or its Subsidiaries against changes in foreign exchange rates); (vi) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business; (vii) all Capitalized Lease Obligations of such Person; (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (ix) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (x) all Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; and in the case of clauses (iv) and (ix), the maximum liability of such Person for any such contingent obligations at such date, and in the case of clause (viii), the amount of the Indebtedness secured.

   "Interest Expense" of any Person for any period means the aggregate amount of interest which, in accordance with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation or duplication, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount and all other non-cash interest expense).

   "Inventory" means all of the inventory of the Company and each of its Subsidiaries which, in accordance with GAAP, would be set opposite the caption "inventory" or any like caption on a balance sheet of the Company.

   "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration)

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by such Person of  Indebtedness,  Capital Stock or other securities of any other
Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any financing lease in the nature thereof, any agreement to sell, and any filing of, or agreement to give, any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Proceeds" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Subsidiaries from such Asset Sale (including, without limitation, cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale or the transfer of the proceeds of such Asset Sale to the Company or any of its Subsidiaries, (b) payment of all brokerage commissions and the underwriting and other fees and expenses related to such Asset Sale and (c) deduction of an appropriate amount to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale and (ii) all non-cash consideration received by the Company or any of its Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

   "Permitted Holder" means Robert N. Elkins and any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which Mr. Elkins is a member; so long as, with respect to any group, Mr. Elkins owns more than 20% of the total voting power of all classes of capital stock of the acquiring entity entitled to vote generally in the election of directors of the acquiring entity.

   "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP; (ii)
statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits due in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business; (v) attachment or judgment Liens not giving rise to a Default or an Event of Default; (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (vii) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) Liens with respect to any Acquired Indebtedness; provided that such Liens only extend to assets that were subject to such Liens prior to the acquisition of such assets by the Company or its Subsidiaries; (ix) Liens securing Senior Indebtedness; (x) Liens securing Refinancing Indebtedness that is not Senior Indebtedness; provided that such Liens only extend to the assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such assets; (xi) Liens on Accounts Receivable (and guarantees by third parties of such Accounts Receivable or collateral pledged by account obligors or other unrelated third parties securing such Accounts Receivable) or Inventory; (xii) purchase money mortgages (including Capitalized Lease Obligations); (xiii) Liens existing on the

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date of the  Indenture;  (xiv) Liens on assets of any  Subsidiary of the Company securing Indebtedness of such Subsidiary; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture; (xv) bankers' liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of the Company or any Subsidiary; (xvi) the interest of any issuer of a letter of credit in any cash or Eligible Investment deposited with or for the benefit of such issuer as collateral for such letter of credit, provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the Indenture; (xvii) any Lien not materially adverse to the interests of the Holders consisting of a right of first refusal or an option to purchase the Company's interest in any Subsidiary, or the assets of any Subsidiary; and (xviii) the Lien granted to the Trustee pursuant to Section 7.6 of the Indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of the Company.

   "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

   "Preferred Stock" means with respect to any Person all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness (other than Existing Indebtedness under the Credit Agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person and is subordinated to the 10 1/4 % Notes, if at all, to the same extent as the Indebtedness being refunded, refinanced or extended; (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the Indebtedness being refunded, refinanced or extended; (iii) the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended; (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets that the Indebtedness being refunded, refinanced or extended is secured; and (v) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended (except for issuance costs and increases in Attributable Indebtedness due solely to increases in the present value calculations resulting from renewals or extensions of the terms of the underlying leases in effect on the date of the Indenture).

   "Restricted Payment" means with respect to any Person: (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly; or (iii) any payment on account of the purchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company or its Subsidiaries which is pari passu with or subordinated in right of payment to the 10 1/4 % Notes and has a scheduled maturity date subsequent to the maturity of the 10 1/4 % Notes;
provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments shall not include (I) any payment described (a) in clause
(i), (ii) or (iii) above made (1) to the Company or any of its Wholly Owned Subsidiaries by any of the Company's Subsidiaries or (2) by the Company to any of its Wholly Owned Subsidiaries or (b) in clause (iii) above made with the Net Proceeds from any Asset Sale remaining after completion of the Asset Sale Offer made in connection with such Asset Sale, all as contemplated under "Limitations on Asset Sales" or (II) the purchase by the Company of up to an aggregate of $50 million of the Company's Capital Stock pursuant to one or more stock repurchase programs.

   "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

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
   "Senior Indebtedness" means the principal of and premium, if any, and interest on and other amounts due on or in connection with any Indebtedness of the Company permitted under the "Limitations on Additional Indebtedness" covenant described above (including without limitation all Allowed and Disallowed Post-Commencement Interest and Expenses in respect of such Indebtedness) and any amounts with respect to Hedging Obligations that fix the interest rate on variable rate indebtedness otherwise permitted by this Indenture, other than the 10 1/4 % Notes, the Company's 9 5/8 % Senior
Subordinated   Notes  due  2002,  Series  A,  the  Company's  10  3/4  %  Senior
Subordinated Notes due 2004, the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the 10 1/4 % Notes; provided that Senior Indebtedness will not include (i) any Indebtedness, liability or obligation of the Company to (A) any of its Subsidiaries, (B) trade creditors or (C) any person arising out of any lawsuit against the Company or any of its Subsidiaries or any settlement thereof (other than any lawsuit or settlement thereof respecting amounts payable with regard to Senior Indebtedness), (ii) any redemption or other payments on Preferred Stock, (iii) any Indebtedness incurred in violation of the provisions of the Indenture or (iv) amounts owing under leases (other than Capitalized Lease Obligations).

   "Significant Subsidiary" has the meaning ascribed to it under Regulation C promulgated under the Securities Act of 1933, as amended.

   "Stated Maturity" means, when used with respect to any security or any installment of interest thereon, that date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

   "Subsidiary" of any Person means (i) any corporation of which Common Equity having ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness or portion thereof (if applicable) into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such date and the making of such payment.

   "Wholly Owned Subsidiary" of any person means (i) a Subsidiary of which 100% of the Common Equity (except for director's qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

BOOK-ENTRY, DELIVERY AND FORM

   The certificates representing the New Notes will be issued in fully registered form without coupons. Except as set forth in the next paragraph, the New Notes initially will be represented by a single permanent global certificate in definitive fully registered form (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

   Old  Notes  that were  issued  as  described  below  under  "--  Certificated
Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Senior Notes being transferred.

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
   The Depositary is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in the accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   The Company expects that pursuant to procedures established by the Depositary ownership of the 10 1/4 % Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the 10 1/4 % Notes. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer 10 1/4 % Notes evidenced by the Global Note will be limited to such extent.

   So long as the Global Note Holder is the registered owner of any 10 1/4 % Notes, the Global Note Holder will be considered the sole holder under the Indenture of any 10 1/4 % Notes evidenced by the Global Note. Beneficial owners of 10 1/4 % Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

   Payments in respect of the principal of, premium, if any, and interest on, any 10 1/4 % Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names 10 1/4 % Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments.
Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of 10 1/4 % Notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of 10 1/4 % Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants for the Depositary's Indirect Participants.

   Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of 10 1/4 % Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

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
CERTIFICATED SECURITIES

   Institutional  "accredited  investors" (within the meaning of Rule 501(a)(1),
(2), (3) or (7) of the Securities Act received Old Notes in the form of certificated securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for 10 1/4 % Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of 10 1/4 % Notes in the form of certificated securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, 10 1/4 % Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related 10 1/4 % Notes.

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                     DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following summarizes the material long-term indebtedness of the Company and its subsidiaries. The Company's indebtedness is substantial in relation to its stockholders' equity. At June 30, 1996, the Company's total consolidated long-term debt (excluding current maturities) accounted for 64.8% of its total capitalization. See "Capitalization." The summary is not a complete description of such indebtedness. Copies of the material agreements relating to such indebtedness have been filed with the Commission and the description set forth below is qualified in its entirety by reference to such agreements.

NEW REVOLVING CREDIT FACILITY

   On May 15, 1996, the Company entered into a $700 million revolving credit facility, including a $100 million letter of credit subfacility, with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility"). The New Credit Facility consists of a $700 million revolving loan which reduces to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. The $100 million subcommitment for letters of credit will remain at $100 million until final maturity. The New Credit Facility is guaranteed by the Company's subsidiaries and secured by a pledge of all of the stock of substantially all of the Company's subsidiaries. At the option of the Company, loans under the New Credit Facility bear interest at a rate equal to either (i) the sum of (a) the higher of (1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on certain financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of the borrowing selected by the Company.

   The New Credit Facility limits the Company's ability to incur indebtedness or contingent obligations, to make additional acquisitions, to create or incur liens on assets, to pay dividends and to purchase or redeem the Company's stock. In addition, the New Credit Facility requires that the Company meet certain financial tests, and provides the banks with the right to require the payment of all of the amounts outstanding under the New Credit Facility if there is a change in control of the Company or if any person other than Dr. Robert N.
Elkins or a group managed by Dr. Elkins owns more than 40% of the Company's capital stock. Amounts repaid under the New Credit Facility may be reborrowed until June 30, 2002. The new $700 million credit facility replaced the Company's $500 million revolving credit facility (the "Prior Credit Facility"). As a result, the Company recorded a loss on extinguishment of debt, net of related tax benefits, of approximately $1.4 million in the second quarter of 1996. On May 15, 1996, the Company borrowed $328.2 million under the New Credit Facility to repay amounts outstanding under the Prior Credit Facility.

   The Company used all of the net proceeds of the sale of the Old Notes to repay $145.0 million outstanding under the New Credit Facility. At September 20, 1996, $142.2 million was outstanding under the New Credit Facility, bearing interest at 7.2%. Amounts repaid under the New Credit Facility from the proceeds of the sale of the Old Notes may be reborrowed by the Company for acquisitions and for other general corporate purposes, including working capital and to finance its stock repurchase program.

5 3/4 % CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2001

   The Company has outstanding $143,750,000 principal amount of the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001 (the "5 3/4 % Debentures"). Interest on the 5 3/4 % Debentures is payable semi-annually on January 1 and July 1. The 5 3/4 % Debentures are redeemable in whole or in part at the option of the Company at any time on or after January 2, 1997 at a price, expressed as a percentage of the principal amount, ranging from 103.29% in 1997 to 100.82% in 2000, plus accrued interest. The 5 3/4 % Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $32.60 per share (the equivalent of 30.675 shares per $1,000 principal amount of 5 3/4 % Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the

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
5 3/4 % Debentures were issued), each holder of 5 3/4 % Debentures may require the Company to repurchase such holder's 5 3/4 % Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.

6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

   The Company has outstanding $115,000,000 aggregate principal amount of its 6% Convertible Subordinated Debentures due 2003 (the "6% Debentures"). Interest on the 6% Debentures is payable semi-annually on January 1 and July 1. The 6% Debentures are redeemable in whole or in part at the option of the Company at any time at a price, expressed as a percentage of the principal amount, ranging from 104.2% in 1996 to 100.6% in 2002, plus accrued interest. Prior to redemption, the 6% Debentures are convertible into Common Stock at the option of the holder at any time at or before maturity at $32.125 per share (the equivalent of 31.128 shares per $1,000 principal amount of 6% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the 6% Debentures were issued), each holder of 6% Debentures may require the Company to repurchase such holder's 6% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.

10 3/4 % SENIOR SUBORDINATED NOTES DUE 2004

   The Company has outstanding $100,000,000 aggregate principal amount of its 10 3/4 % Senior Subordinated Notes due 2004 (the "10 3/4 % Senior Notes"). Interest on the 10 3/4 % Senior Notes is payable semi-annually on January 15 and July 15. The 10 3/4 % Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after July 15, 1999, at a price, expressed as a percentage of the principal amount, initially equal to 105.375% and declining to 100% on July 15, 2002, plus accrued interest thereon. In the event of a change in control of the Company (as defined in the indenture under which the 10 3/4 % Senior Notes were issued), each holder of 10 3/4 % Senior Notes may require the Company to repurchase such holder's 10 3/4 % Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The indenture under which the 10 3/4 % Senior Notes were issued contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met; (ii) limitations on liens; (iii) limitations on the issuance of preferred stock by the Company's subsidiaries; (iv) limitations on transactions with affiliates; (v) limitations on certain payments, including dividends; (vi) application of the proceeds of certain asset sales; (vii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; and (viii) limitations on investments and loans.

9 5/8 % SENIOR SUBORDINATED NOTES DUE 2002, SERIES A

   The Company has outstanding $115,000,000 aggregate principal amount of its 9 5/8 % Senior Subordinated Notes due 2002, Series A (the "9 5/8 % Senior Notes"). Interest on the 9 5/8 % Senior Notes is payable semi-annually on May 31 and November 30. The 9 5/8 % Senior Notes are not redeemable prior to maturity. In the event of a change in control of IHS (as defined in the indenture under which the 9 5/8 % Senior Notes were issued), each holder of 9 5/8 % Senior Notes may require IHS to repurchase such holder's 9 5/8 % Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The indenture under which the 9 5/8 % Senior Notes were issued contains certain covenants, including, but not limited to, covenants with respect to the following matters; (i) limitations on additional indebtedness unless certain ratios are met; (ii) limitations on other subordinated debt;
(iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on certain payments, including dividends; (vii) application of the proceeds of certain asset sales; (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person, and (ix) limitations on investments and loans.

CERTAIN OTHER OBLIGATIONS

   The Company's contingent liabilities (other than liabilities in respect of litigation) aggregated approximately $54.7 million as of June 30, 1996. The Company is obligated to purchase its Greenbriar facility upon a change in control of the Company. The net purchase price of the facility is approximately

$4.0 million. The lessor of this facility has the right to require Messrs. Robert Elkins and Timothy Nicholson to purchase all or any part of 13,944 shares of Common Stock owned by it at a per share purchase price equal to the sum of $12.25 per share plus 9% simple interest per annum from May 8, 1988 until the date of such purchase. The Company has agreed to purchase such shares if Messrs. Elkins and Nicholson fail to do so. This amount aggregated approximately $345,000 at June 30, 1996. The Company has guaranteed approximately $6.6 million of the lessor's indebtedness. The Company is required, upon certain defaults under the lease, to purchase its Orange Hills facility at a purchase price equal to the greater of $7.1 million or the facility's fair market value. The Company has jointly and severally guaranteed a $1.2 million construction loan made to River City Limited Partnership in which the Company has a 30% general partnership interest. The Company has guaranteed approximately $4.2 million owed by Tutera Group, Inc. and Sunset Plaza Limited Partnership, a partnership affiliated with a partnership in which IHS has a 49% interest, to Finova Capital Corporation. The Company has guaranteed approximately $3.9 million of a construction loan for Trizec, the entity from which the Company purchased the Central Park Lodges facilities. The Company has established several irrevocable standby letters of credit with the Bank of Nova Scotia to secure certain of the Company's self-insured workers' compensation obligations, health benefits and other obligations. The maximum obligation was $15.7 million at June 30, 1996. The Company has established a $3.0 million irrevocable standby letter of credit with the Bank of Nova Scotia to secure its performance under two management contracts. The Company has guaranteed approximately $8.7 million owed by Litchfield Asset Management Corporation to National Health Investors Inc. In addition, with respect to certain acquired businesses the Company is obligated to make certain contingent payments if earnings of the acquired business increase or earnings targets are met. In addition, the Company has obligations under operating leases aggregating approximately $245.5 million at June 30, 1996.

   The Company leases ten facilities  from  Meditrust,  a  publicly-traded  real estate investment trust. With respect to all the facilities leased from Meditrust, the Company is obligated to pay additional rent in an amount equal to a specified percentage (generally five percent) of the amount by which the facility's gross revenues exceed a specified amount (generally based on the facility's gross revenues during its first year of operation). If an event of default occurs under any Meditrust lease or any other agreement the Company has with Meditrust, Meditrust has the right to require the Company to purchase the facility leased from the partnership at a price equal to the higher of the then current fair market value of the facility or the original purchase price of the facility paid by Meditrust plus the cost of certain capital expenditures paid for by Meditrust, an adjustment for the increase in the cost of living index since the commencement of the lease and all rent then due and payable, all such amounts to be determined pursuant to the prescribed formula contained in the lease. In addition, each Meditrust lease provides that a default under any other Meditrust lease or any other agreement the Company has with Meditrust constitutes a default under such lease. Upon such default, Meditrust has the right to terminate the leases and to seek damages based upon lost rent.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   The Company will not receive any proceeds from any sales of the New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   By acceptance of this Exchange Offer, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the New Notes.

                                LEGAL MATTERS

   The validity of the New Notes being offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P, New York, New York. At August 12, 1996, attorneys at Fulbright & Jaworski L.L.P. owned an aggregate of 300 shares of the Company's Common Stock.

                                   EXPERTS

   The consolidated financial statements of Integrated Health Services, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included or incorporated by reference into this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
Independent Auditors' Report ..............................................  F-2

Consolidated Balance Sheets at December 31, 1994 and 1995 and June 30,
1996 (unaudited) ..........................................................  F-3

Consolidated Statements of Operations for the years ended
December 31, 1993, 1994 and 1995 and for the six months ended June 30,
1995 (unaudited) and 1996 (unaudited) .....................................  F-4

Consolidated Statements of Stockholders' Equity for the years ended
December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996
(unaudited) ...............................................................  F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 1993, 1994 and 1995 and for the six months ended June 30,
1995 (unaudited) and 1996 (unaudited) .....................................  F-6

Notes to Consolidated Financial Statements ................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Integrated Health Services, Inc.:

   We have audited the accompanying consolidated financial statements of Integrated Health Services, Inc. and subsidiaries (the Company) as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Health Services, Inc. and subsidiaries at December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in notes 1 and 17 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1995.

                                                         KPMG PEAT MARWICK LLP

Baltimore, Maryland
March 22, 1996

              INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                                         DECEMBER 31,
                                                                         ------------         JUNE 30,
                                                                    1994           1995         1996
                                                                    ----           ----         ----
                                                                                             (UNAUDITED)
                             Assets
Current Assets:
 Cash and cash equivalents .....................................  $   60,689   $   38,917    $   44,399
 Temporary investments .........................................       2,658        2,387         2,290
 Patient accounts and third-party payor settlements
  receivable, net (note 3) .....................................     163,341      230,282       263,203
 Supplies, inventories, prepaid expenses and other current
  assets .......................................................      25,470       25,629        26,665
 Income tax receivable..........................................          --       16,517        14,717
                                                                  ------------ ------------- ------------
   Total current assets ........................................     252,158      313,732       351,274
Property, plant and equipment, net (note 5) ....................     628,182      747,870       816,530
Assets held for sale (note 2) ..................................      66,106           --            --
Intangible assets (notes 2 and 6) ..............................     260,688      298,290       338,051
Investments in and advances to affiliates (note 4)  ............      15,593       29,362        30,193
Other assets ...................................................      33,262       44,476        84,333
                                                                  ------------ ------------- ------------
   Total assets ................................................  $1,255,989   $1,433,730    $1,620,381
                                                                  ============ ============= ============
               Liabilities and Stockholders' Equity
Current Liabilities:
 Current maturities of long-term debt (note 8) .................  $    8,972   $    5,404    $    4,907
 Accounts payable and accrued expenses (note 7) ................     161,117      172,013       158,748
 Income taxes ..................................................       5,686           --            --
                                                                  ------------ ------------- ------------
   Total current liabilities ...................................     175,775      177,417       163,655
                                                                  ------------ ------------- ------------
Long-term debt (note 8):
 Convertible subordinated debentures ...........................     258,750      258,750       258,750
 Other long-term debt less current maturities ..................     283,730      506,507       645,089
                                                                  ------------ ------------- ------------
   Total long-term debt ........................................     542,480      765,257       903,839
                                                                  ------------ ------------- ------------
Deferred income taxes (note 11) ................................      75,656       52,279        54,730
Deferred gain on sale-leaseback transactions (note 2)  .........       8,267        7,249         6,733
Commitments and contingencies (notes 4, 9, 10 and 12)
 Stockholders' equity (note 10):
 Preferred stock, authorized 15,000,000 shares; no shares issued
  and outstanding in 1994 and 1995 .............................         --            --            --
 Common stock, $0.001 par value. Authorized 150,000,000 shares;
  issued 20,917,623 shares at December 31, 1994, 21,785,334 at
  December 31, 1995 and 23,164,993 at June 30, 1996 (including
  400,600 treasury shares at December 31, 1995) ................          21           22            23
 Additional paid-in capital ....................................     392,402      410,345       429,803
 Retained earnings .............................................      61,388       33,951        61,598
 Treasury stock, at cost (400,600 shares at December 31, 1995)
  (note 10).....................................................          --      (12,790)          --
                                                                  ------------ ------------- ------------
   Total stockholders' equity ..................................     453,811      431,528       491,424
                                                                  ------------ ------------- ------------
   Total liabilities and stockholders' equity ..................  $1,255,989   $1,433,730    $1,620,381
                                                                  ============ ============= ============


         See accompanying notes to consolidated financial statements.

              INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                     SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,              JUNE 30,
                                                    ------------------------              --------
                                                 1993       1994        1995        1995       1996
                                                 ----       ----        ----        ----       ----
                                                                                       (UNAUDITED)
Net revenues:
 Basic medical services .....................  $113,508   $269,817   $  368,569   $176,701   $195,279
 Specialty medical services .................   162,017    404,401      770,554    364,489    446,393
 Management services and other ..............    20,779     37,884       39,765     19,826     21,381
                                               ---------- ---------- ------------ ---------- ----------
   Total revenues ...........................   296,304    712,102    1,178,888    561,016    663,053
                                               ---------- ---------- ------------ ---------- ----------
Costs and expenses:
 Operating expenses:
  Salaries, wages, and benefits .............   131,705    332,812      549,766    258,039    313,814
  Other operating expenses ..................    81,231    195,319      338,785    163,669    188,530
 Corporate administrative and general .......    16,832     37,041       56,016     26,576     29,947
 Depreciation and amortization ..............     8,126     26,367       39,961     18,642     18,604
 Rent (note 9) ..............................    23,156     42,158       66,125     32,520     35,535
 Interest (net of investment income of
  $2,669, $1,121, $1,876, $835 and $1,045 for
  the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30,
  1995 and 1996, respectively)(note 8) ......     5,705     20,602       38,977     15,915     30,102
 Loss from impairment of long-lived assets
  (note 17)..................................        --         --      109,106         --         --
 Other non-recurring charges (note 17).......        --         --       23,854         --         --
                                               ---------- ---------- ------------ ---------- ----------
   Total costs and expenses .................   266,755    654,299    1,222,590    515,361    616,532
                                               ---------- ---------- ------------ ---------- ----------
    Earnings (loss) before equity in earnings
     of affiliates, income taxes and
     extraordinary items ....................    29,549     57,803      (43,702)    45,655     46,521
Equity in earnings of affiliates (note 4) ...     1,241      1,176        1,443        630        760
                                               ---------- ---------- ------------ ---------- ----------
    Earnings (loss) before income taxes and
     extraordinary items ....................    30,790     58,979      (42,259)    46,285     47,281
Federal and state income taxes (note 11)  ...    12,008     22,117      (16,270)    17,820     18,203
                                               ---------- ---------- ------------ ---------- ----------
    Earnings (loss) before extraordinary
     items ..................................    18,782     36,862      (25,989)    28,465     29,078
Extraordinary items (note 14) ...............     2,275      4,274        1,013        508      1,431
                                               ---------- ---------- ------------ ---------- ----------
    Net earnings (loss)......................  $ 16,507   $ 32,588   $  (27,002)  $ 27,957   $ 27,647
                                               ========== ========== ============ ========== ==========
Per Common Share--primary:
 Earnings (loss) before extraordinary item ..  $   1.39   $   1.99   $    (1.21)  $   1.23   $   1.26
 Net earnings (loss) ........................      1.22       1.75        (1.26)      1.21       1.20
                                               ========== ========== ============ ========== ==========
Per Common Share--fully diluted:
 Earnings (loss) before extraordinary item ..  $   1.35   $   1.73   $    (1.21)  $   1.07   $   1.10
 Net earnings (loss) ........................      1.22       1.57        (1.26)      1.05       1.05
                                               ========== ========== ============ ========== ==========


         See accompanying notes to consolidated financial statements.

              INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)


                                                                                  ADDITIONAL
                                                           PREFERRED    COMMON     PAID-IN      RETAINED   TREASURY
                                                             STOCK      STOCK      CAPITAL      EARNINGS     STOCK      TOTAL
                                                         ------------ --------- ------------- ----------- ---------- -----------
Balance at December 31, 1992 ..........................  $   --       $12       $133,310      $ 12,691    $     --    $146,013
Issuance of 1,265,539 shares of common stock in
connection with acquisitions ..........................      --         1         32,339            --          --      32,340
Issuance of warrants in connection with acquisitions  .      --        --          2,100            --          --       2,100
Exercise of warrants for 72,259 shares of common stock       --        --            677            --          --         677
Issuance of 13,447 shares of common stock in
connection with the employee stock purchase plan  .....      --        --            285            --          --         285
Exercise of employee stock options for 795,008 shares
of common stock .......................................      --         1         12,128            --          --      12,129
Tax benefit arising from exercise of employee stock
options ...............................................      --        --            740            --          --         740
Issuance of shares in connection with IntegraCare,
Inc.'s initial public offering.........................                            5,715                        --       5,715
Net earnings ..........................................      --        --             --        16,507          --      16,507
                                                         ------------ --------- ------------- ----------- ---------- -----------
Balance at December 31, 1993 ..........................      --        14       $187,294        29,198          --     216,506
Issuance of 2,620,309 shares of common stock in
connection with acquisitions ..........................      --         2         92,429            --          --      92,431
Issuance of warrants in connection with acquisitions ..                --          3,000            --          --       3,000
Exercise of warrants for 113,848 shares of common
stock..................................................      --        --          2,508            --          --       2,508
Issuance of 21,670 shares of common stock in
connection with employee stock purchase plan ..........      --        --            551            --          --         551
Issuance of 3,477,384 shares of common stock in
connection with a public offering, less issuance
costs..................................................      --         4         98,634            --          --      98,638
Exercise of employee stock options for 521,992 shares
of common stock........................................                 1          7,986            --          --       7,987
Declaration of cash dividend, $0.02 per share of
common stock...........................................      --        --             --          (398)         --        (398)
Net earnings...........................................      --        --             --        32,588          --      32,588
                                                         ------------ --------- ------------- ----------- ---------- -----------
Balance at December 31, 1994...........................      --        21        392,402        61,388          --     453,811
Issuance of 385,216 shares of common stock in
connection with acquisitions ..........................      --         1          9,794            --          --       9,795
Issuance of warrants in connection with acquisitions ..                              339                                   339
Issuance of 49,377 shares in connection with employee
stock purchase plan....................................                            1,339                                 1,339
Acquisition of 400,600 shares of treasury stock .......                                                    (12,790)    (12,790)
Exercise of employee stock options for 340,244 shares
of common stock .......................................      --        --          5,676            --          --       5,676
Exercise of warrants for 44,181 shares of common stock       --        --            795            --          --         795
Declaration of cash dividend, $0.02 per share of
common stock...........................................      --        --             --          (435)         --        (435)
Net loss ..............................................      --        --             --       (27,002)         --     (27,002)
                                                         ------------ --------- ------------- ----------- ---------- -----------
Balance at December 31, 1995...........................      --        22         410,345       33,951     (12,790)    431,528
Issuance of 865,860 shares of common stock in
connection with acquisitions...........................      --         1          21,251           --          --      21,252
Re-issuance of 400,600 shares of treasury stock in
connection with acquisitions...........................      --        --          (3,592)          --      12,790       9,198
Issuance of 34,287 shares of common stock in
connection with employee stock purchase plan ..........      --        --             771           --          --         771
Exercise of employee stock options for 78,912 shares
of common stock........................................      --        --           1,028           --          --       1,028
Net earnings...........................................      --        --             --        27,647          --      27,647
                                                         -----------  --------- ------------- ----------- ---------- -----------
Balance at June 30, 1996 (unaudited)...................  $            $23        $429,803     $ 61,598    $     --    $491,424
                                                         ============ ========= ============= =========== ========== ===========


         See accompanying notes to consolidated financial statements.

              INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                                                                     SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                JUNE 30,
                                                                 ------------------------                --------
                                                             1993        1994         1995         1995        1996
                                                             ----        ----         ----         ----        ----
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
 Net earnings (loss)....................................  $  16,507    $  32,588    $ (27,002)   $  27,957   $   27,647
 Adjustments to reconcile net earnings (loss) to net
  cash provided (used) by operating activities:
   Extraordinary items .................................      3,730        6,839        1,647          826        2,327
   Loss from impairment of long-lived assets............         --           --      109,106           --          --
   Loss from termination of management contract.........         --           --       21,915           --          --
   Undistributed results of joint ventures .............        (83)        (142)        (431)        (287)        (390)
   Depreciation and amortization .......................      8,126       26,367       39,961       18,642       18,604
   Deferred income taxes and other non-cash items ......      3,289        2,628      (22,920)       1,869        2,095
   Amortization of deferred gain on sale-leaseback .....       (308)        (680)      (1,018)        (499)        (516)
   Increase in patient accounts and third-party payor
    settlements receivable .............................    (20,443)     (42,998)     (62,512)     (28,093)     (31,399)
   Decrease (increase) in supplies, inventories, prepaid
    expenses and other current assets ..................        (69)        (349)      (6,121)       2,022         (986)
   Increase (decrease) in accounts payable and accrued
    expenses ...........................................     (3,098)       1,205        1,177      (15,932)     (17,151)
   Decrease in income taxes receivable..................         --           --           --           --        1,800
   Increase (decrease) in income taxes payable .........      2,657        1,681      (22,203)       4,165          --
                                                          ------------ ------------ ------------ ----------- -----------
    Net cash provided by operating activities ..........     10,308       27,139       31,599       10,670        2,031
                                                          ------------ ------------ ------------ ----------- -----------
Cash flows from financing activities:
 Proceeds from issuance of capital stock, net ..........     18,745      109,683        8,399        5,730        1,799
 Proceeds from long-term borrowings ....................    383,389      308,467      510,659      385,979      627,675
 Repayment of long-term borrowings......................   (151,239)    (191,338)    (307,440)    (282,536)    (490,761)
 Proceeds from sale-leaseback transactions, net ........         --       28,210           --           --          --
 Deferred financing costs ..............................     (8,142)     (11,156)      (5,512)      (5,216)      (8,090)
 Purchase of treasury stock.............................         --           --      (12,790)     (12,517)         --
 Proceeds from sale of facilities.......................         --           --           --       29,303          --
 Dividends paid.........................................         --           --         (398)          --          --
                                                          ------------ ------------ ------------ ----------- -----------
   Net cash provided by financing activities ...........    242,753      243,866      192,918      120,743      130,623
                                                          ------------ ------------ ------------ ----------- -----------
Cash flows from investing activities:
 Purchases of temporary investments ....................   (241,758)     (48,909)        (401)      (3,208)         --
 Sales of temporary investments ........................    251,904      102,498          672        2,057           97
 Business acquisitions .................................   (209,214)    (152,791)     (96,671)     (39,455)     (18,159)
 Purchases of property, plant, and equipment ...........    (59,959)     (91,354)    (131,080)     (47,943)     (66,643)
 Disposition of assets held for sale....................         --           --       33,153           --          --
 Intangible assets .....................................     (6,435)      (7,201)     (14,183)      (6,047)      (2,537)
 Investment in affiliates and other assets .............    (16,016)     (21,401)     (37,779)     (36,957)     (39,930)
                                                          ------------ ------------ ------------ ----------- -----------
    Net cash used by investing activities ..............   (281,478)    (219,158)    (246,289)    (131,553)    (127,172)
    Increase (decrease) in cash and equivalents ........    (28,417)      51,847      (21,772)        (140)       5,482
                                                          ------------ ------------ ------------ ----------- -----------
Cash and cash equivalents, beginning of
 period ................................................     37,259        8,842       60,689       60,689       38,917
                                                          ------------ ------------ ------------ ----------- -----------
Cash and cash equivalents, end of period ...............  $   8,842    $  60,689    $  38,917    $  60,549   $   44,399
                                                          ============ ============ ============ =========== ===========



         See accompanying notes to consolidated financial statements.

              INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) Organization and Basis of Presentation

   Integrated Health Services, Inc. (IHS), a Delaware corporation, was formed on March 25, 1986. The consolidated financial statements include the accounts of IHS and its majority-owned and controlled subsidiaries (the Company). In consolidation, all significant intercompany balances and transactions have been eliminated. Investments in affiliates in which the Company has less than majority ownership and control are accounted for by the equity method (see note
4).

   (b) Medical Services Revenues

   Medical services revenues are recorded at established rates and adjusted for differences between such rates and estimated amounts reimbursable by third-party payors when applicable. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare and Medicaid) are accrued in the period the related services are rendered. Settlements receivable and related revenues under such programs are based on annual cost reports prepared in accordance with Federal and state regulations, which reports are subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made therefor, and such adjustments in determining final settlements will not have a material effect on financial position or results of operations. Basic medical services revenues represent routine service (room and board) charges of geriatric and assisted living facilities, exclusive of medical specialty units. Specialty medical services revenues represent ancillary service charges of geriatric and assisted living facilities, revenues generated by medical specialty units and revenues of pharmacy, rehabilitation, diagnostic, respiratory therapy, home health, hospice and similar service operations.

   (c) Cash Equivalents and Temporary Investments

   Cash equivalents consist of highly liquid debt instruments with original maturities of three months or less at the date of investment by the Company. Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which superseded SFAS No.
12. The Company's temporary investments, consisting primarily of preferred stocks and municipal bonds, are classified as a trading security portfolio and is recorded at their fair value of $2,658 and $2,387, at December 31, 1994 and 1995 respectively, with net unrealized gains or losses included in earnings. Unrealized holding gains (losses) aggregated ($400) and $245 at December 31, 1994 and 1995, respectively. Realized gains and losses are recorded using the specific identification basis to determine cost.

   (d) Property, Plant and Equipment

   The Company capitalizes costs associated with acquiring health care facilities and related interests therein. Pre-acquisition costs represent direct costs of the investigation and negotiation of the acquisition of operating facilities; indirect and general expenses related to such activities are expensed as incurred. Pre-construction costs represent direct costs incurred to secure control of the development site, including the requisite certificate of need and other approvals, and to perform other initial tasks which are essential to the development and construction of a facility. Pre-acquisition and pre-construction costs are transferred to construction in progress and depreciable asset categories when the related tasks are completed. Interest cost incurred during construction is capitalized. Non-refundable purchase option fees related to operating leases are generally accounted for as leasehold interests and treated as deposits until (1) the option is exercised, whereupon the deposit is applied as a credit against the purchase price, or (2) the option period expires, whereupon the deposit is written off as lease termination expense.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (d) Property, Plant and Equipment--(Continued)

   Total costs of facilities acquired are allocated to land, land improvements, equipment and buildings (or leasehold interests therein) based on their respective fair values determined generally by independent appraisal. Cost in excess of such identified fair values is classified as intangible assets of businesses acquired.

   (e) Depreciation

   Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, generally 25 years for land improvements, 10 years for equipment, 40 years for buildings and the term of the lease for costs of leasehold interests and improvements.

   (f) Deferred Financing Costs

   The Company defers financing costs incurred to obtain long-term debt and amortizes such costs over the term of the related obligation. Debt discount is amortized using the debt outstanding (interest) method over the term of the related debt.

   (g) Deferred Pre-opening Costs

   Direct costs incurred to initiate and implement new medical specialty service units at nursing facilities (e.g., respiratory therapy, rehabilitation and Alzheimer units) are deferred during the pre-opening period and amortized on a straight-line basis over five years, which corresponds to the period over which the Company receives reimbursement from Medicare.

   (h) Intangible Assets Acquired

   Goodwill and other intangible assets of businesses acquired are amortized by the straight-line method over periods ranging from 10 to 40 years.

   (i) Deferred Gains on Sale-Leaseback Transactions

   Gains on the sales of nursing facilities which are leased back under operating leases are initially deferred and amortized over the terms of the leases in proportion to and as a reduction of related rental expense.

   (j) Impairment of Long-Lived Assets

   Management regularly evaluates whether events or changes in circumstances have occurred that could indicate an impairment in the value of long-lived assets. In December 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying value of an asset is not recoverable, the Company determines the amount of impairment loss by comparing the carrying amount of the assets to their estimated fair value. If an asset tested for recoverability was acquired in a business combination accounted for using the purchase method, the related goodwill is included as part of the carrying value in determining recoverability of that asset. Goodwill also is evaluated for recoverability by estimating the projected undiscounted cash flows, excluding interest, of the related business activities, and any excess of carrying value over such estimates is written off.

   In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets. If estimates are changed, the carrying value of affected assets is allocated over the remaining lives. Estimation of value and future benefits of intangible assets is made based upon the related projected undiscounted future cash flows, excluding interest payments.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (j) Impairment of Long-Lived Assets--(Continued)

   Prior to adoption of SFAS No. 121 in 1995, the Company performed its analyses of impairment of long-lived assets by consideration of the projected undiscounted cash flows on an entity-wide basis, except for goodwill for which the policy is unchanged.

   (k) Income Taxes

   Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the related tax bases of assets and liabilities. Such tax effects are measured by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse, and the effect of a change in tax rates is recognized in the period that includes the date of enactment.

   (l) Earnings Per Share

   Primary earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock, assumed to be exercised using the treasury stock method. Fully diluted earnings per share is computed as described above, except that the weighted average number of common equivalent shares is determined assuming the dilution resulting from the issuance of the aforementioned options and warrants at the end-of-period price per share, rather than the weighted average price for the period, and the issuance of common shares upon the assumed conversion of the convertible subordinated debentures. An adjustment for interest expense and amortization of underwriting costs related to such debentures is added, net of tax, to earnings for the purpose of calculating fully diluted earnings per share. Such adjustment and the weighted average number of common and common equivalent shares used in the computations of earnings per share were as follows:

                            YEARS ENDED DECEMBER 31,
                                          --------------------------------------
                                               1993         1994          1995
                                          ----------- ------------ -------------
Weighted Average Shares:
 Primary ................................   13,478,683   18,568,599   21,463,464
 Fully diluted ..........................   17,261,079   27,154,153   21,463,464
Adjustment for interest on convertible
 debentures .............................  $     4,516  $    10,048  $        --
                                           ============ ============ ===========


   (m) Business and Credit Concentrations

   The Company's medical services revenues are provided through 122 owned and leased facilities located in 30 states throughout the United States. The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., Medicare, Medicaid, commercial insurance and managed care organizations) (see note 3).

   (n) Merger with IntegraCare, Inc.

   In August 1995, the Company merged with IntegraCare, Inc. (Integra) which provides physical, occupational and speech services to skilled nursing facilities, hospitals, outpatient clinics, home health agencies and schools in Florida. The Company exchanged 681,723 shares of its Common Stock for all of the outstanding stock of Integra. The merger was accounted for using the pooling of interests method

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (n) Merger with IntegraCare, Inc.--(Continued)

and the accompanying financial statements have been presented as though the merger had occurred effective December 31, 1992. Accordingly, the consolidated financial statements and financial information included in these notes to the consolidated financial statements for 1993 and 1994 have been restated to combine the financial data of the Company and Integra for those periods. The accounting practices of the Company and Integra were comparable; therefore no adjustments to net assets of either enterprise were required to effect the combination.

   The accompanying consolidated statements of operations for 1993 and 1994 have been restated to include revenues of $15,385 and $29,650, respectively, and net earnings of $1,036 and $1,648, respectively, related to Integra's operations. The consolidated statement of operations for 1995 includes $17,886 and $891 of revenues and net income, respectively, related to the operations of Integra prior to the date of the merger.

   (o) Reclassifications

   Certain amounts presented in 1993 and 1994 have been reclassified to conform with the presentation for 1995.

   (p) Interim Financial Information

   The unaudited consolidated financial information as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 has been prepared in conformity with the accounting principles and practices reflected in the audited financial statements included herein. In the opinion of the Company, the unaudited consolidated financial information contain all adjustments (consisting of only normal recurring adjustements) necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated.

(2) BUSINESS ACQUISITIONS

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1995

   During the year ended December 31, 1995, the Company acquired the following geriatric care facilities:

   MONTH      TRANSACTION TYPE   FACILITY NAME       LOCATION       BEDS
- -----------  ----------------- ----------------- ---------------- -------
August.....  Purchase          Avenel            Plantation, FL   120
August.....  Operating Lease   Cherry Creek      Aurora, CO       190
September .  Operating Lease   Mill Hill         Worcester, MA    101
September .  Operating Lease   Winthrop          Medford, MA      142
November ..  Purchase          Governor's Park   Barrington, IL   150
December ..  Purchase          Carrington Pointe Fresno, CA       172


   The total cost of these acquisitions was approximately $28,200 which includes legal fees and other costs incurred to secure the facilities or leasehold interests in the facilities. In addition, the Company purchased Hershey at Woodlands and Clara Burke facilities, which had previously been leased, at a total cost of approximately $14,700.


   In January 1995, the Company acquired four ancillary services companies which provide mobile x-ray and electrocardiogram services to long-term care and subacute care facilities. The total purchase price was $3,600, including $300 representing the issuance of 7,935 shares of the Company's Common Stock. Total goodwill at the date of acquisition was $3,200.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) BUSINESS ACQUISITIONS--(CONTINUED)

   In February 1995, the Company acquired all of the assets of ProCare Group, Inc. ("ProCare") and its affiliated entities, which provide home health services in Broward, Dade and Palm Beach counties, Florida. The total purchase price was $3,900, including $3,600 representing the issuance of 95,062 of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $675. Total goodwill at the date of acquisition was $4,400.

   In  February  1995,  the  Company  purchased  the assets of  Epsilon  Medical
Equipment Corporation ("Epsilon"), which provides mobile video fluoroscopy procedures to skilled nursing facilities for the diagnosis of dysphasia for the aspiration of foods and liquids causing pneumonia. The total purchase price was $200 plus an earn-out based on the future earnings of the business, payable in shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $500 and repaid debt of Epsilon of $961. Total goodwill at the date of acquisition was $1,900.

   In February 1995, the Company entered into a management agreement to manage Total Home Health Care, Inc. and Total Health Services, Inc. (collectively "Total Home Health"), which are private-duty and Medicare certified home health agencies in the Dallas/Ft. Worth, Texas market, pursuant to which a subsidiary of the Company receives a management fee of ten dollars per home visit by Total Home Health personnel. The Company was also granted a five-year option to purchase Total Home Health for a purchase price of $5,000.

   In March l995, the Company entered into a management agreement to manage 34 geriatric care facilities in Texas, California, Florida, Nevada and Mississippi (the "Preferred Care Facilities"). The management agreement has a term of ten years and provides for payments to the Company based upon a percentage of adjusted gross revenues and adjusted EBITDA of the Preferred Care Facilities. The Company has also been granted a purchase option whereby the Company has the right to purchase the Preferred Care Facilities, between March 29, 1996 and the date of the termination of the management agreement, for $80,000 plus adjustments for inflation. The Company paid a non-refundable purchase option deposit of $10,200 which will be applied against the purchase price if the Company elects to acquire the facilities.

   In March 1995, the Company purchased Samaritan Management, Inc., which provides hospice services in Michigan. Total purchase price was $5,500. In addition, the Company incurred direct costs of acquisition of $1,000. Total goodwill at the date of acquisition was $6,800.

   In March 1995, the Company acquired substantially all the assets of Fidelity Health Care, Inc., a company which provides home healthcare services, temporary staffing services and infusion services in Ohio. Total purchase price was $2,100. In addition, the Company incurred direct costs of acquisition of $350. Total goodwill at the date of acquisition was $2,300.

   From January through April 1995, the Company acquired five physician practices for $545 and $589 of the Company's Common Stock. Total goodwill at the date of acquisition was $873.

   In April 1995, the Company purchased the assets of Hometown Nurses Registry, which provides home healthcare in Tennessee. The total purchase price was $500. In addition, the Company incurred direct costs of acquisition of $150. Total goodwill at the date of acquisition was $646.

   In April 1995, the Company purchased the assets of Bernard's X-Ray Mobile Service which provides x-ray services to long-term care and subacute care facilities. The total purchase price was $100. Total goodwill at the date of acquisition was $90.

   In May 1995, the Company purchased the assets of Stewart's Portable X-Ray, Inc. which provides x-ray services to long-term care and subacute care facilities. The total purchase price was $1,900. In addition, the Company incurred direct costs of $100. Total goodwill at the date of acquisition was $1,800.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


(2) BUSINESS ACQUISITIONS--(CONTINUED)


   In May 1995, the Company purchased Immediate Care Clinic, an emergency clinic in Amarillo, Texas for approximately $225.


   In June 1995, the Company acquired three ancillary services companies which provide mobile x-ray and electrocardiogram services to long-term and subacute care facilities. The total purchase price was $2,200. Total goodwill at the date of acquisition was $2,500.

   In August 1995, the Company acquired all of the outstanding stock of Senior Life Care Enterprises, Inc. ("SLC") which provides home health, supplemental staffing, and management services. The total purchase price was $6,000 representing the issuance of 189,785 shares (the "SLC shares") of the Company's Common Stock. The acquisition agreement provides for the issuance of additional shares of Common Stock, if at the time a registration statement covering the resale of the SLC shares is declared effective the fair market value of the SLC shares is less than $6,000. In addition, the Company incurred direct costs of acquisition of $700. The total goodwill at the date of acquisition was $5,600.

   In September 1995, the Company purchased Mobile X-Ray Limited Partnership, a provider of electrocardiogram services in Maryland, Virginia, West Virginia, and the District of Columbia. The total purchase price was $1,400, The total goodwill at the date of acquisition was $1,200.

   In September 1995, the Company purchased Southern Nevada Physical Therapy Associates, which provides outpatient physical therapy for $500.

   In November 1995, the Company purchased Chesapeake Health, which provides electrocardiogram services. The total purchase price was $1,100. In addition, the Company incurred direct costs of acquisition of $75. The total goodwill at the date of acquisition was $1,015.

   In December 1995, the Company purchased Miller Portable X-Ray. The total purchase price was $295. The total goodwill at the date of purchase was $275.

ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1994

   During the year ended December 31, 1994, the Company acquired the following geriatric care facilities:

   MONTH      TRANSACTION TYPE      FACILITY NAME         LOCATION       BEDS
- -----------  ----------------- ---------------------- ---------------- --------
April .....  Purchase          Homestead              Denton, MD          52
                                                      Pennsylvania &
July ......  Operating Lease   IFIDA                   Delaware          711
August ....  Operating Lease   Litchfield Facilities          *        5,212
September .  Purchase          Amarillo               Amarillo, TX       160
December  .  Purchase          Houston Hospital       Houston, TX         60

- --------
* Alabama, Colorado, Florida, Georgia, Idaho, Kansas, Kentucky, Louisiana, North Carolina, Tennessee, Texas and West Virginia.


   The total cost of these acquisitions was approximately $36,186 which includes purchase option deposits on the operating leases, legal fees and other costs incurred to secure the facilities or leasehold interest in the facilities. In addition to the acquisitions above, in June 1994 the Company acquired the real property of the Dallas at Treemont facility, which had previously been leased by the Company since February 1989, at a total cost of approximately $22,625. Also, in June 1994, the Company sold and leased back two of its geriatric care facilities (Mountain View and St. Louis at Gravois) in a transaction with affiliates of Capstone Capital Corporation, a newly formed real estate investment trust ("Capstone"). The net proceeds received by the Company were approximately $18,230. In Decem-

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) BUSINESS ACQUISITIONS--(CONTINUED)

ber 1994, the Company sold and leased back its Northern Virginia facility from Capstone with net proceeds of approximately $9,980 (see note 16). In connection with these three transactions with Capstone, the Company had deferred gains of $7,900 and will recognize such gains over the lives of the leases (10 to 15 years) on a straight-line basis.

   On April 27, 1994 the Company sold its approximate 92% interest in Professional Community Management ("PCM") to PCM at its book value of $4,300.

   In June 1994, the Company acquired USMM, a company engaged in the management of physician practices for $30 and $1,093 in stock. Total goodwill at the date of acquisition was $1,940.

   On July 7, 1994, the Company acquired all of the outstanding capital stock of Cooper Holding Corporation ("Cooper"), a Delaware corporation in the business of providing mobile x-ray and electrocardiogram services to long-term care and subacute care facilities in California, Florida, Georgia, Indiana, Nebraska, Ohio, Oklahoma, Texas and Virginia. The total purchase price was approximately $44,500, including $19,890 through the issuance of 593,953 shares of the Company's Common Stock and options to acquire 51,613 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $7,400 and repaid debt of Cooper of $27,158. Total goodwill from this transaction was $73,945.

   In August 1994, the Company acquired five outpatient clinics, four physician practices, and a home healthcare agency for $2,454 and $1,165 of stock. Total goodwill at the date of acquisition was $3,014.

   On August 1, 1994, the Company acquired certain assets of Fort Wayne Radiology, a mobile x-ray company servicing Texas. The total purchase price was fifteen thousand dollars.

   On August 8, 1994 the Company acquired substantially all the assets of Pikes Peak Pharmacy, Inc., a company which provides pharmacy services to patients at nine facilities in Colorado Springs, Colorado which have an aggregate of 625 beds. The total purchase price was $600. Total goodwill at the date of acquisition was $417.

   On September 23, 1994 the Company acquired substantially all of the assets of Pace Therapy, Inc., ("Pace"), a company which provides physical, occupational, speech and audiology therapy services to approximately 60 facilities in Southern California and Nevada. The total purchase price was $5,800, representing the issuance of 181,569 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $1,300 and repaid debt of Pace of $1,568. Total goodwill at the date of acquisition was $6,672.

   On October 4, 1994, the Company acquired certain assets of Home X-Ray of Philadelphia ("Home X-Ray"), a mobile x-ray company. The total purchase price was $150. Total goodwill at the date of acquisition was $111.

   On October 7, 1994 the Company acquired all of the outstanding stock of Amcare, Inc. ("Amcare"), an institutional pharmacy serving approximately 135 skilled nursing facilities in California, Minnesota, New Jersey and Pennsylvania. The total purchase price was $21,000, including $10,500 representing the issuance of 291,101 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $3,700. Total goodwill at the date of acquisition was $20,300.

   On October 11, 1994 the Company acquired substantially all of the assets of Pharmaceutical Dose Service of La., Inc. ("PDS"), an institutional pharmacy serving 14 facilities. The total purchase price was $4,190, including $3,900 representing the issuance of 122,117 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $1,375. Total goodwill at the date of acquisition was $5,696.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) BUSINESS ACQUISITIONS--(CONTINUED)

   On November 2, 1994 the Company acquired all of the outstanding stock of CareTeam Management Services, Inc. ("CareTeam"), a home healthcare company serving Arizona, Kansas, Missouri, New Mexico, North Carolina and Texas. The total purchase price was $5,900, including $5,200 representing the issuance of 147,068 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $675. Total goodwill at the date of acquisition was $7,651.

   On November 3, 1994 the Company acquired all of the outstanding stock of Therapy Resources, Inc., a company which provides physical, occupational, speech and audiology services to approximately 22 geriatric care facilities and operates seven outpatient rehabilitation facilities. The total purchase price was $1,600. In addition, the Company incurred direct costs of acquisition of $300. Total goodwill at the date of acquisition was $3,776.

   On November 3, 1994 the Company acquired all of the outstanding stock of The Rehab People, Inc. ("Rehab People"), a company which provides physical, occupational and speech therapy services to approximately 38 geriatric care facilities in Delaware, New York, North Carolina and Pennsylvania. The total purchase price was $10,000, representing the issuance of 318,471 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $1,875. Total goodwill at the date of acquisition was $13,693.

   On November 3, 1994, the Company acquired certain assets of Portable X-Ray Service of Rhode Island, Inc. ("PXSRI"), a mobile x-ray company. The total purchase price was $2,000, including $700 representing the issuance of 19,739 shares of the Company's Common Stock. Total goodwill at the date of acquisition was $1,892.

   On November 18, 1994 the Company acquired substantially all of the assets of Medserv Corporation's Hospital Service Division ("Primedica"), which provides respiratory therapy services. The total purchase price was $21,000. In addition, the Company incurred direct costs of acquisition of $4,600. Total goodwill at the date of acquisition was $21,348.

   On December 9, 1994, the Company acquired all rights of Jule Institutional Supply, Inc. under a management agreement with Samaritan Care, Inc. ("Samaritan Care"), an entity which provides hospice services. The total purchase price was $14,000. In addition, the Company incurred direct costs of acquisition of $720. The Company also acquired the membership interests in Samaritan Care for no additional consideration. Total goodwill at the date of acquisition was $18,632.


   On December 23, 1994, the Company acquired all of the outstanding stock of Partners Home Health, Inc. ("Partners"), a home health infusion company operating in seven states. The total purchase price was $12,400, representing the issuance of 332,810 shares of the Company's Common Stock. In addition, the Company incurred direct costs of acquisition of $1,025. Total goodwill at the date of acquisition was $17,146.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) BUSINESS ACQUISITIONS--(CONTINUED)


ACQUISITIONS DURING THE YEAR ENDED DECEMBER 31, 1993

   During the year ended December 31, 1993, the Company acquired the following geriatric care facilities:

   MONTH      TRANSACTION TYPE     FACILITY NAME             LOCATION           BEDS
- -----------  ----------------- --------------------- ------------------------ --------
March .....  Purchase          Grandview             Des Moines, IA               93
April .....  Operating Lease   Hawthorne             Charlotte, NC               142
June ......  Purchase          Oakwood               Alexandria, VA              114
December  .  Purchase          Central Park          Florida, Pennsylvania     5,210
                                 Lodges Facilities     and Texas
December  .  Purchase          Southmark Facilities  Vero Beach, Fort Pierce     337
                                                       and Orlando, FL
December  .  Purchase          Colorado Springs      Colorado Springs, CO        155



   The total cost of these acquisitions was approximately $245,900 which includes a purchase option deposit on the operating lease, legal fees and other costs incurred to secure the facilities or leasehold interest in the facility. The total purchase price of the Central Park Lodges, Inc. ("CPL") acquisition was $185,300, and was financed by the Company's term loan and revolving credit line facility (see note 8). In addition to the acquisitions above, in March 1993, the Company acquired the real property of the Alpine Claremont and Alpine Derry facilities, which had previously been leased by the Company since June 1989, at a total cost of approximately $13,000.

   In December 1993, the Company acquired the capital stock of CPL, a wholly-owned subsidiary of Trizec Corporation, Ltd. ("Trizec"), a publicly-held Canadian real estate company. The Company acquired substantially all of the United States operations of CPL, consisting of 30 geriatric care facilities (24 owned and six leased) located in Florida, Pennsylvania and Texas and nine retirement facilities (all owned) located in Florida, which facilities have an aggregate of 5,210 beds; a division which provides pharmacy consulting services and supplies prescription drugs and intravenous medications to geriatric care facilities through five pharmacies in Florida, Pennsylvania and Texas; and a division which provides healthcare personnel and support services to home healthcare and institutional markets through five branch locations in Florida and Pennsylvania. The total purchase price was $185,300, which was allocated primarily to property, plant and equipment, based on the appraised value of the properties, with the remaining purchase price allocated to current assets and liabilities.

   In connection with the purchase of the Southmark facilities, the Company obtained a loan of $9,750, which bears interest at 8.094%, matures on December 20, 2001, and is secured by a lien on all assets (excluding receivables) of such facilities. Also, the Company issued a five year warrant to purchase 50,000 shares of common stock at a price of $26.65 per share (valued at $700).

   In connection with the purchase of the Colorado Springs facility, the Company obtained a loan of $8,500, which bears interest at prime plus 125 basis points floating, matures on December 31, 2000 and is secured by a lien on the facility.

   In June 1993, the Company acquired all of the outstanding capital stock of Patient Care Pharmacy, Inc. ("PCP"), a business providing pharmacy services to geriatric care facilities and other healthcare providers in Southern California. The total cost for PCP was $10,400, including $9,840 paid through the exchange of 425,674 shares of the Company's Common Stock. In addition, the Company had agreed to make contingent payments in shares of common stock following each of the next three years based upon the earnings of PCP. In March 1995, the Company and the PCP stockholders terminated all rights to contingent payments in consideration for a payment of $3,500 in the form of 92,434 shares of the Company's Common Stock.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) BUSINESS ACQUISITIONS--(CONTINUED)

   In July 1993, Comprehensive Post Acute Services, Inc. ("CPAS"), a newly formed subsidiary, 80% owned by the Company and 20% owned by Chi Systems, Inc., formerly Chi Group, Inc. ("Chi"), acquired joint ventures and contracts to develop and manage subacute programs from Chi. Chi is a healthcare consulting company in which John Silverman, a director of the Company, is President and Chief Financial Officer and an approximate 16% stockholder. The purchase price was $200, and the Company made available a loan commitment of $300 for working capital purposes, which bore interest at a rate equal to Citicorp's base rate plus 4%. In July 1994, the Company purchased the remaining 20% of CPAS from Chi for $160, paid through the issuance of 5,200 shares of the Company's Common Stock.

   In September 1993, the Company acquired all of the capital stock of Health Care Systems, Inc., which owns Health Care Consulting, Inc. ("HCC") and RMI Inc. ("RMI"), for $1,850 in cash and a five-year earn-out, based upon achievement of pre-tax earnings targets, not to exceed $3,750. HCC is a reimbursement and consulting company specializing in subacute rehabilitation programs. RMI provides direct therapy services, including physical therapy, occupational therapy and speech pathology, to healthcare facilities. The Company has agreed to issue warrants to purchase 20,000 shares of Common Stock at a purchase price per share of $37.85 in exchange for cancellation of the earn-out.

   In December 1993, the Company purchased all of the capital stock of Associated Therapists Corporation, d/b/a Achievement Rehab ("Achievement"), a provider of rehabilitation therapy services on a contract basis to various geriatric facilities in Minnesota, Indiana and Florida. The purchase price of $22,500 consists of 839,865 shares of the Company's Common Stock plus a contingent earn-out payment, also payable in shares of the Company's Common Stock, based upon increases in Achievement's earnings in 1994, 1995 and 1996 over a base amount.

   All business acquisitions described above have been accounted for by the purchase method.

   Unaudited pro forma combined results of operations of the Company for the years ended December 31, 1994 and 1995 are presented below. Such pro forma presentation has been prepared assuming that the acquisitions had been made as of January 1, 1994.

                                                    YEARS ENDED
                                                   DECEMBER 31,
                                             ------------------------
                                                 1994        1995
                                             ----------- ------------
Revenues ..................................   1,069,695  $1,237,777
Earnings (loss) before extraordinary items       17,555     (32,852)
Net earnings (loss)........................      13,281  $  (33,865)
Per common share--primary:
 Earnings (loss) before extraordinary items         .86       (1.52)
 Net earnings (loss).......................  $      .65  $    (1.57)



   The unaudited pro forma results include the historical accounts of the Company and the historical accounts for the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (3) the new cost basis for the allocation of corporate overhead expenses and (4) the related income tax effects. The pro forma results are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired companies been combined in prior years.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


(3) PATIENT ACCOUNTS AND THIRD-PARTY PAYOR SETTLEMENTS RECEIVABLE

   Patient accounts and third-party payor settlements receivable consist of the following as of December 31, 1994 and 1995:


                                                     1994        1995
                                                  ---------- -----------
Patient accounts ...............................  $165,880   $226,821
Third-party payor settlements ..................    22,626     33,031
                                                  ---------- -----------
                                                   188,506    259,852
Allowance for doubtful accounts and contractual
adjustments ....................................    25,165     29,570
                                                  ---------- -----------
                                                  $163,341   $230,282
                                                  ========== ===========

   Gross  patient  accounts   receivable  and  third-party   payor   settlements
receivable from the Federal government (Medicare) were $49,551 and $73,726 at December 31, 1994 and 1995, respectively. Medicare receivables include pending requests for exceptions to the Medicare established routine cost limitations for the reimbursement of costs exceeding these limitations (before related allowances for contractual adjustments) of $6,161 and $7,611 at December 31, 1994 and 1995, respectively. Amounts receivable from various states (Medicaid) were $38,212 and $57,723 respectively, at such dates, which relate primarily to the states of Ohio, Florida, Pennsylvania, Louisiana and Texas.

(4) INVESTMENTS IN AND ADVANCES TO AFFILIATES

   The Company's investments in and advances to affiliates at December 31, 1994 and 1995 are summarized as follows:

                                                     1994      1995
                                                  --------- ----------
Investments accounted for by the equity method:
 HPC............................................  $    --   $ 7,967
 Tutera ........................................    5,961     7,788
 Speciality ....................................    4,377     9,250
 Other .........................................    1,018       898
                                                  --------- ----------
                                                   11,356    25,903
Other investments, accounted for at cost  ......    4,237     3,459
                                                  --------- ----------
                                                  $15,593   $29,362
                                                  ========= ==========


   Investments in significant unconsolidated affiliates accounted for by the equity method are summarized below.

HPC AMERICA, INC.

   In September 1995, a wholly owned subsidiary of IHS, Southwood invested $8,200 for a 40% interest in HPC America, Inc. ("HPC"), a Delaware corporation that operates home infusion and home health care companies, in addition to owning physician practices. Subject to certain material transactions requiring the approval of Southwood, the business is conducted under the direction of the Chief Executive Officer and President of HPC. Under certain circumstances, Southwood has the right to purchase the remaining 60% interest in HPC, based upon a multiple of HPC's earnings.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) INVESTMENTS IN AND ADVANCES TO AFFILIATES--(CONTINUED)

TUTERA HEALTH CARE MANAGEMENT, L.P. (TUTERA)


   In  January,  1993,  a  wholly-owned  subsidiary  of IHS,  Integrated  Health
Services of Missouri, Inc. ("IHSM"), invested $4,650 for a 49% interest in Tutera Health Care Management, L.P. (the "Partnership" or "Tutera"), a partnership newly formed to manage and operate approximately 8,000 geriatric care and assisted retirement beds. Cenill, Inc., a wholly owned subsidiary of Tutera Group, Inc., is the sole general partner of the Partnership and owns a 51% interest therein. Subject to certain material transactions requiring the approval of IHSM, the business of the Partnership is conducted by its general partner. Under certain circumstances, IHSM has the right to become a 51% owner and sole general partner of the Partnership, or to purchase the general partner's entire interest in the Partnership, in each case for a price based upon a multiple of the Partnership's earnings. Also, the Company has guaranteed the debt of the Partnership up to $4,200, which bears interest at prime plus 1 3/4 % and matures in October 1998.

SPECIALITY CARE PLC (SPECIALITY)

   In April 1993, a wholly owned subsidiary of IHS, Southwood, acquired a 21.28% interest in the common stock and a 47.64% interest in the 6% cumulative convertible preferred stock of Speciality Care PLC, an owner and operator of geriatric care facilities in the United Kingdom. The total cost of the investment was $748 for the common stock and $2,245 for the preferred stock. The preferred stock contains certain preferences as to liquidation. In 1994, Southwood loaned an additional $1,000 to Speciality Care bearing interest at 9%. In January 1995 Southwood applied $627 of the loan to pay for additional shares of common and preferred stock of Speciality Care PLC subscribed for in November 1994.

   In June 1995 the Company loaned an additional $8,575 to Speciality Care bearing interest at 12%, this loan was subsequently repaid in August 1995. In addition the Company invested an additional $4,384 in Speciality Care. As a result of the Company's additional investment, the Company's interest in the Common Stock is 21.30% and 63.65% for the 6% cumulative convertible preferred stock.

ASSISTED LIVING GROUP VENTURE (ALG)

   IHS Assisted Living Group--Fairfax, Inc. (IFI), a wholly-owned subsidiary of IHS and Sunrise Partners, L.P. (Sunrise) had 49% and 51% joint venture interests, respectively, in Assisted Living Group-Fairfax Associates, a Delaware general partnership operating an assisted living center in Fairfax, Virginia. Each venturer shared in the venture's capital, earnings and losses in accordance with their respective joint venture interests. Sunrise manages the operations of the venture and had the option to purchase IFI's interest at any time. In May 1994, the Company sold its 49% interest in both joint ventures at its book value of approximately $1,600 to Assisted Living Group--Fairfax Associates.

WESTCLIFF MANOR VENTURE (WESTCLIFF)

   Integrated of Amarillo, Inc. (IAI), a wholly-owned subsidiary of IHS, and Integrated of Westcliff Park, Inc. (IWP) had 49% and 51% joint venture interests, respectively, in a Delaware general partnership operating Westcliff Manor Nursing Home, a 160 bed facility in Amarillo, Texas. The Company managed the operations of the venture for a management fee of 6% of gross revenues. The venturers shared in the venture's capital, earnings and losses in accordance with their respective interests in the venture, except that net taxable operating losses were allocated 100% to IWP. In September 1994, the Company purchased the remaining 51% interest in this joint venture at a cost of $586.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) INVESTMENTS IN AND ADVANCES TO AFFILIATES--(CONTINUED)

   The Company's equity in earnings (loss) of affiliates for the years ended December 31, 1993, 1994 and 1995 is classified as other revenue and is summarized as follows:

                 1993     1994     1995
               -------- -------- --------
HPC..........  $   --   $   --   $ (185)
ALG .........      72       54       --
Westcliff  ..    (289)    (226)      --
Tutera ......   1,310    1,181      960
Speciality  .     148      167      668
               -------- -------- --------
               $1,241   $1,176    1,443
               ======== ======== ========

   At December 31, 1995 the Company's investment in Tutera and HPC exceeded its equity in the underlying net assets by $3,750 and $5,261 respectively, which are being amortized over 15 years. The Company received cash disbursements from its affiliates of $1,034 and $1,012 during the years ended December 31, 1994 and 1995, respectively.

   Selected financial information for the combined affiliates is as follows:

                   DECEMBER 31,   DECEMBER 31,
                       1994           1995
                  -------------- --------------
Working capital   $   251        $ 5,904
Total assets  ..   51,867         74,065
Long-term debt     30,766         34,000
Equity .........   17,269         28,555
                  ============== ==============

                   YEARS ENDED DECEMBER 31,
                -----------------------------
                   1993      1994      1995
                --------- --------- ---------
Revenues .....  $19,895   $25,906   $64,294
Net earnings .    3,461     3,381     1,316
                ========= ========= =========

   The 1995 net earnings included in the selected financial information above include the full year results of operations for HPC, whereas the Company's equity in the loss of this affiliate only reflects its share of HPC's losses since the formation of the joint venture in September 1995.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment at December 31, 1994 and 1995 are summarized as follows:

                                                    1994       1995
                                                 ---------- ----------
Land ..........................................  $ 31,757   $ 39,158
Buildings and improvements ....................   327,591    402,709
Leasehold improvements and leasehold interests    144,726    176,790
Equipment .....................................    98,871    117,634
Construction in progress ......................    52,136     57,809
Pre-construction and pre-acquisition costs  ...     2,165     10,120
                                                 ---------- ----------
                                                  657,246    804,220
Less accumulated depreciation and amortization     29,064     56,350
                                                 ---------- ----------
  Net property, plant and equipment ...........  $628,182   $747,870
                                                 ========== ==========


   Included in leasehold improvements and leasehold interests are purchase option deposits on 89 facilities of $57,147 of which $25,357 is refundable at December 31, 1995.

(6) INTANGIBLE ASSETS

   Intangible assets are summarized as follows at December 31, 1994 and 1995:

                                              1994       1995
                                           ---------- ----------
Intangible assets of businesses acquired   $235,848   $287,439
Deferred pre-opening costs...............    24,049     10,617
Deferred financing costs.................    12,925     17,461
                                           ---------- ----------
                                            272,822    315,517
Less accumulated amortization............    12,134     17,227
                                           ---------- ----------
  Net intangible assets..................  $260,688   $298,290
                                           ========== ==========


(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses at December 31, 1994 and 1995 are summarized as follows:

                                                    1994       1995
                                                 ---------- ---------
Accounts payable ..............................  $ 95,536   $102,999
Accrued salaries and wages ....................    28,807     32,093
Accrued workers' compensation and other claims     12,544     10,715
Accrued interest ..............................    13,910     15,921
Other accrued expenses ........................    10,320     10,285
                                                 ----------  ---------
                                                 $161,117   $172,013
                                                 ========== ==========

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) LONG-TERM DEBT

   Long-term debt at December 31, 1994 and 1995 is summarized as follows:

                                                                             1994       1995
                                                                          ---------- ----------
Revolving credit facility notes due March 31, 2001 .....................       --    $220,500
Revolving credit facility notes due September 30, 2001 .................  $121,600         --
7.65% note payable in monthly installments of $42, including interest,
with final payment in July 2002 ........................................        --      2,625
10.125% mortgage note payable in monthly installments of $64, including
interest due August 1997 ...............................................        --      5,723
6% note payable in monthly installments of $52, including interest,
with final payment of $639 in October 1998 .............................     2,612      2,129
8.094% note payable, due December 2001 .................................     9,638      9,508
Prime plus 1.25% note payable (9.75% at December 31, 1995), due
December 2000 ..........................................................     8,386      8,252
Mortgages payable in monthly installments of $62, interest rates
ranging from 9% to 14%..................................................    14,699     10,512
9.75% mortgage note payable in monthly installments of $144, including
interest with final payment of $13,976 in October 1998..................    15,108     14,845
Prime plus 1% (9.50% at December 31, 1995) note payable in monthly installments of $89 including interest with final payment in January
2020....................................................................    10,000      9,905
Seller notes, interest rates ranging from 10% to 14%, with final
payment of $2,971 in July 2000..........................................     4,151      3,585
LIBOR plus 1.75%, (7.19% at December 31, 1995) mortgage note payable in monthly installments of $51, including interest with final payment due
December 2000...........................................................        --      6,500
4% note payable, principal due annually with final payment due October
1998....................................................................     1,609      1,317
Other ..................................................................     4,899      1,510
Subordinated debt:
 5 3/4 % convertible senior subordinated debentures due January 1, 2001,
  with interest payable semi-annually on January 1 and July 1. .........   143,750    143,750
 6% convertible subordinated debentures due December 31, 2003, with
  interest payable semi-annually on January 1 and July 1 ...............   115,000    115,000
 10 3/4 % Senior Subordinated Notes due July 15, 2004, with interest
  payable semi-annually on January 15 and July 15.......................   100,000    100,000
 9 5/8 % Senior Subordinated Notes due May 31, 2002, Series A, with
  interest payable semi-annually on May 31 and November 30 .............        --    115,000
                                                                          ---------- ----------
                                                                           551,452    770,661
 Less current portion ..................................................     8,972      5,404
                                                                          ---------- ----------
                                                                          $542,480   $765,257
                                                                          ========== ==========


   In May 1995, the Company entered into a $500,000 revolving credit and term loan agreement with Citicorp USA, Inc., the agent and certain other lenders which replaced the $250,000 revolving credit and term loan facility, described below, which the Company entered into during September 1994. Amounts outstanding under the revolving loan on April 30, 1997 are to be converted to a term loan with a final maturity date of March 31, 2001. The revolving credit and term loan agreement is secured by a pledge of all of the stock of substantially all of the Company's subsidiaries and bears interest based upon the bank's base rate, the Federal fund rate or LIBOR. At December 31, 1995 the interest rate was 6.94%. The $500,000 revolving credit and term loan facility will be used to finance the Company's working capital requirements, to make acquisitions and for general corporate purposes.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) LONG-TERM DEBT--(CONTINUED)

   On May 18, 1995, the Company issued $115,000 aggregate principal amount of its 9 5/8 % Senior Subordinated Notes due 2002 (the "Senior Notes"). Interest on the Senior Notes is payable semi-annually on May 31 and November 30, commencing November 30, 1995. The Senior Notes are not redeemable prior to maturity. In the event of a change in control of IHS, each holder of Senior Notes may require IHS to repurchase such holder's Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The Indenture under which the Senior Notes were issued contains certain covenants, including, but not limited to, covenants with respect to the following matters;
(i) limitations on additional indebtedness unless certain ratios are met; (ii) limitations on other subordinated debt; (iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS's subsidiaries; (v)
limitations on transactions with affiliates; (vi) limitations on certain payments, including dividends; (vii) application of the proceeds of certain asset sales; (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person, and (ix) limitations on investments and loans. The Company used $78,000 of the net proceeds from the sale of the Senior Notes to repay a portion of the $188,000 then outstanding under its credit facility, and used the remaining approximately $33,300 for general corporate purposes, including working capital.

   In October 1995, the Company exchanged $115,000 aggregate principal amount of its 9 5/8 % Senior Notes due 2002, Series A (the "Series A Senior Notes") for the Senior Notes which were issued in May 1995. The Series A Senior Notes are identical to the Senior Notes, except that the Series A Senior Notes have been registered under the Securities Act of 1933, as amended, and are listed on the New York Stock Exchange.

   On July 7, 1994, the Company issued 10 3/4 % Senior Subordinated Notes due 2004 (the "1994 Senior Notes"). The net proceeds from this offering were approximately $96,750, of which $52,700 was used to repay the then remaining outstanding balance under the term loan facility and $44,050 outstanding under the revolving credit facility notes.

   The 1994 Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after July 15, 1999, at a price, expressed as a percentage of the principal amount, initially equal to 105.375% and declining to 100% on July 15, 2002, plus accrued interest thereon. In the event of a change in control of the Company, each holder of 1994 Senior Notes may require the Company to repurchase such holder's 1994 Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The Indenture under which the 1994 Senior Notes were issued contains certain covenants, including, but not limited to, the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met;
(ii) limitations on liens; (iii) limitations on the issuance of preferred stock by the Company's subsidiaries; (iv) limitations on transactions with affiliates;
(v) limitations on certain payments, including dividends; (vi) application of the proceeds of certain asset sales; (vii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; and (viii) limitations on investments and loans.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) LONG-TERM DEBT--(CONTINUED)

   On September 20, 1994 the Company entered into a $250,000 revolving credit and term loan agreement (the "Facility") with Citicorp USA, Inc., as agent and certain other lenders. The Facility, which included a $50,000 letter of credit subfacility, initially consisted of a $250,000 three year revolving loan. Amounts outstanding under the revolving loan on September 30, 1997 were to convert to a term loan with a final maturity date of September 30, 2001. The $50,000 letter of credit subfacility was to remain in place, although the total amount available was to be reduced by 25% each year from September 30, 1997 through September 30, 2001. The Facility was secured by a pledge of all of the stock of substantially all of the Company's subsidiaries and bore interest based upon various market indices. At December 31, 1994, the interest rate on the facility was 7.97%.

   On December 27, 1993 and January 10, 1994, the Company issued 5 3/4 % convertible senior subordinated debentures due 2001 (the "5 3/4 % Debentures") in the aggregate principal amount of $125,000 and $18,750, respectively. Interest on the 5 3/4 % Debentures is payable semi-annually commencing July 1, 1994. The 5 3/4 % Debentures are redeemable in whole or in part at the option of the Company at any time on or after January 2, 1997 at a price, expressed as a percentage of the principal amount, ranging from 103.29% in 1997 to 100.82% in 2000, plus accrued interest. In the event of a change in control of the Company, each holder of the 5 3/4 % Debentures may require the Company to repurchase the 5 3/4 % Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date. At any time prior to redemption or final maturity, the 5 3/4 % Debentures are convertible into Common Stock of the Company, at $32.60 per share.

   On December 16, 1992, the Company issued $115,000 principal amount of 6% convertible subordinated debentures (the "6% Debentures") due December 31, 2003. Interest on the 6% Debentures is payable semi-annually on January 1 and July 1, commencing July 1, 1993. The 6% Debentures are redeemable in whole or in part at the option of the Company at any time on or after January 1, 1996 at a price, expressed as a percentage of the principal amount, ranging from 104.2% in 1996 to 100.6% in 2002, plus accrued interest. In the event of a change in control of the Company, each holder of the 6% debentures may require the Company to repurchase the Debentures, in whole or in part at 100% of the principal amount thereof, plus accrued interest to the repurchase date. Prior to redemption, the 6% Debentures are convertible into Common Stock of the Company, at the option of the holder, at any time at or before maturity at $32.125 per share, subject to adjustment upon the occurrence of certain events.

   At December 31, 1995, the aggregate maturities of long-term debt for the five years ending December 31, 2000 and thereafter are as follows:

1996.........  $  5,404
1997 ........    45,092
1998 ........    74,571
1999 ........    57,601
2000.........    66,973
Thereafter  .   521,020
               ----------
               $770,661
               ==========

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) LONG-TERM DEBT--(CONTINUED)

   Interest capitalized to construction in progress was $1,402, $3,030 and $5,155 for the years ended December 31, 1993, 1994 and 1995, respectively.

(9) LEASES

   The Company has entered into operating leases as lessee of 76 health care facilities and certain office facilities expiring at various dates through June 2010. Minimum rent payments due under operating leases in effect at December 31, 1995 are summarized as follows:

1996 .............  $ 43,763
1997 .............    42,555
1998 .............    39,661
1999 .............    39,176
2000..............    35,916
Subsequent to
2000..............    65,890
                    ----------
  Total ..........  $266,961
                    ==========



   The Company also leases equipment under short-term operating leases having rentals of approximately $13,702 per year.


   The leases of health care facilities provide renewal options for various terms at fair market rentals at the expiration of the initial term, except for leases of five facilities which have no renewal options. The Company generally has the option or right of first refusal to purchase the facilities at fair market value determined by independent appraisal (or by formula based upon the cash flow of the facility, as defined) or, with respect to certain leases, at a fixed price representing the fair market value at the inception of the lease. Under certain conditions, the Company may be required to exercise the options to buy the facilities. In connection with 55 leases the Company has paid purchase option deposits aggregating $46,947, of which $25,357 is refundable. In connection with one lease expiring September 30, 2002, the lessor has the right to require two officers of the Company to repurchase up to 13,944 shares of the Company's Common Stock owned by the lessor at the original issue price increased at the annual rate of 9%. The Company has guaranteed this obligation of the officers and has also guaranteed approximately $6,600 of the lessor's indebtedness.

   Minimum rentals are generally subject to adjustment based on the consumer price index or the annual rate of five year U.S. Treasury securities. Also, the leases generally provide for contingent rentals, based on gross revenues of the facilities in excess of base year amounts, and additional rental obligations for real estate taxes, utilities, insurance and repairs. Contingent rentals were $426, $2,596 and $2,777 for the years ended December 31, 1993, 1994 and 1995, respectively.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) CAPITAL STOCK

   The Company is authorized to issue up to 150,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. As of December 31, 1994 and 1995, there were no shares of Preferred Stock outstanding.

   The Company declared a $0.02 per share cash dividend in 1994 and 1995.

   At December 31, 1994 and 1995 the Company had outstanding stock options as follows:

                                                   1994        1995
                                               ----------- -----------
Stock options outstanding pursuant to:
 Equity Incentive Plan ......................     16,068      14,969
 1990 Employee Stock Option Plan ............    923,746     889,956
 1992 Employee Stock Option Plan ............  1,034,895     905,120
 Stock Option Plan for Non-Employee Directors    300,000     300,000
 1994 Stock Incentive Plan ..................  1,469,770   1,439,080
 Senior Executives' Stock Option Plan .......  1,800,000   2,100,000
 Stock Option Compensation Plan for
  Non-Employee Directors ....................    275,000     250,000
 1995 Board of Director's Plan ..............         --     300,000
 Other options ..............................     60,353     178,429
                                               ----------- -----------
  Total stock options outstanding............  5,879,832   6,377,554
                                               =========== ===========


   The Equity Incentive Plan provides that options may be granted to certain employees at a price per share not less than the fair market value at the date of grant. The 1990 Employee Stock Option Plan and the 1992 Employee Stock Option Plan provide for issuance of options with similar terms as well as non-qualified options. In 1993, the Company adopted the Senior Executives' Stock Option Plan and the 1994 Stock Incentive Plan which provide for the issuance of options with terms similar to the 1992 plan. In addition, the Company adopted two Stock Option Plans for Non-Employee Directors and a Stock Option Compensation Plan for Non-Employee Directors. The Board of Directors has authorized the issuance of 7,974,015 shares of common stock under the plans. Such options have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant; accordingly, the Company has recorded no compensation expense related to such grants. In addition, the Company provides an Employee Stock Purchase Plan whereby employees have the right to purchase the Company's Common Stock at 90% of the quoted market price, subject to certain limitations.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) CAPITAL STOCK--(CONTINUED)

   Stock option transactions are summarized as follows:

                                                     YEARS ENDED DECEMBER 31,
                                           --------------------------------------------
                                                1993           1994            1995
                                           -------------- -------------- --------------
Options outstanding--beginning of period     2,870,131      5,658,789      5,879,832
Granted .................................    3,833,500        873,300      1,059,146
Exercised ...............................     (795,008)      (474,661)      (267,402)
Cancelled ...............................     (249,834)      (177,596)      (294,022)
                                           -------------- -------------- --------------
Options outstanding--end of period  .....    5,658,789      5,879,832      6,377,554
                                           ============== ============== ==============
Options price range during period:
Options granted ......................... $20.50-29.88   $28.63-38.00   $20.88-37.50
Options exercised ....................... $ 7.00-25.25   $10.50-28.88   $10.80-28.88
Options exercisable at end of period  ...      760,696      1,839,015      2,731,876

   650,000 options granted in 1995 are subject to approval by the Company's shareholders.

   Warrant transactions are summarized as follows:

                                                       YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------
                                                 1993           1994            1995
                                            -------------- -------------- ---------------
Warrants outstanding--beginning of period       156,187         311,029         497,181
Granted to lenders and sellers ...........      253,000         300,000          65,000
Exercised ................................      (72,259)       (113,848)        (44,181)
Cancelled ................................      (25,899)             --             --
                                            -------------- -------------- ---------------
Warrants outstanding--end of period  .....      311,029         497,181         518,000
                                            ============== ============== ===============
Warrants price range during period:
 Warrants granted ........................ $20.00-28.92    $      31.33    $37.88-38.75
 Warrants exercised ...................... $      12.25    $12.25-26.00    $12.25-23.50


   Each outstanding warrant entitles the holder to purchase one share of Common Stock at a price ranging from $12.25 to $38.75.

   As discussed in note 9, the Company is contingently obligated to repurchase up to 13,944 shares of its Common Stock, aggregating approximately $331 at December 31, 1995.

   The Company's Board of Directors has authorized the repurchase in the open market, of up to $50,000 of the Company's Common Stock. The purpose of the repurchase program is to have available treasury shares of Common Stock to satisfy contingent earn-out payments under prior business combinations accounted for by the purchase method. The repurchases will be funded from cash from operations and drawings under the Company's revolving credit facility. During the twelve months ended December 31, 1995, the Company repurchased 400,600 shares of Common Stock for an aggregate purchase price of approximately $12,800.

(11) INCOME TAXES

   The  provision  for  income  taxes  on  earnings   before  income  taxes  and
extraordinary items is summarized as follows:

                  YEARS ENDED DECEMBER 31,
             ---------------------------------
                1993       1994       1995
             ---------- --------- ------------
Federal  ..  $10,090    $18,388   $(13,341)
State .....    1,918      3,729     (2,929)
             ---------- --------- ------------
             $12,008    $22,117   $(16,270)
             ========== ========= ============
Current  ..  $ 9,623    $19,905   $  7,732
Deferred  .    2,385      2,212    (24,002)
             ---------- --------- ------------
             $12,008    $22,117   $(16,270)
             ========== ========= ============

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) INCOME TAXES--(CONTINUED)

   The amount computed by applying the Federal corporate tax rate of 35% in 1993, 1994 and 1995 to earnings before income taxes and extraordinary items is summarized as follows:

                                                    1993       1994       1995
                                                 ---------- --------- ------------
Income tax computed at statutory rates  .......  $10,777    $20,643   $(14,791)
State income taxes, net of Federal tax benefit     1,247      2,424     (1,904)
Amortization of intangibles....................      132        993      1,975
Valuation allowance adjustment ................       --     (1,675)    (2,111)
Other .........................................     (148)      (268)       561
                                                 ---------- --------- ------------
                                                 $12,008    $22,117   $(16,270)
                                                 ========== ========= ============

   Deferred income tax (assets) liabilities at December 31, 1994 and 1995 are as follows:

                                                                      1994       1995
                                                                   --------- -----------
Excess of book over tax basis of assets ..........................  $90,573   $ 76,097
Deferred pre-opening costs .......................................      314        199
Accrued workers compensation......................................   (2,091)    (3,769)
Deferred gain on sale-leaseback ..................................   (3,192)    (2,775)
Allowance for doubtful accounts ..................................   (9,125)   (11,384)
Prepaid expenses .................................................      908         --
Pre-acquisition separate company net operating loss carryforwards.   (5,220)    (7,612)
Other ............................................................       25        170
                                                                   --------- -----------
                                                                    $72,192   $ 50,926
Valuation allowance ..............................................    3,464      1,353
                                                                   --------- -----------
                                                                    $75,656   $ 52,279
                                                                   ========= ===========

   The decrease in the valuation  allowance for deferred tax assets of $2,111 is
attributable  to  the  utilization  of  pre-acquisition   separate  company  net
operating loss carryforwards in the year ended December 31, 1995.

   At December 31, 1995, certain subsidiaries of the Company had pre-acquisition net operating loss carryforwards available for Federal and state income tax purposes of approximately $19,770 which expire in the years 1996 through 2008. The annual utilization of these net operating loss carryforwards is subject to certain limitations under the Internal Revenue Code.

(12) OTHER COMMITMENTS AND CONTINGENCIES

   The Company is obligated to purchase its Green Briar facility upon a change in control of the Company. The net purchase price of the facility is approximately $4,014. The Company has guaranteed approximately $6,600 of the lessor's indebtedness. The lessor of this facility has the right to require Messrs. Robert Elkins and Timothy Nicholson to purchase all or any part of 13,944 shares of Common Stock owned by it at a per share purchase price equal to the sum of $12.25 per share plus 9% simple interest per annum from May 8, 1988 until the date of such purchase. The Company has agreed to repurchase such shares if Messrs. Elkins and Nicholson fail to do so. The amount aggregated approximately $331 at December 31, 1995.

   The Company has guaranteed repayment of a construction loan of a partnership in which the Company has a 30% general partnership interest and which owns and operates a geriatric care facility. At December 31, 1995 the loan had a balance of $1,231.

   The lessor of one facility has the right, if the Company defaults under the lease, to require the Company to purchase the facility at a price equal to the greater of $7,130 or the facility's fair market value.

   The Company has guaranteed approximately $3,944 of a construction loan for Trizec, the entity from which the Company purchased the Central Park Lodges facilities.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) OTHER COMMITMENTS AND CONTINGENCIES--(CONTINUED)

   The Company entered into a guaranty agreement whereby the Company guaranteed up to $4,200 owed by Tutera Group Inc. and Sunset Plaza Limited Partnership, a partnership interest of Cenill, Inc., to Bell Atlantic Tricon Leasing Corporation. The amount guaranteed at December 31, 1995 was $4,070.

   The Company has established several irrevocable letter of credit obligations with the Bank of Nova Scotia totalling $23,833 at December 31, 1995.

   The Company and its subsidiaries are from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of pending legal proceedings will not have a material effect on the Company's financial statements.

(13) SUPPLEMENTAL CASH FLOW INFORMATION

   Significant non-cash investing and financing activities for the year ended December 31, 1993, 1994 and 1995, were as follows:

                                   1993       1994        1995
                                ---------- ---------- -----------
Current assets................   20,521     30,247      (1,213)
Property, plant, and
equipment.....................   71,200     54,042     (74,858)
Assets held for sale..........   60,180         --          --
Other assets..................      980      2,182     (13,919)
Intangible assets.............   38,047     98,142      (2,100)
Current liabilities...........  (66,006)   (58,542)     10,117
Deferred income taxes.........  (65,000)    (3,756)        455
Long-term debt................  (24,742)   (29,540)     15,169
Equity........................  (35,180)   (92,775)   (117,831)


    o An increase in additional paid-in capital of $740 in 1993 resulted from the exercise of stock options granted under the Company's 1990 and 1992 Stock Option Plan and the Company's Equity Incentive Plan, which reduced the Company's current taxes payable by $740 at December 31, 1993.

    o The PCP acquisition in 1993 resulted in increases in net current assets of $2,225; property, plant and equipment of $1,001; other assets of $443 and goodwill of $12,225; offset by accounts payable and accrued expenses of $3,621; long-term debt of $2,433 and the increase in common stock and additional paid-in capital of $9,840.

    o The Health Care Systems, Inc. acquisition in 1993 resulted in increases in net current assets of $347; property, plant and equipment of $189; other assets of $498 and goodwill of $4,747; offset by accounts payable and accrued expenses of $4,872 and long-term debt of $909.

    o The CPL acquisition in 1993 resulted in increases in current assets of $10,290; property, plant and equipment of $67,612 and assets held for sale of $60,180; offset by increases in accounts payable and accrued expenses of $51,582; long-term debt of $20,100; deferred income taxes of $65,000; and common stock and additional paid-in capital of $1,400.

    o The Achievement acquisition in 1993 resulted in increases in net current assets of $7,659; property, plant and equipment of $548; other assets of $39; and goodwill of $21,075; offset by increases in accounts payable and accrued expenses of $5,521; long-term debt of $1,300; and common stock and additional paid-in capital of $22,500.

    o The Southmark acquisition in 1993 resulted in increases in property, plant and equipment of $1,850; offset by increases in accounts payable and accrued expenses of $1,150; and common stock and additional paid-in capital of $700.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) SUPPLEMENTAL CASH FLOW INFORMATION--(CONTINUED)

    o The sale of Professional Community Management, Inc., which manages residential retirement community living units in Southern California, in 1994 resulted in decreases in net current assets of $716; property, plant and equipment of $200; other assets of $746 and intangible assets of $3,899; net current liabilities of $1,226 and debt of $31; offset by the $4,304 purchase price paid in the form of a note receivable.

    o The Cooper acquisition in 1994 resulted in increases in net current assets of $8,962; property, plant and equipment of $826; other assets of $922 and goodwill of $22,177; offset by current liabilities of $5,156; long-term debt of $4,233; deferred income taxes of $3,608 and common stock and additional paid-in capital of $19,890.

    o The Pace acquisition in 1994 resulted in increases in net current assets of $1,869; other assets of $148 and goodwill of $5,104; offset by current liabilities of $723; deferred income taxes of $600; and common stock and additional paid-in capital of $5,798.

    o The PDS acquisition in 1994 resulted in increases in net current assets of $549; property, plant and equipment of $90; deferred tax receivable $533; and goodwill of $5,402; offset by current liabilities of $2,678 and common stock and additional paid-in capital of $3,896.

    o The Therapy Resources acquisition in 1994 resulted in increases in net current assets of $576; property, plant and equipment of $506; other assets of $39 and goodwill of $2,176; offset by current liabilities of $3,297.

    o The CareTeam acquisition in 1994 resulted in increases in net current assets of $2,094; property, plant and equipment of $472; other assets of $628; deferred tax receivable of $806 and goodwill of $6,971; offset by current liabilities of $5,001; debt of $749 and common stock and additional paid-in capital of $5,221.

    o The Rehab People acquisition in 1994 resulted in increases in net current assets of $1,542; property, plant and equipment of $380; other assets of $734 and goodwill of $13,693; offset by current liabilities of $4,477; debt of $496; deferred taxes of $1,376 and common stock and additional paid-in capital of $10,000.

    o The Primedica acquisition in 1994 resulted in increases in net current assets of $3,797; property, plant and equipment of $8,530; other assets of $84; deferred tax receivable of $863 and goodwill of $348; offset by current liabilities of $13,622.

    o The Samaritan Care acquisition in 1994 resulted in increases in net current assets of $1,106; property, plant and equipment of $1,028; deferred tax receivable of $1,001 and goodwill of $18,632; offset by current liabilities of $7,767 and common stock and additional paid-in capital of $14,000.

    o The Partners acquisition in 1994 resulted in increases in net current assets of $836; property, plant and equipment of $1,788; other assets of $1,256; deferred tax receivable of $625 and goodwill of $17,146; offset by current liabilities of $7,072; debt of $2,176 and common stock and additional paid-in capital of $12,403.

    o The Houston Hospital acquisition in 1994 resulted in increases in net current assets of $662 and other assets of $12; offset by current liabilities of $674.

    o The Amcare acquisition in 1994 resulted in increases in net current assets of $7,295; property, plant and equipment of $3,819; and goodwill of $9,800; offset by current liabilities of $7,356; debt of $797; deferred income taxes of $2,000; other assets of $261 and common stock and additional paid-in capital of $10,500.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) SUPPLEMENTAL CASH FLOW INFORMATION--(CONTINUED)

    o The Treemont of Dallas acquisition in 1994 resulted in increases in property, plant and equipment of $15,230; offset by debt of $15,230.

    o The Amarillo acquisition in 1994 resulted in increases in net current assets of $1,675; other assets of $108 and property, plant and equipment of $10,300; offset by current liabilities of $1,547; debt of $5,490 and the Company's 49% interest in the joint venture at the date of acquisition of $5,046.

    o The Company consummated certain other acquisitions in 1994, which resulted in increases to property, plant and equipment of $518 and goodwill of $592; offset by debt of $400 and common stock and additional paid-in capital of $710.

    o In 1994, the Company made purchase option deposits through the issuance of its Common Stock and warrants of $10,755, resulting in an increase in property, plant and equipment of $10,755; offset by common stock and additional paid-in capital of $10,755.

    o In 1994, the Company declared a cash dividend, which resulted in increases to current liabilities of $398; offset by retained earnings of $398.

    o The January 1995 acquisitions of four diagnostic service companies resulted in increases in property of $501, increases in goodwill of $1,381; offset by increases in current liabilities of $1,550, increases in long term debt of $32, and increases in additional paid-in capital of $300.

    o The acquisiton of Epsilon in 1995 resulted in an increase in current assets of $109, increase in property of $78, increase in goodwill of $704, decrease in other assets of $140; offset by increase in current liabilities of $651, and an increase in deferred income taxes of $100.

    o The acquisition of ProCare in 1995 resulted in an increase in current assets of $57, an increase in property of $154, an increase in goodwill of $4,134; increases in other assets of $47; offset by increase in current liabilities of $600, increase in deferred taxes of $75, an increase in long term debt of $117, and an increase in additional paid-in capital of $3,600.

    o The acquisition of Samaritan of Michigan in 1995 resulted in an increase in current assets of $265, an increase in goodwill of $1,275; offset by an increase in current liabilities of $1,340, and an increase of deferred income taxes of $200.

    o The acquisition of Fidelity in 1995 resulted in an increase in current assets of $8, increase in property of $183, increase in goodwill of $159; offset by increase in current liabilities of $300, and an increase in deferred taxes of $50.

    o The acquisition of Hometown Nursing in 1995 resulted in an increase in current assets of $3, increase in property of $1, increase in goodwill of $146; offset by increase in current liabilities of $120, and an increase in deferred taxes of $30.

    o The acquisition of Bernard's in 1995 resulted in an increase in property of $10, increase in goodwill of $30; offset by increase in current liabilities of $40.

    o The acquisition of Stewart's in 1995 resulted in an increase in property of $190, increase in goodwill of $810; offset by increase in current liabilities of $1,000.

    o The June 1995 acquisition of three diagnostic service companies resulted in an increase in property of $176, increase in goodwill of $774; offset by an increase in current liabilities of $950.

    o The acquisition of Mobile X of Maryland in 1995 resulted in an increase in property of $230, increase in goodwill of $370; offset by an increase in current liabilities of $600.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) SUPPLEMENTAL CASH FLOW INFORMATION--(CONTINUED)


    o The acquisition of SLC in 1995 resulted in an increase in current assets of $4,314, increase in property of $103, increase in goodwill of $4,177, decrease in other assets of $202; offset by an increase in current liabilities of $2,531, and an increase in additional paid in capital of $5,861.

    o The acquisition of Hershey in 1995 resulted in increases in property of $5,770 and long term debt of $5,770.

    o The write off of the Crestwood management agreement in 1995 resulted in a decrease in current assets of $5,969, a decrease in property of $2,322, a decrease in other assets of $13,624, and a non-cash charge to income of $21,915. (See Note 17)

    o In 1995, the write off of long lived assets in connection with SFAS No. 121 resulted in a decrease in property of $89,182, a decrease in intangible assets of $19,924, and a non-cash charge to income of $109,106. (See Note 17)

    o The acquisition of Clara Burke in 1995 resulted in an increase in property of $6,500 and long-term debt of $6,500.

    o Other asset acquisitions in 1995 resulted in an increase in property of $2,750 and long-term debt of $2,750.

    o Payment of previous acquisitions' earnout agreements in 1995 resulted in an increase in intangible assets and equity of $3,864.

    o The declaration of a dividend in 1995 resulted in an increase in current liabilities and a decrease in retained earnings of $435.

   Cash payments for interest were $6,786, $20,728 and $49,863 for the years ended December 31, 1993, 1994 and 1995, respectively. Cash payments for income taxes were $5,867, $13,761 and $27,549 for such periods.

(14) EXTRAORDINARY ITEMS

   In the second quarter of 1995, the Company replaced its $250,000 revolving credit and term loan facility with a $500,000 revolving credit and term loan facility. This event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $826 representing the write-off of deferred financing costs. In the fourth quarter of 1995, the Company incurred prepayment penalties on debt in the amount of $821. Such losses, reduced by the related income tax effect of $634, is presented in the statement of earnings as an extraordinary item of $1,013.

   In September 1994, the Company replaced its $260,000 revolving credit and term loan facility (see note 8) with a $250,000 revolving credit and term loan facility. Such event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $6,839, representing the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565, is presented in the statement of earnings as an extraordinary item of $4,274.

   In December 1993, the Company replaced its $100,000 revolving credit facility with a $260,000 revolving credit and term loan facility. Such event has been accounted for as an extinguishment of debt and the Company has recorded a loss on extinguishment of debt of $3,730, representing the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455, is presented in the statement of earnings as an extraordinary item of $2,275.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


   The  carrying  amount  of  cash  and  cash   equivalents,   patient  accounts
receivable, other current assets, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. The fair value of temporary investments is estimated based on quoted market prices for these or similar investments. The fair value of third-party payor settlements receivable is estimated by discounting anticipated cash flows using estimated market discount rates to reflect the time value of money. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for similar instruments with the same remaining maturities. Management of the Company believes the carrying amount of the above financial instruments approximates the estimated fair value. The Company has investments in unconsolidated affiliates described in note 4, which are untraded companies and joint ventures, including an investment in a combination of common and preferred stock of Hearing Health Services, Inc. (HHS), which is carried at its original cost basis less writedowns of $4,000 and $2,608 at December 31, 1994 and 1995 respectively. The Company has notes receivable from unaffiliated individuals and untraded companies totaling $24,667 and $26,115 at December 31, 1994 and 1995 respectively. Also, the Company has guaranteed the indebtedness of two of its leased facilities and has purchase option deposits of $54,402 and $57,147 on 86 and 89 leased facilities of which $21,000 and $25,357 is refundable at December 31, 1994 and 1995 respectively. It is not practicable to estimate the fair value of these investments, notes and guarantees since they are not traded, no quoted values are readily available for similar financial instruments and the Company believes it is not cost-effective to have valuations performed. However, management believes that there has been no permanent impairment in the value of such investments and no indication of probable loss on such guarantees.


(16) RELATED PARTY TRANSACTIONS

   In 1994, the Company sold and leased back three of its geriatric care facilities in a transation with affiliates of Capstone, a newly formed real estate investment trust. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of the Company, is a Director of Capstone and Richard M.
Scrushy, at the time a director of the Company, is Chairman of the Board of Capstone. The proceeds received by the Company were $28,210.

   In April 1993, a wholly-owned subsidiary of the Company acquired a 21.28% interest in the common stock and a 47.64% interest in the 6% cumulative preferred stock of Speciality Care PLC, an owner and operator of geriatric care facilities in the United Kingdom. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of the Company, is a director of Speciality Care PLC, and Timothy Nicholson, a director of the Company, is Chairman and Managing Director of Speciality Care. Mr. Nicholson was formerly Executive Vice President of the Company. In 1995 the Company invested an additional $4,384 in Speciality Care PLC. As a result of the Company's additional investment, the Company's interest in the Common Stock is 21.30% and 63.65% for the 6% cumulative convertible preferred stock. The Company's equity in Speciality Care PLC was $9,250 at December 31, 1995.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) LOSS FROM IMPAIRMENT OF LONG-LIVED ASSETS AND OTHER NON-RECURRING CHARGES

   The Company determined in 1995 that the health care regulatory and reimbursement environments in certain of its markets had eroded its ability to fully recover certain of its investments in those markets. Through evaluation of the recent financial performance and projected cash flows of its facilities and using standard industry valuation techniques, the Company estimated the fair value of each of its facilities and determined that the carrying value of certain long-lived assets, including buildings and improvements, leasehold improvements, equipment and deferred pre-opening costs, exceeded their fair values. The excess carrying value of $109,106 was written off and is included in the statement of operations for 1995 as a loss from impairment of long-lived assets.

   During the fourth quarter of 1995, the Company terminated the Crestwood management contract. As a result, the Company incurred a $21,915 loss on the termination of this contract. Such loss consists of the write-off of its investment in the managment contract and management fees receivable.

   During the third quarter of 1995, the Company merged with IntegraCare, Inc. in a transaction accounted for as a pooling of interests. In connection with this transaction, the Company incurred merger costs of $1,939 for accounting, legal, and other costs. These costs are included as an other non-recurring charge on the statement of operations.

(18) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

   The following infomation is provided in accordance with the AICPA Statement of Position No. 94-6, "Disclosure of Certain Significant Risks and Uncertanties" which is effective for the year ended December 31, 1995.

   The Company's strategy is to use geriatric care-facilities as a platform to provide a wide variety of post-acute medical and rehabilitative services more typically delivered in the acute care hospital setting and to use home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. Post-acute care includes subacute care, outpatient and home care, inpatient and outpatient rehabilitation, diagnostic, respiratory therapy and pharmacy services. The Company's post-acute health care system is intended to provide continuity of care for its patients following discharge from acute care hospitals. The Company also manages such operations for other owners for a fee, which is generally based on a percentage of the gross revenue. The Company and others in the health care business are subject to certain inherent risks, including the following:

    o Substantial dependence on revenues derived from reimbursement by the Federal Medicare and state Medicaid programs and;

    o Ability to obtain per diem rates approvals for costs which exceed the Federal Medicare established per diem rates and;

    o Government regulations, government budgetary constraints and proposed legislative and regulatory changes; and

    o Lawsuits alleging malpractice and related claims.

             INTEGRATED HEALTH SERVICES, INC. AND SUBSIDIARIES -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES--(CONTINUED)

   Such inherent risks require the use of certain management estimates in the preparation of the Company's financial statements and it is reasonably possible that a change in such estimates may occur.

   The Company receives payment for a significant portion of services rendered to patients from the Federal government under Medicare and from the states in which its facilities are located under Medicaid. Revenue derived from Medicare and various state Medicaid reimbursement programs represented 32.8% and 20.6%, respectively, of the Company's revenue for the year ended December 31, 1995, and the Company's operations are subject to a variety of other Federal, state and local regulatory requirements. Failure to maintain required regulatory approvals and licenses and/or changes in such regulatory requirements could have a significant adverse effect on the Company. Changes in Federal and state reimbursement funding mechanism, related government budgetary constraints and differences between final settlements and estimate settlements receivable under Medicare and Medicaid retrospective reimbursement programs, which are subject to audit and retroactive adjustment, could have a significant adverse effect on the Company. The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. Also, the Company is from time to time subject to malpractice and related claims and lawsuits, which arise in the normal course of business and which could have a significant effect on the Company. The Company believes that adequate provision for these items has been made in the accompanying consolidated financial statements and that their ultimate resolution will not have a material effect on the consolidated financial statements.

   Since its inception, the Company has grown through acquisitions, and realization of acquisition costs, including intangible assets of businesses acquired, is dependent initially upon the consummation of the acquisitions and subsequently upon the Company's ability to successfully integrate and manage acquired operations. Also, the Company's development of post-acute network health care networks is dependent upon successfully effecting economics of scale, the recruitment of skilled personnel and the expansion of services and related revenues.

(19) SUBSEQUENT EVENTS

   In February, 1996, the Company entered into an agreement to acquire First American Health Care of Georgia, Inc., ("First American") which provides home health services in twenty-three states. The agreement provides for a purchase price of $150,000 plus an additional earn-out based on operational experience in the years 1999 through 2002. First American has filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code. The acquisition is subject to the successful completion of a reorganization plan in bankruptcy court, various regulatory approvals, bank approval, and Board of Directors approval. There can be no assurance that the transaction will be consummated under the described terms or at all.

   In February 1996, the Company acquired Vintage Health Care Center in Denton, Texas. The purchase price was approximately $7 million.

   In March 1996, the Company acquired Rehab Management Services, Inc., an outpatient rehabilitation company in central Florida for approximately $10 million.

   The Company has reached agreements in principle to purchase a hospice company in Chicago, Illinois, for approximately $8 million, and a home health agency in Memphis, Tenessee, for approximately $2 million. There can be no assurance that the transaction will be consummated on these terms or at all.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under the Delaware General Corporation Law (the "DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Third Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by the DGCL.

   Section 145 of the DGCL grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Third Restated Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. In addition, IHS has entered into indemnity agreements with its directors and executive officers, a form of which is included as Exhibit 10.72 to IHS's Registration Statement on Form S-1, No. 33-39339, effective March 31, 1992.

   Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) List of Exhibits.

 1.01      Purchase  Agreement,  dated May 23,  1996,  among  Integrated  Health
           Services  Inc.,  Smith  Barney Inc.,  Donaldson,  Lufkin and Jenrette
           Securities Corporation and Citicorp Securities, Inc.(1)

 2.01      Asset Purchase Agreement, dated as of June 20, 1996, among Integrated
           Health Services,  Inc.,  Symphony Pharmacy  Services,  Inc.,  various
           subsidiaries   of  Symphony  Pharmacy  Services,  Inc.  and  Capstone
           Pharmacy Services, Inc., as amended.(2)

 3.01      Third Restated Certificate of Incorporation, as amended.(3)

 3.02      Amendment to Third Restated Certificate of Incorporation, dated May 26, 1995.(4)

 3.03      Bylaws, as amended.(5)

 4.01      Indenture, dated as of May 15, 1996, between Integrated Health Services Inc. and Signet
           Trust Company, as Trustee.(1)

 4.02      Form of 10 1/4 % Senior Subordinated Notes due 2006 and 10 1/4 % Senior Subordinated Notes
           due 2006, Series A (included as exhibits to 4.01).(1)

 5.01      Opinion of Fulbright & Jaworski L.L.P.

10.01      Registration Rights Agreement, dated as of May 23, 1996, among Integrated Health Services
           Inc., Smith Barney Inc., Donaldson, Lufkin and Jenrette Securities Corporation and Citicorp
           Securities, Inc.(1)

12.01      Statement re Computation of Ratios of Earnings to Fixed Charges.

                              II-1


23.01      Consent of KPMG Peat Marwick LLP.

23.02      Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.01).

24.01      Powers of Attorney of certain officers and directors of Integrated Health Services Inc.
           (included on the signature page).

25.01      Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Signet Trust
           Company.

99.01      Form of Letter of Transmittal and Consent.

99.02      Form of Notice of Guaranteed Delivery.

99.03      Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant
           from Beneficial Owner.


- -----------
(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated July 30, 1996.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(4) Incorporated by reference to Company's Registration Statement on Form S-4, No. 33-94130, effective September 20, 1995.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.




ITEM 22. UNDERTAKINGS.

   The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

        (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on September 24, 1996.

                              INTEGRATED HEALTH SERVICES, INC.



                              By: /s/ Robert N. Elkins
                                  -----------------------
                                  Robert N. Elkins
                                  Chairman of the Board and
                                  Chief Executive Officer


   KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Lawrence P. Cirka, Robert N. Elkins, Eleanor C. Harding and W. Bradley Bennett his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                TITLE                            DATE
           ---------                                -----                            ----

/s/ Robert N. Elkins
- --------------------------      Chairman of the Board and Chief Executive
   (Robert N. Elkins)           Officer (Principal Executive Officer)         September 24, 1996

/s/ Lawrence P. Cirka
- --------------------------      President, Chief Operating Officer and
   (Lawrence P. Cirka)          Director                                      September 24, 1996

/s/ E. McCall Crawford
- --------------------------
   (E. McCall Crawford)         Director                                      September 24, 1996

/s/ Kenneth M. Mazik
- --------------------------
  (Kenneth M. Mazik)            Director                                      September 24, 1996

/s/ Robert A. Mitchell
- --------------------------
  (Robert A. Mitchell)          Director                                      September 24, 1996

/s/ Charles W. Newhall, III
- --------------------------
 (Charles W. Newhall, III)      Director                                      September 24, 1996

/s/ Timothy F. Nicholson
- --------------------------
 (Timothy F. Nicholson)         Director                                      September 24, 1996

/s/ John L. Silverman
- --------------------------
  (John L. Silverman)           Director                                      September 24, 1996


                                      II-4


/s/ George H. Strong
- -------------------------
   (George H. Strong)           Director                                      September 24, 1996

/s/ W. Bradley Bennett
- --------------------------      Senior Vice President- Chief Accounting
  (W. Bradley Bennett)          Officer (Principal Accounting Officer)        September 24, 1996

/s/ Eleanor C. Harding
- --------------------------      Senior Vice President-Finance (Principal
  (Eleanor C. Harding)          Financial Officer)                            September 24, 1996


                              INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                                           DESCRIPTION                                         PAGE
   ------                                           -----------                                         ----
 1.01      Purchase  Agreement,  dated May 23,  1996,  among  Integrated  Health
           Services  Inc.,  Smith  Barney Inc.,  Donaldson,  Lufkin and Jenrette
           Securities Corporation and Citicorp Securities, Inc.(1)

 2.01      Asset Purchase Agreement, dated as of June 20, 1996, among Integrated
           Health Services,  Inc.,  Symphony Pharmacy  Services,  Inc.,  various
           subsidiaries  of  Symphony   Pharmacy  Services,  Inc.  and  Capstone
           Pharmacy Services, Inc., as amended.(2)

 3.01      Third Restated Certificate of Incorporation, as amended.(3)

 3.02      Amendment to Third Restated Certificate of Incorporation, dated May 26, 1995.(4)

 3.03      Bylaws, as amended.(5)

 4.01      Indenture, dated as of May 15, 1996, between Integrated Health Services Inc. and Signet
           Trust Company, as Trustee.(1)

 4.02      Form of 10 1/4 % Senior Subordinated Notes due 2006 and 10 1/4 % Senior Subordinated Notes
           due 2006, Series A (included as exhibits to 4.01).(1)

 5.01      Opinion of Fulbright & Jaworski L.L.P.

10.01      Registration Rights Agreement, dated as of May 23, 1996, among Integrated Health Services
           Inc., Smith Barney Inc., Donaldson, Lufkin and Jenrette Securities Corporation and Citicorp
           Securities, Inc.(1)

12.01      Statement re Computation of Ratios of Earnings to Fixed Charges.



23.01      Consent of KPMG Peat Marwick LLP.

23.02      Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.01).

24.01      Powers of Attorney of certain officers and directors of Integrated Health Services Inc.
           (included on the signature page).

25.01      Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Signet Trust
           Company.

99.01      Form of Letter of Transmittal and Consent.

99.02      Form of Notice of Guaranteed Delivery.

99.03      Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant
           from Beneficial Owner.


- -----------
(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated July 30, 1996.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(4) Incorporated by reference to Company's Registration Statement on Form S-4, No. 33-94130, effective September 20, 1995.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.